Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164879

63,964,202

Auto Search Cars, Inc.
Common Stock

PROSPECTUS

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND CURAXIS A PROXY

GENERAL INFORMATION

Jonathan Martin, the sole director of Auto Search Cars, Inc., (“Auto Search”), and the board of directors Curaxis Pharmaceutical Corporation, (“Curaxis”) have each approved the merger of Curaxis with a wholly-owned subsidiary of Auto Search. If the proposed merger is completed, the holders of common stock of Curaxis (the “Curaxis Common Stock”) are expected to receive one (1) share of Auto Search common stock (the “Auto Search Common Stock”) for each share of Curaxis Common Stock they own immediately prior to completion of the merger.

This information statement is being furnished to Curaxis stockholders in connection with the actions taken by the board of directors of Curaxis (the “Curaxis Board of Directors”) and the written consent of the holders of a majority of Curaxis’ outstanding voting securities with respect to the actions described below.  On January 18, 2010, the Curaxis Board of Directors unanimously approved these actions, subject to stockholder approval.  In accordance with Section 228 of the DGCL, on or about February 5, 2010, Curaxis received written consents in lieu of a meeting from stockholders (the “Majority Stockholders”) holding 43,966,182 shares of Curaxis Common Stock, representing approximately 70% of the 62,962,604 total shares of common stock issued and outstanding as of January 18, 2010, the record date. This information statement is being sent to Curaxis’ stockholders to comply with the requirements of Delaware General Corporations Law and shall constitute notice to Curaxis’ stockholders of action taken by written stockholder consent.

Pursuant to the Merger Agreement dated as of February 8, 2010, by and between Curaxis, Auto Search Cars Acquisition Corp. (“Acquisition Corp.”) and Auto Search, Acquisition Corp. will merge with and into Curaxis, with Curaxis being the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Auto Search. The merger will become effective as of the date and at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware with respect to the merger (the “Effective Time”). In accordance with the terms of the Merger Agreement, at the Effective Time, each share of Curaxis Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive one share, par value $0.0001 per share, of Auto Search Common Stock.  Auto Search Common Stock currently trades with limited volume on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol ASCH.  At the Effective Time, the Curaxis Common Stock will no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of Curaxis Common Stock shall cease to have any rights with respect to the shares of Curaxis Common Stock, except the right to receive the shares of Auto Search common stock as described above.  No fractions of a share of Auto Search Common Stock will be issued, and in lieu of such issuance, a holder of Curaxis Common Stock who would otherwise be entitled to a fraction of a share of Auto Search Common Stock as a result of the exchange of shares contemplated by the Merger Agreement will receive a whole share for any fractional share interest equal to or in excess of .50 of a share and will receive no share or payment for any fractional share interest less than .50 of a share.

We encourage you to read carefully this information statement/prospectus including the section entitled “Risk Factors” beginning on page 15.

IN CONNECTION WITH THE MERGER, YOU HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND OBTAIN THE “FAIR VALUE” OF YOUR SHARES OF AUTO SEARCH’S COMMON STOCK, PROVIDED THAT YOU COMPLY WITH THE CONDITIONS ESTABLISHED UNDER APPLICABLE DELAWARE LAW. IF YOU DO NOT COMPLY WITH THE PROCEDURES GOVERNING APPRAISAL RIGHTS SET FORTH UNDER DELAWARE LAW AND EXPLAINED ELSEWHERE IN THIS INFORMATION STATEMENT, YOU MAY NOT BE ENTITLED TO PAYMENT FOR YOUR SHARES.

FOR A DISCUSSION REGARDING YOUR APPRAISAL RIGHTS, SEE THE SECTION TITLED “APPRAISAL RIGHTS.”

Neither of the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this information statement/prospectus.  Any representation to the contrary is a criminal offense.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus Subject to completion July 21, 2010

SUMMARY TERM SHEET FOR THE MERGER

The following is a summary of the principal terms of the merger. This summary does not contain all information that may be important to you. Auto Search and Curaxis encourage you to read carefully this information statement, including the appendices, in their entirety.

On February 8, 2010, Curaxis Pharmaceutical Corporation entered into the Merger Agreement with Auto Search Cars, Inc.  In connection with the merger:

●
each share of common stock, par value $0.001 per share, of the Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock, par value $0.001, of the Surviving Corporation, so that at the Effective Time, Auto Search shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

●	each issued and outstanding share of Curaxis Common Stock shall be converted into the right to receive one (1) share of Auto Search Common Stock.

●
Each issued Company Warrant (as defined in the Merger Agreement) shall be converted into warrants to purchase an equal number of shares of Auto Search Common Stock at the Exercise Price defined in the Company Warrants.

●
each share of Auto Search Common Stock issued to Curaxis shareholders pursuant to the Merger Agreement shall be restricted from trading or resale for a period of one (1) year commencing on the Effective Date, provided that such restriction shall not apply to the Auto Search Common Stock issued in exchange for Curaxis Common Stock issued in the Company’s Bridge Financing (as defined in the Merger Agreement);

●	each share of Curaxis Common Stock held in the treasury of Curaxis immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist; and

●	the Certificate of Incorporation and By-laws of Curaxis shall be the Certificate of Incorporation and By-laws of the Surviving Corporation.

Auto Search Common Stock trades on the OTC Bulletin Board with limited volume under the symbol “ASCH.”  On February 5, 2010, the last reported sales price of Auto Search Common Stock at the end of regular trading hours, as reported on the OTCBB, was $0.00.

The Auto Search stockholders are not required to vote on the Merger. The obligations of Auto Search and Curaxis to complete the Merger are also subject to the satisfaction or waiver of several other conditions to the Merger. More information about Auto Search, Curaxis and the Merger is contained in this information statement/prospectus.

Sincerely,
/s/ Jonathan Martin	/s/ Patrick S. Smith
Jonathan Martin Chief Executive Officer Auto Search Cars, Inc.	Patrick S. Smith Chief Executive Officer Curaxis Pharmaceutical Corporation

This information statement/prospectus is dated February 10, 2010, and is being mailed to stockholders of Curaxis on or about February 20, 2010.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Following are questions and related answers that address some of the questions you may have regarding the pending merger (the “Merger”) transaction between Curaxis Pharmaceutical Corporation (“Curaxis”), Auto Search Cars Acquisition Corp. (“Acquisition Corp.”) and Auto Search Cars, Inc. (“Auto Search”). These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the Merger Agreement, or any of the other matters discussed in this information statement, and are subject to, and are qualified in their entirety by, the more detailed information contained in or attached to this information statement. Therefore, please carefully read this information statement, including the attached appendices, in its entirety.

Q. WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A. Applicable requirements of Delaware law and the federal securities laws require Curaxis to provide you with information regarding the Merger. As explained more fully elsewhere in this information statement, since Curaxis has adopted the Merger Agreement and the Merger has been approved by the written consent of the holders of a majority of Curaxis’ outstanding capital stock, your consent to the Merger or the other actions in connection therewith, is not required and is not requested. Nevertheless, this information statement contains important information about the Merger, and the other actions contemplated thereby.

Q. WHY AM I NOT BEING ASKED TO VOTE ON THE MERGER?

A. Curaxis’ stockholders, who currently own in the aggregate approximately 70% of the voting power of outstanding shares of Curaxis’ capital stock, have executed a written consent dated February 5, 2010, approving the Merger and the transactions contemplated by the Merger Agreement.  This consent of stockholders is sufficient to approve entering into the transactions.  Accordingly, the actions will not be submitted to our other stockholders for a vote.

Q. WHEN IS IT EXPECTED THAT THE MERGER WILL BE COMPLETE?

A. Curaxis and Auto Search signed the Merger Agreement on February 8, 2010.  The holders of a majority of Curaxis’ capital stock approved the merger by written consent dated February 5, 2010.  The parties are working toward completing the Merger as quickly as possible, and hope to complete the Merger during the first quarter of 2010; however, the exact timing cannot be predicted. In order to complete the Merger, several conditions set forth in the Merger Agreement must be met or waived. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware.

Q. WHAT WILL I RECEIVE IN THE MERGER?

A. The holders of Curaxis Common Stock will receive shares of Auto Search common stock.  This means that each share of Curaxis Common Stock will convert into the right to receive one (1) share of Auto Search Common Stock.  After the Merger is completed, it is expected that Curaxis’ pre-merger stockholders and warrant holders will own approximately 63,964,202 shares of Auto Search Common Stock, or approximately 89% of the outstanding shares of Auto Search on an as converted basis, subject to adjustment under the terms of the Merger Agreement.

Q. HAS SOMEONE DETERMINED THAT THE MERGER IS ADVISABLE FOR THE CURAXIS STOCKHOLDERS AND AUTO SEARCH STOCKHOLDERS?

A. Yes. The Curaxis Board of Directors and Mr. Martin, the sole director of Auto Search (the “Sole Director of Auto Search”), have independently determined that the Merger is advisable for their stockholders, respectively. The Curaxis Board of Directors and the Sole Director of Auto Search have approved the Merger and the Merger Agreement, and the Sole Director of Auto Search has approved the issuance of Auto Search’s common stock in the Merger, as well as the other actions contemplated in connection with the Merger. The number of shares of Auto Search Common Stock to be issued pursuant to the Merger Agreement was determined by negotiation between Curaxis and Auto Search.  This consideration does not necessarily bear any relationship to our asset value, net worth or other established criteria of value and should not be considered indicative of the actual value of Curaxis. Furthermore, neither Curaxis nor Auto Search has obtained an opinion from any third party that the merger is fair from a financial perspective.

Q. DO I HAVE APPRAISAL OR DISSENTER’S RIGHTS?

A. Yes. Under Delaware law, holders of Curaxis Common Stock who do not consent to the Merger are entitled to appraisal rights in connection with the Merger. You are urged to read the discussion of appraisal rights commencing on page 38 for a more complete discussion of appraisal rights. If you do not comply with the procedures governing appraisal rights set forth under Delaware law and explained elsewhere in this information statement, you may not be entitled to payment for your shares.

Q. WHAT WILL HAPPEN IF THE MERGER IS NOT COMPLETED?

A. If the Merger is not completed for any reason, Curaxis may be subject to a number of other risks. Curaxis will have no access to the public markets for its common stock and will have incurred the expenses associated with attempting to effectuate the Merger and the transactions contemplated by the Merger. The failure to consummate the Merger would have an adverse impact on the financial condition of Curaxis and the value of its equity interests.

Q. WHO CAN ANSWER QUESTIONS REGARDING THE MERGER?

A. If you would like additional copies of this information statement, or if you have questions about the Merger, amendments or the other matters discussed in this document, you should contact:

Curaxis Pharmaceutical Corporation
12600 Deerfield Parkway, Suite 100
Alpharetta, GA 30004
Attn: David Corcoran

SUMMARY

The following is a summary that highlights information contained in this information statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the Merger Agreement and the Merger contemplated by the Merger Agreement, we encourage you to read carefully this entire information statement/prospectus, including the attached appendices.

The Companies

Auto Search Cars, Inc.
164 Eleven Levels Road
Ridgefield, CT 06877
(203) 216-9991

Auto Search Cars, Inc.’s Business

Auto Search has been engaged in the development of a web-based e-commerce site designed to be a price leader in the online vehicle sales and service market.  Inclusive in the business plan is to develop the website as a platform to provide information, not just for the sale of vehicles but also for information such as vehicle financing and warranties.  Auto Search has created a platform that is local, regional and national in nature.  By providing such a platform, Auto Search can bring vehicle sellers and other industry participants, such as vendors of automotive services and advertisers, together with consumers actively engaged in a search for a vehicle or vehicle-related products.

Since inception, Auto Search has been engaged in business activities, including the launch of the preliminary website, website development, market research, developing economic models and financial forecasts, performing due diligence regarding e-commerce marketing, identifying future sources of capital and most notably the launch of the fully operational website.

Auto Search has been offering free listings on its website though the date of this filing as an incentive for consumers to use its product.

Auto Search has implemented a full set of features including geographic search criteria, pictures and make/model search options.

In 2009, Auto Search redesigned the general look and feel of its website while not changing its functionality.  Notwithstanding this development, there have been no significant activities related to website development.

Curaxis Pharmaceutical Corporation
12600 Deerfield Parkway, Suite 100
Alpharetta, GA 30004
(678) 566-3750

Curaxis’ Business

We were incorporated on February 27, 2001, under the laws of the state of Delaware.  Our executive offices are located at 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004.  Our fiscal year end is December 31.  Curaxis is a development stage company and to date, we have not (i) received FDA approval for any of our products; and (ii) generated any commercial revenue through the sale of our products.

We are an emerging specialty pharmaceutical company with a hormone drug product candidate for the treatment of Alzheimer’s disease and multiple cancers.  Our therapeutic platform is based on the hypothesis that many diseases of aging may be caused by age-related changes in the function of the hypothalamic-pituitary-gonadal (HPG) axis. The HPG axis is a hormonal endocrine feedback loop that controls development, reproduction and aging in animals.  This drug development platform is built on the premise that hormones associated with this feedback loop are beneficial early in life, when they promote growth and development, but are harmful later in life when the mechanism for feedback is compromised, thereby leading to disease processes, including pathologies associated with Alzheimer’s disease and various cancers. We believe our discovery of similar hormonal signaling mechanisms at the cellular level in brain tissue from Alzheimer’s patients and in multiple tumors will enable us to develop significant new treatments for Alzheimer’s disease as well as many cancers.

Curaxis does not plan to pursue the current business plan of Auto Search after the merger is effectuated. We plan to concentrate our efforts during the next several years on the development of our candidate for the treatment of Alzheimer’s disease. We have previously conducted several clinical trials for this indication, the most recent of which we were forced to terminate in 2006 due to financial constraints. Since terminating those trials, we have been unable to advance the clinical development of our Alzheimer’s disease candidate due to a lack of financial resources. Upon completion of our merger with Auto Search, we anticipate that we will be able to raise the funds necessary to restart the clinical development of our Alzheimer’s disease candidate, but there can be no assurance that we will be able to do so.

Our Alzheimer’s Disease Program

Leuprolide acetate, a hormone analogue of naturally occurring gonadotropin-releasing hormone (GnRH), has been widely used over the past twenty years for the treatment of a number of hormone-related disorders, most notably prostate cancer and endometriosis and precocious puberty, and has a well-established safety profile. Curaxis has conducted extensive preclinical and clinical studies exploring the use of leuprolide acetate for the treatment of Alzheimer’s disease in mild-to-moderate patients. The results to date are encouraging and point especially to a potentially significant new treatment for women with Alzheimer’s disease. Women represent approximately two-thirds of Alzheimer’s patients.

Men present greater challenges in the use of leuprolide to treat Alzheimer’s disease because leuprolide suppresses their production of testosterone, which could necessitate patient self-administration of supplemental testosterone and which can lead to wide swings in testosterone blood serum levels. Therefore, in the near-term, we plan to concentrate our development efforts on the use of leuprolide acetate to treat women, although we will continue our efforts to better understand mechanisms that might lead to optimum outcomes in men.

Auto Search Cars Acquisition Corp.
164 Eleven Levels Road
Ridgefield, CT 06877
(203) 216-9991

Auto Search Cars Acquisition Corp.’s Business

Auto Search Cars Acquisition Corp. was formed in December 2009, in the state of Delaware, as an acquisition subsidiary of Auto Search, for the purpose of merging with Curaxis, pursuant to the terms of the Merger Agreement.

The Merger

Auto Search and Curaxis have agreed to the acquisition of Curaxis by Auto Search under the terms of the Merger Agreement that is described in this information statement/prospectus. In the Merger, Acquisition Corp., a wholly-owned subsidiary of Auto Search will merge with Curaxis, with Curaxis surviving as a wholly-owned subsidiary of Auto Search (the “Surviving Corporation”). We have attached the Merger Agreement to this information statement/prospectus as Exhibit 2.1. We encourage you to carefully read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Merger Consideration

If the proposed Merger is completed, the holders of Curaxis Common Stock are expected to receive one (1) share of Auto Search Common Stock for each share of Curaxis Common Stock they own immediately prior to completion of the Merger. For a full description of a comparison of the rights of the Auto Search Common Stock to the rights of the Curaxis Common Stock, see “Comparison of Rights of Auto Search Stockholders and Curaxis Stockholders” beginning on page 43. The merger is expected to qualify as a “reorganization” under the Internal Revenue Code. See “Risk Factors – Risks Related to the Merger” beginning on page 15.

Ownership of Auto Search after the Merger

As a result of the merger, Curaxis common stockholders will become holders of Auto Search common stock. Auto Search is a Nevada corporation and Curaxis is a Delaware corporation. The rights of Auto Search stockholders are currently governed by the certificate of incorporation of Auto Search, or the Auto Search charter, the amended and restated bylaws of Auto Search, or the Auto Search bylaws, and the laws of the State of Nevada. The rights of Curaxis stockholders are currently governed by the articles of incorporation of Curaxis, or the Curaxis articles, the bylaws of Curaxis and the laws of the State of Delaware. At the effective time of the merger, holders of Curaxis common stock will become holders of Auto Search common stock and, as such, the rights of such holders will be governed by Nevada law, the Auto Search charter and the Auto Search bylaws.  Please see the “Comparison of Rights of Auto Search Stockholders and Curaxis Stockholders” on page 43.

Based on the number of shares of Auto Search Common Stock and Curaxis Common Stock outstanding on April 30, 2010, and without giving effect to any further issuances of shares of stock by Auto Search, holders of Curaxis common stock are expected to hold approximately 89% of the outstanding shares of Auto Search Common Stock on an as converted basis immediately after the Merger. In the event that the merger becomes effective, the capitalization of Auto Search will consist of 480,000,000 common shares authorized, 20,000,000 preferred shares authorized, 71,667,902 common shares issued, 13,720,597 common shares reserved for issuance, and 394,611,501 common shares authorized and unissued but not reserved.  Upon the exercise of all options and warrants, the Company may be required to issue up to 13,541,501 restricted shares of common stock.

Auto Search stockholders will continue to own their existing shares, which will not be affected by the Merger.

Opinion of Financial Advisor

Curaxis

The Curaxis Board of Directors did not engage a financial advisor to assist in the sale of Curaxis or to render a financial opinion as to the fairness, from a financial point of view, of the consideration to be paid to the Curaxis stockholders in the merger. The Curaxis Board of Directors determined that the factors which weighed in favor of the Merger, as discussed below, were substantial in relation to the factors which weighed against the Merger. The Curaxis Board of Directors also considered the cost of obtaining a fairness opinion as prohibitively expensive in light of Curaxis’ financial condition.

Share Ownership of Directors and Executive Officers

At the close of business on February 5, 2010, the Curaxis record date, directors and executive officers of Curaxis and their affiliates beneficially owned and were entitled to vote approximately 16,422,064 shares of Curaxis Common Stock, collectively representing approximately 26% of the shares of Curaxis Common Stock outstanding on that date. Curaxis has received written consent from certain Curaxis stockholders representing approximately 70% of Curaxis Common Stock under which the parties, subject to certain limited exceptions, have voted their shares in favor of the Merger.

Dissenters’ or Appraisal Rights

Holders of shares of Curaxis Common Stock who do not vote in favor of approval and adoption of the Merger Agreement and approval of the Merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporate Law (“DGCL”). Under the Nevada Revised Statutes, holders of shares of Auto Search Common Stock are not entitled to appraisal rights in connection with the merger.

Conditions to Completion of the Merger

A number of conditions must be satisfied before the Merger will be completed. These include among others:

●	The Form S-4 shall have become effective under the Securities Act of 1993, as amended;
●	The representations and warranties made by Curaxis in the Merger Agreement are true and correct;
●
Curaxis has performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by Curaxis prior to the Effective Time;

●	The representations and warranties made by Auto Search and/or Acquisition Corp. in the Merger Agreement are true and correct; and
●
Auto Search has performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by it prior to the Effective Time.

Each of Auto Search, Acquisition Corp. and Curaxis may waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions has not been met.

Regulatory Matters

The merger is not subject to antitrust laws or any federal or state regulatory requirements.

Reasonable Best Efforts to Complete the Merger

Each of Auto Search and Curaxis has agreed to cooperate fully with the other party and use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations to complete the Merger as promptly as practicable.

Material United States Federal Income Tax Consequences of the Merger

Curaxis will merge with and into Auto Search (the “Merger”). Holders of shares of Curaxis will receive shares of Auto Search in exchange for their shares of Curaxis in connection with the Merger (the “Transaction”).  Management of Auto Search expects the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. If the Merger qualifies as a “reorganization,” the exchange of shares of Auto Search in exchange for shares of Curaxis will not result in the recognition of a gain or loss by Curaxis shareholders for federal income tax purposes. In addition, no gain or loss will be recognized for federal income tax purposes by Curaxis, Auto Search, or Auto Search stockholders as a result of the Transaction.

Tax matters are complicated, and the tax consequences of the Transaction to each Curaxis stockholder will depend on the facts of each shareholder’s situation. Curaxis shareholders are urged to read carefully the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Transaction” and to consult their tax advisors for a full understanding of the tax consequences of their participation in the Transaction.

Accounting Treatment

The merger transaction will be accounted for as a reverse acquisition and recapitalization.  Auto Search is the issuer.  For accounting purposes, Curaxis will be considered the acquirer.  Accordingly, the historical financial statements prior to the merger will become those of Curaxis retroactively restated for the equivalent number of shares received in the merger.  Earnings per share for the periods prior to the merger will be restated to reflect the equivalent number of shares outstanding.

Risk Factors

In evaluating the Merger Agreement and the Merger, in the case of Curaxis stockholders, or the issuance of shares of Auto Search Common Stock in the Merger, you should carefully read this information statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 15.

Summary Selected Historical Financial Data

Auto Search and Curaxis are providing the following information to aid you in your analysis of the financial aspects of the Merger.

Summary Financial Data of Auto Search

The following statement of operations and balance sheet summary of Auto Search should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Auto Search Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the Period from February 1, 2008 (Inception) to March 31, 2010 (unaudited)	For the Period from February 1, 2008 (Inception) to December 31, 2009
STATEMENT OF OPERATIONS
Revenues	$0	$0
Total Operating Expenses	$29,084	$25,512

Other Income	$200	$200
Net Loss	$(28,884)	$(25,312)
	As of March 31, 2010 (unaudited)	As of December 31, 2009
BALANCE SHEET DATA
Cash	$280	$277
Total Assets	$480	$477
Total Liabilities	$21,494	$17,918
Stockholders’ (Deficiency)	$(21,014)	$(17,442)
Summary Financial Data of Curaxis

The following statement of operations and balance sheet summary of Curaxis Pharmaceutical Corporation should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Curaxis Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	For the Period from February 27, 2001 (Inception) to March 31, 2010 (unaudited)	For the Period from February 27, 2001 (Inception) to December 31, 2009 (unaudited)
	(in thousands)
STATEMENT OF OPERATIONS
Revenues	$0	$0
Total Operating Expenses	$93,726	$93,195

Other Income (expense)	$(970)	$(917)
Gain on debt restructuring	$6,766	$6,562

Net Income (Loss)	$(9,582)	$(87,550)

	As of March 31, 2010 (unaudited)	As of December 31, 2009 (audited)
	(in thousands)
BALANCE SHEET DATA
Cash	$418	$631
Total Assets	$478	$781
Total Liabilities	$10,060	10,371
Stockholders’ (Deficiency)	$(87,930)	$(9,590)

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information in this Registration Statement, before purchasing any of the Company’s securities.

RISKS RELATED TO THE MERGER

IF THE PROPOSED MERGER WITH CURAXIS IS CONSUMMATED, AUTO SEARCH WILL FACE THE RISKS ASSOCIATED WITH CURAXIS’ BUSINESS.

Auto Search is targeting a closing of the Merger during the first quarter of 2010. If the proposed Merger is consummated, Auto Search may be subject to a number of material risks associated with Curaxis’ business, including the following:

●	Curaxis’ business is capital intensive and, after the Merger, Auto Search may not be able to raise sufficient funds to proceed with clinical development of Curaxis’ therapeutic candidates.
●	Curaxis’ business is subject to numerous uncertainties, including the possibility that none of its therapeutic candidates will obtain FDA approval or achieve commercialization.

OWNERSHIP OF AUTO SEARCH COMMON STOCK MAY BE HIGHLY CONCENTRATED AFTER CONSUMMATION OF THE MERGER.

After consummation of the Merger, certain stockholders will have beneficial ownership of significant blocks of Auto Search’s outstanding common stock. Such stockholders, acting individually or as a group, will have substantial influence over the outcome of a corporate action of Auto Search requiring stockholder approval, including the election of directors, any approval of a merger, consolidation or sale of all or substantially all of Auto Search’s assets or any other significant corporate transaction, even if the outcome sought by such stockholders is not in the interest of Auto Search’s other stockholders. These stockholders, acting as a group, may also delay or prevent a change in control of Auto Search, even if such change in control would benefit the other stockholders of Auto Search.

AUTO SEARCH’S AND CURAXIS’ SHAREHOLDERS MAY NOT REALIZE A BENEFIT FROM THE MERGER COMMENSURATE WITH THE OWNERSHIP DILUTION THEY WILL EXPERIENCE IN CONNECTION WITH THE MERGER.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the Merger, Auto Search’s and Curaxis’ stockholders will have experienced substantial dilution of their ownership interest in connection with the Merger without receiving any commensurate benefit.

CURAXIS DID NOT OBTAIN AN INVESTMENT BANKER’S OPINION PRIOR TO ENTERING INTO THE MERGER AGREEMENT.

Curaxis did not obtain a fairness opinion with respect to the merger transaction. If the Curaxis Board of Directors erred in concluding that the Merger and the Merger Agreement is in the best interest of the Curaxis stockholders, then the Curaxis stockholders will suffer adverse consequences associated with the consummation of the transaction. In the event of litigation over Curaxis’ Board of Directors’ exercise of its fiduciary duties, Curaxis may be required to indemnify its directors. At a minimum, any litigation would divert management’s time and attention from completing the transactions described herein, and would likely also involve the expenditure of substantial amounts for legal fees.

IF ANY OF THE EVENTS DESCRIBED IN “RISKS RELATED TO AUTO SEARCH,” “RISKS RELATED TO CURAXIS” OR RISKS RELATED TO AUTO SEARCH AND THE COMBINED COMPANY AND THE INDUSTRY IN WHICH THEY WILL OPERATE OCCUR, THOSE EVENTS COULD CAUSE THE POTENTIAL BENEFITS OF THE MERGER NOT TO BE REALIZED.

 Following the effective time of the Merger, the combined company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to Auto Search,” and “Risks Related to Curaxis.” To the extent any of the events in the risks described in those sections occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the combined company’s common stock to suffer.

RISKS RELATED TO AUTO SEARCH

RISKS ASSOCIATED WITH AUTO SEARCH’S BUSINESS

Assuming the Merger is consummated, Auto Search intends to discontinue any efforts relating to development of a website for online vehicle classified advertising and to concentrate its focus exclusively on Curaxis’ drug research and development business. Therefore, the risks described below, relating to Auto Search’s current website business, will continue to be relevant to its business only if the Merger is not consummated. However, if the Merger is consummated, the risks associated with Curaxis’ drug research and development business will be important to Auto Search’s business.

AUTO SEARCH’S INDEPENDENT ACCOUNTANTS HAVE EXPRESSED DOUBT ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN.

Auto Search’s business condition, as indicated in its independent accountant’s audit report, raises substantial doubt as to Auto Search’s ability to continue as a going concern. To date, Auto Search has completed only part of its business plan and it can provide no assurance that it will be able to generate enough revenue to achieve profitability. It is not possible at this time to predict with any assurance the potential success of Auto Search’s business.

RISKS RELATED TO AUTO SEARCH COMMON STOCK

ANY ADDITIONAL FUNDING AUTO SEARCH ARRANGES THROUGH THE SALE OF ITS COMMON STOCK WILL RESULT IN DILUTION TO EXISTING SECURITY HOLDERS.

Auto Search may have to raise additional capital in order for its business plan to succeed. Its most likely source of additional capital will be through the sale of additional shares of common stock. Such issuances will cause security holders’ interests in Auto Search to be diluted, which may negatively affect the value of their shares.

CURRENTLY, THERE IS NO PUBLIC MARKET FOR AUTO SEARCH’S COMMON STOCK, AND THERE CAN BE NO ASSURANCE THAT ANY PUBLIC MARKET WILL EVER DEVELOP OR THAT AUTO SEARCH’S COMMON STOCK WILL BE QUOTED FOR TRADING. FURTHER, EVEN IF QUOTED, IT IS LIKELY TO BE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

Auto Search’s common stock is listed on the Over-the-Counter Bulletin Board under the symbol “ASCH,” however; there is a limited trading market for its common stock. Even if Auto Search is successful in developing a public market, there may not be enough liquidity in such market to enable security holders to sell their stock.  If a public market for Auto Search’s common stock does not develop, investors may not be able to re-sell the shares of its common stock, rendering their shares effectively worthless and resulting in a complete loss of their investment. Auto Search cannot predict the extent to which investor interest in Auto Search will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

ANY TRADING MARKET THAT MAY DEVELOP MAY BE RESTRICTED BY VIRTUE OF STATE SECURITIES “BLUE SKY” LAWS WHICH PROHIBIT TRADING ABSENT COMPLIANCE WITH INDIVIDUAL STATE LAWS. THESE RESTRICTIONS MAY MAKE IT DIFFICULT OR IMPOSSIBLE FOR AUTO SEARCH SECURITY HOLDERS TO SELL SHARES OF ITS COMMON STOCK IN THOSE STATES.

There is a limited public market for Auto Search’s common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of Auto Search’s common stock may also be restricted under the securities regulations and laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, Auto Search’s common stock may not be traded in such jurisdictions.

BECAUSE AUTO SEARCH IS SUBJECT TO THE “PENNY STOCK” RULES, THE LEVEL OF TRADING ACTIVITY IN ITS COMMON STOCK MAY BE REDUCED.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in Auto Search’s common stock may find it difficult to sell their shares.

IN THE EVENT THAT A PUBLIC MARKET DEVELOPS, THE PRICE OF AUTO SEARCH’S COMMON STOCK WILL BE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

Until an orderly market develops in Auto Search’s common stock, if ever, the price at which its common stock trades is likely to fluctuate significantly. Prices for Auto Search’s common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of its common stock, developments affecting its business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of Auto Search and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of Auto Search common stock.

In addition, Auto Search common stock may not be followed by any market analysts, and there may be few institutions acting as market makers for its common stock.  Currently, there are 5 institutions acting as market makers but there can be no guarantee that they will continue to do so or that any other institutions in the future will act as a market make for the Company’s common stock. Either of these factors could (i) adversely affect the trading price of Auto Search’s common stock and (ii) severely limit the liquidity of Auto Search’s common stock.

AUTO SEARCH DOES NOT EXPECT TO PAY DIVIDENDS TO HOLDERS OF ITS COMMON STOCK IN THE FORESEEABLE FUTURE. AS A RESULT, HOLDERS OF ITS COMMON STOCK MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT.

Auto Search has not declared any dividends since its inception, and it does not plan to declare any dividends in the foreseeable future. Accordingly, holders of Auto Search common stock will have to rely on capital appreciation, if any, to earn a return on their investment in Auto Search common stock.

RISKS RELATED TO CURAXIS

DUE TO A LACK OF FINANCIAL RESOURCES, WE HAVE BEEN UNABLE TO ADVANCE THE CLINICAL DEVELOPMENT OF OUR LEAD PRODUCT CANDIDATE SINCE 2006 AND THERE IS NO ASSURANCE THAT THE COMPLETION OF THE MERGER WILL ENABLE US TO DO SO.

Our lead product candidate is a hormone for the treatment of Alzheimer’s disease. We have previously conducted several clinical trials for this indication, the most recent of which we were forced to terminate in 2006 due to financial constraints. Since terminating those trials, we have been unable to advance the clinical development of our Alzheimer’s disease candidate due to a lack of financial resources. Upon completion of our merger with Auto Search, we anticipate that we will be able to raise the funds necessary to restart the clinical development of our Alzheimer’s disease candidate, but there can be no assurance that we will be able to do so. Furthermore, even if we are successful in raising the funds necessary to restart the clinical development of our Alzheimer’s disease candidate, there can be no assurance that we will be able to successfully complete all phases of such clinical development. Drug development is extremely costly and complex and requires multiple clinical trials and we may be unable to obtain suitable financing for all such trials and, even if we are successful in obtaining suitable financing, we may be unable to complete all required clinical trials, due to an inability to recruit an adequate number of clinical trial sites or an adequate number of patients to participate in those trials or other reasons.

RISKS RELATED TO CURAXIS’ FINANCIAL POSITION AND NEED FOR ADDITIONAL CAPITAL.

CURAXIS HAS INCURRED SIGNIFICANT LOSSES SINCE ITS INCEPTION, AND CURAXIS EXPECTS TO INCUR LOSSES AT LEAST FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

Since inception Curaxis has incurred significant operating losses. To date, Curaxis has financed its operations primarily through the sale of its common stock and warrants to private investors. Curaxis expects to incur operating losses at least for the foreseeable future. If Curaxis is unable to raise the funds necessary to pay its expenses, including expenses accumulated in its clinical trial activities to date, Curaxis may be unable to continue operations.

To become and remain profitable, Curaxis must succeed in developing and commercializing drugs with significant market potential. This will require Curaxis to be successful in a range of challenging activities for which it is only in the preliminary stages: developing drugs, obtaining regulatory approval for them, and manufacturing, marketing and selling them. Curaxis may never succeed in these activities and may never generate revenues that are significant or large enough to achieve profitability. Even if Curaxis does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Curaxis’ failure to become and remain profitable could impair its ability to raise capital, expand its business, diversify its product offerings or continue its operations.

CURAXIS WILL NEED SUBSTANTIAL ADDITIONAL FUNDING AND MAY BE UNABLE TO RAISE CAPITAL WHEN NEEDED, WHICH WOULD FORCE IT TO DELAY, REDUCE OR ELIMINATE ITS PRODUCT DEVELOPMENT PROGRAMS OR COMMERCIALIZATION EFFORTS.

Curaxis expects its research and development expenses to increase in connection with its ongoing activities, particularly as it conducts clinical trials for its candidate for the treatment of mild to moderate Alzheimer’s disease. In addition, subject to regulatory approval of any of its product candidates, Curaxis expects to incur significant commercialization expenses for product sales, marketing, securing commercial quantities of product from its manufacturers and distribution. Curaxis will need substantial additional funding to complete clinical trials and fund initial commercialization costs of its therapeutic candidates and to advance its earlier stage preclinical programs, and may be unable to raise capital when needed or on attractive terms, which would force Curaxis to delay, reduce or eliminate its research and development programs or commercialization efforts.  The management of Curaxis believes that it has sufficient funds to continue operations through June 2010.

Curaxis’ future capital requirements will depend on many factors, including:
  the progress and results of clinical trials of its lead candidate, VP4896, for mild to moderate Alzheimer’s disease;
  the costs of establishing sales and marketing functions, outsourcing  manufacturing needs and obtaining pre-launch inventory of VP4896;
  the scope, progress, results and cost of preclinical development and laboratory testing and clinical trials for its other product candidates;
  the costs, timing and outcome of regulatory review of VP4896 for mild to moderate Alzheimer’s disease and of its other product candidates;
  the number and development requirements of other product candidates;
  the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;
  Curaxis’ success in entering into collaboration agreements with leading pharmaceutical and biotechnology companies to assist in furthering the development of product candidates; and
  The timing, receipt and amount of sales or royalties, if any, from VP4896 and other potential products.
Until such time, if ever, as Curaxis can generate substantial product revenues, Curaxis expect to finance its cash needs through public or private equity offerings, debt financings and possibly corporate collaboration and licensing arrangements. If Curaxis raises additional funds by issuing equity securities, its stockholders may experience dilution. Debt financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that Curaxis raises may contain terms, such as liquidation and other preferences that are not favorable to Curaxis or its stockholders. If Curaxis raises additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to Curaxis.

CURAXIS’ SHORT OPERATING HISTORY MAY MAKE IT DIFFICULT FOR YOU TO EVALUATE THE SUCCESS OF OUR BUSINESS TO DATE AND TO ASSESS ITS FUTURE VIABILITY.

Curaxis is a development-stage company. Its operations to date have been limited to organizing and staffing the company, acquiring, developing and securing its technology and undertaking preclinical studies and limited clinical trials of its most advanced product candidate, VP4896. Curaxis has not yet demonstrated its ability to successfully complete large-scale, pivotal clinical trials, obtain regulatory approval, manufacture a commercial scale product or arrange for a third party to do so on its behalf or conduct sales and marketing activities necessary for successful product commercialization.

In addition, Curaxis may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. Curaxis will need to transition from a company with a research focus to a company capable of supporting commercial activities and it may not be successful in such transition.

CURAXIS DEPENDS HEAVILY ON THE SUCCESS OF ITS MOST ADVANCED PRODUCT CANDIDATE, VP4896 FOR MILD TO MODERATE ALZHEIMER’S DISEASE, WHICH IS STILL IN CLINICAL DEVELOPMENT. IF CURAXIS IS UNABLE TO COMMERCIALIZE VP4896 FOR THIS INDICATION, OR EXPERIENCES SIGNIFICANT DELAYS IN DOING SO, ITS BUSINESS WILL BE MATERIALLY HARMED.

Curaxis has invested a significant portion of its efforts and financial resources in the development of its most advanced product candidate, VP4896, for mild to moderate Alzheimer’s disease. The success of its VP4896 Alzheimer’s disease program will depend on several factors, including the following:

  successful patient enrollment in, and completion of, clinical trials;
  receipt of marketing approvals from the FDA and similar foreign regulatory authorities;
  obtaining commercial quantities of leuprolide acetate, the active ingredient of VP4896;
  obtaining commercial quantities of VP4896 from its supplier, Durect Corporation;
  establishing a sales and marketing infrastructure to market and sell VP4896 in the United States and internationally, whether alone or in collaboration with others; and
  acceptance of the product by patients, the medical community and third party payors.
Curaxis’ ability to generate product revenues, which Curaxis does not expect will occur for at least the next several years, if ever, will depend heavily on the successful development and commercialization of VP4896. If Curaxis is unable to commercialize VP4896 for mild to moderate Alzheimer’s disease, or experience significant delays in doing so, its business will be materially harmed.

IF CURAXIS IS UNABLE TO ACHIEVE STATISTICAL SIGNIFICANCE ON THE PRIMARY EFFICACY ENDPOINTS IN CLINICAL TRIALS OF VP4896 FOR THE TREATMENT OF MILD TO MODERATE ALZHEIMER’S DISEASE, IT MAY NOT BE SUCCESSFUL IN OBTAINING FDA APPROVAL FOR VP4896, WHICH WOULD MATERIALLY HARM ITS BUSINESS.

In ALADDIN I, Curaxis’ Phase II clinical trial for women with mild to moderate Alzheimer’s disease involving an injectable formulation of leuprolide acetate, Curaxis identified a trend in favor of the high dose leuprolide acetate group versus placebo, but it did not achieve statistical significance on the primary efficacy endpoints or any of the secondary efficacy endpoints in this clinical trial. The primary efficacy endpoints of the trial were a patient’s score on each of the ADAS-cog, a test of memory and cognition, and the ADCS-CGIC, a global measure of a subject’s change in condition, at 48 weeks compared to baseline. There were various secondary efficacy endpoints, including a patient’s score on the ADCS-ADL, a measurement of a patient’s capacity to perform activities of daily living, at 48 weeks compared to baseline. Analysis of the same primary efficacy endpoints at the completion of the 48-week men’s Phase II study, ALADDIN II, also did not demonstrate statistical significance.

Curaxis performed a preplanned subgroup analysis of 78 women out of the 108 women who participated in ALADDIN I, the Phase II clinical trial in women. Of this subgroup of 78 women, which included all of the patients who were taking an acetylcholinesterase inhibitor (AChEI) and excluded the 30 patients who were not taking an AChEI, 28 patients were taking an AChEI plus 11.25 mg of leuprolide acetate, 24 patients were taking an AChEI plus 22.5 mg of leuprolide acetate and 26 patients were taking an AChEI plus placebo. The results for the group of 28 patients that received an AChEI plus the 11.25 mg dose of leuprolide acetate were not statistically significantly different from the results for the group that received an AChEI plus placebo. The results for the group of 24 patients that received an AChEI plus the 22.5 mg of leuprolide acetate compared to the group of 26 patients that received an AChEI plus placebo were statistically significant with respect to the patients’ scores on both primary endpoints, the ADAS-cog and ADCS-CGIC as well as on the ADCS-ADL, a secondary endpoint, prior to applying any statistical adjustment.   However, because Curaxis performed several comparisons, it was required to adjust the p-values (a mathematical calculation used to determine the likelihood that the measured result was obtained by chance) of the results to account for multiple comparisons. This was done by using what is referred to as the Bonferroni correction which applies an estimated statistical penalty to account for the number of comparisons made.  Specifically, the unadjusted p-values for this subgroup were 0.026 for the ADAS-cog, 0.031 for the ADCS-CGIC and 0.015 for ADCS-ADL. The adjusted p-values for this subgroup were 0.078 for the ADAS-cog, 0.093 for the ADCS-CGIC and 0.044 for ADCS-ADL. Therefore, after applying the Bonferroni correction, Curaxis was only able to demonstrate statistical significance with respect to the ADCS-ADL.

Curaxis likewise performed an analysis of 90 men out of 119 men who participated in ALADDIN II, the Phase II clinical trial in men.  Of this subgroup of 90 men, which included all of the patients who were taking an AChEI and excluded the 29 patients who were not taking an AChEI, 27 patients were taking an AChEI plus a 22.5 mg dose of leuprolide acetate, 34 patients were taking an AChEI plus a 33.75 mg dose of leuprolide acetate and 29 patients were taking an AChEI plus placebo.  The results for both leuprolide-treated groups were not significantly different from the results for the group that received an AChEI plus placebo.  The treated groups of 27 and 34 patients given 22.5 mg and 33.75 mg of leuprolide acetate, respectively, demonstrated a slight positive signal on the ADAS-cog assessment compared to placebo at 48 weeks.  Results on the ADCS-CGIC rating demonstrated that 44% of the men who received 22.5 mg of leuprolide acetate plus AChEIs, and 47% of the men who received 33.75 mg of leuprolide acetate plus AChEIs, were either improved or showed no change compared to 31% of the men who received placebo plus AChEIs.

In addition, Curaxis used a commercially available formulation of leuprolide acetate administered by injection in its Phase II trials for the treatment of mild to moderate Alzheimer’s disease, while Curaxis’ planned clinical trials will test VP4896, a biodegradable polymeric implant formulation of leuprolide acetate, for this indication. Leuprolide acetate administered through an implant may not have the same effect as leuprolide acetate injections had in Curaxis’ earlier Phase II clinical trials and may cause side effects not seen in those Phase II clinical trials. ALADDIN 105 was a Phase I trial performed by Curaxis to test the safety and tolerability of the VP4896 implant and the implantation procedure as well as the pharmacokinetics (absorption, distribution, metabolism, and elimination), of leuprolide delivery from the implant.  The results of that study suggest that the VP4896 implant is safe and well tolerated.  ALADDIN 105 also demonstrated that the VP4896 implant releases leuprolide acetate in a steady and sustained way over the 8-week dosing period.  In addition, Curaxis’ planned clinical trials may be at dosing levels that are higher than the doses of leuprolide acetate used in ALADDIN I and ALADDIN II. The differences in dosing levels and methods of administration, as well as other factors, may have unexpected effects on the outcome of Curaxis’ clinical trials.   If Curaxis is unable to achieve statistical significance on the primary efficacy endpoints in pivotal Phase III clinical trials, it may be not be successful in obtaining FDA approval for VP4896, which would materially harm its business.

CURAXIS’ PROGRAM FOR VP4896 IS BASED ON THE LH HYPOTHESIS, WHICH IS NOT VIEWED AS THE PREDOMINANT HYPOTHESIS REGARDING THE POSSIBLE CAUSES OF ALZHEIMER’S DISEASE. THIS ADDS TO THE RISK OF CURAXIS’ DEVELOPMENT EFFORT AND MAY AFFECT PHYSICIAN AND PATIENT ACCEPTANCE AND USE OF VP4896 AND THE WILLINGNESS OF THIRD PARTIES TO PROVIDE REIMBURSEMENT.

Curaxis’ program for VP4896 is based on the LH hypothesis which is not the predominant view regarding the possible causes of Alzheimer’s disease. The LH hypothesis proposes that the known neurological and biochemical changes associated with Alzheimer’s disease are caused by elevated levels of the pituitary hormone, leuteinizing hormone (LH). This hypothesis suggests that when LH levels increase as the body ages, the neurological changes seen in Alzheimer’s disease result. The beta amyloid hypothesis, however, proposes that amyloid beta protein, which makes up the plaques present in the brains of Alzheimer’s disease patients, is toxic, and is the causative agent of the disease. Under this hypothesis, inhibiting the production of, and enhancing the clearance of, amyloid beta protein plaques may prevent or treat Alzheimer’s disease. The beta amyloid hypothesis is the predominant view. While preclinical data now support the notion that the LH hypothesis may be interrelated with the amyloid hypothesis and other hypotheses of Alzheimer’s disease pathology, the unproven nature of the LH hypothesis adds to the risk that Curaxis’ development effort may not be successful. In particular, no drugs for the treatment of Alzheimer’s disease have been successfully developed based on the LH hypothesis. Moreover, the predominant status of the beta amyloid hypothesis may impede Curaxis’ development and commercialization efforts. For example, the predominant status of the beta amyloid hypothesis in the medical community may adversely affect Curaxis’ ability to recruit patients for its clinical trials or, if Curaxis successfully completes clinical development of this product candidate and obtains regulatory approval, may adversely affect its ability to recruit sales and marketing personnel, may affect physician and patient acceptance and use of the product and the willingness of third parties to provide reimbursement, any of which could materially harm Curaxis’ business.

IF CURAXIS’ PRECLINICAL STUDIES DO NOT PRODUCE SUCCESSFUL RESULTS OR ITS CLINICAL TRIALS DO NOT DEMONSTRATE SAFETY AND EFFICACY IN HUMANS, CURAXIS WILL NOT BE ABLE TO COMMERCIALIZE ITS PRODUCT CANDIDATES.

Before obtaining regulatory approval for the sale of its product candidates, Curaxis must conduct, at its own expense, extensive preclinical tests and clinical trials to demonstrate the safety and efficacy in humans of its product candidates. Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. Specifically, the results of Curaxis’ Phase II trials were collected from a limited number of subjects and may not be indicative of results that it will obtain in later studies which are expected to be of greater size and scope.

A failure of one or more of Curaxis’ clinical trials can occur at any stage of testing. Curaxis may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent its ability to receive regulatory approval or commercialize VP4896 or its other product candidates, including:
  regulatory authorities, institutional review boards, or ethics committees may not authorize Curaxis to commence a clinical trial or conduct a clinical trial at a prospective trial site;
  Curaxis’ clinical trials may produce negative or inconclusive results, and it may decide, or regulatory authorities may require it, to conduct additional clinical trials or it may abandon projects that it expects to be promising;
  enrollment in Curaxis’ clinical trials may be slower than it currently anticipates, resulting in significant delays. Additionally, participants may drop out of our clinical trials at a higher rate than we anticipate;
  our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;
  we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;
  regulatory authorities, institutional review boards, or ethics committees may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;
  the cost of our clinical trials may be greater than we anticipate;
  the supply or quality of our product candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate;
  the effects of our product candidates may not be the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.
If we are required to conduct additional clinical trials or other testing of VP4896 or our other product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing or if the results of these trials or tests are not positive or are only modestly positive, we may:
  be delayed in obtaining marketing approval for our product candidates;
  not be able to obtain marketing approval; or
  obtain approval for indications that are not as broad as intended.
Curaxis’ product development costs will also increase if we experience delays in testing or approvals. We do not know whether any clinical trials will begin as planned, need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays also could shorten the patent protection period during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates.

USE OF THIRD PARTIES TO MANUFACTURE OUR PRODUCT CANDIDATES, INCLUDING VP4896, MAY INCREASE THE RISK THAT WE WILL NOT HAVE SUFFICIENT QUANTITIES OF OUR PRODUCT CANDIDATES OR SUCH QUANTITIES AT AN ACCEPTABLE COST, AND CLINICAL DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCT CANDIDATES COULD BE DELAYED, PREVENTED OR IMPAIRED.

Curaxis does not own or operate manufacturing facilities for clinical or commercial production of our product candidates. We have limited personnel with experience in drug manufacturing and we lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. Our strategy is to outsource all manufacturing of our product candidates and products, including VP4896, to third parties.

Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured product candidates or products ourselves, including:

  reliance on the third party for regulatory compliance and quality assurance;
  the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and
  the possible termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.
Curaxis’ manufacturers may not be able to comply with current Good Manufacturing Practice, or cGMP, regulations or other regulatory requirements or similar regulatory requirements outside the United States. Our failure, or the failure of our third party manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates.

Curaxis’ product candidates and any products that we may develop may compete with other product candidates and products for Auto Search to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations that are both capable of manufacturing for us and willing to do so. If the third parties that we engage to manufacture product for our clinical trials should cease to continue to do so for any reason, we likely would experience delays in advancing these trials while we identify and qualify replacement suppliers and we may be unable to obtain replacement supplies on terms that are favorable to us. In addition, if we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

Curaxis’ current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that receive regulatory approval on a timely and competitive basis.

CURAXIS RELIES ON DURECT CORPORATION, OUR SOLE SOURCE PROVIDER OF VP4896, TO PRODUCE VP4896 FOR OUR CLINICAL TRIALS AND WILL RELY ON DURECT TO PRODUCE COMMERCIAL DRUG SUPPLIES OF VP4896. DURECT HAS LIMITED EXPERIENCE PRODUCING BIODEGRADABLE IMPLANTS AND MAY NOT BE ABLE TO PROVIDE VP4896 TO SATISFY OUR REQUIREMENTS.

We rely on Durect Corporation, or Durect, as our sole source provider of VP4896 for use in our clinical trials and, if we receive marketing approval, will rely on Durect as our sole source provider for commercial supply of VP4896. VP4896 requires precise, high quality manufacturing. Durect’s failure to achieve and maintain satisfactory standards could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could materially harm our business. Durect may encounter manufacturing difficulties involving production yields, quality control and quality assurance. Durect is subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards. We do not control Durect’s compliance with these regulations and standards.

To date, Durect has not produced commercial supply of a biodegradable implant for any drug approved for human use. If we receive marketing approval for and commercially launch VP4896, we anticipate that Durect will need to expand its manufacturing capacity for this drug, possibly materially. Durect may not be able to increase its manufacturing capacity for VP4896 in a timely or economic manner, or at all. Moreover, significant scale up of manufacturing may require additional validation studies, which the FDA must review and approve.

If Durect is unable to successfully increase the manufacturing capacity for VP4896 and we are unable to establish alternative manufacturing capabilities, the commercial launch of VP4896 may be delayed or there may be a shortage in supply. If Durect is unable to successfully increase manufacturing capacity for VP4896 at an acceptable cost, our commercialization of VP4896 could be delayed, prevented or impaired, including through a reduction of our gross margins on product sales.

We could lose supply of VP4896 from Durect if Durect elects to discontinue supply to us pursuant to Durect’s right to do so beginning two years after the first commercial sale or use of VP4896 or if Durect simply fails to or is unable to supply us at the levels required under the agreement. If we lose supply of VP4896 from Durect, we will need to establish an alternative source of supply. The loss of supply and need to establish alternative supply could result in lengthy delays in clinical trials, significant interruption of commercial supplies and substantial additional costs. Switching manufacturers may be difficult because, among other reasons, the number of potential manufacturers is limited, and the FDA must approve any replacement manufacturer. Such approval would require new clinical trials and compliance inspections. If we are able to transfer Durect’s manufacturing technology and process to a new manufacturer, which we have the right to do in circumstances specified in our agreement with Durect, to receive FDA approval would require bioequivalence or similar clinical trials, which are generally simpler and less costly than pivotal clinical trials. If we are not able to obtain such transfer, including as a result of Durect’s refusal to adhere to its contractual obligations, such approval would require new pivotal clinical trials. Accordingly, it may be difficult or impossible for us to find a replacement manufacturer for Durect on acceptable terms, in a manner that avoids supply interruption or possibly at all.

We could also lose our supply of VP4896 from Durect if our agreement with Durect terminates for any reason. In that case, in addition to the risks and consequences associated with having to secure alternative supply arrangements for VP4896 described above, we would be subject to the risks and consequences associated with losing our license to the Durect technology that is included in VP4896, and having to find and test alternative sustained release technology, as described in detail in the risk factor below entitled “If we fail to comply with our obligations in our intellectual property agreements with Durect or other third parties, we could lose license rights that are important to our business.”

CURAXIS RELIES ON THIRD PARTIES TO CONDUCT OUR CLINICAL TRIALS AND THOSE THIRD PARTIES MAY NOT PERFORM SATISFACTORILY, INCLUDING FAILING TO MEET ESTABLISHED DEADLINES FOR THE COMPLETION OF SUCH TRIALS.

We do not have the ability to independently conduct clinical trials for our product candidates and we rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions, and clinical investigators, to perform this function. Our reliance on these third parties for clinical development activities reduces our control over these activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We also rely on other third parties to store and distribute drug supplies for our clinical trials for VP4896. Any performance failure on the part of our existing or future distributors could delay clinical development or regulatory approval of our product candidates or commercialization of our products, producing additional losses and depriving us of potential product revenue.

CURAXIS MAY NOT BE SUCCESSFUL IN ESTABLISHING COLLABORATIONS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DISCOVER, DEVELOP AND, PARTICULARLY IN INTERNATIONAL MARKETS, COMMERCIALIZE PRODUCTS.

We intend to selectively enter into collaboration agreements with leading pharmaceutical and biotechnology companies to assist us in furthering the development of our product candidates. In particular, we intend to enter into these third-party arrangements for target indications in which our potential collaborator has particular expertise or that involve a large, primary care market that must be served by large sales and marketing organizations. In entering into these collaboration agreements, our goal will be to maintain co-promotion or co-commercialization rights in the United States and, in some cases, other markets.  If we are unable to reach agreements with suitable collaborators, we may fail to meet our business objectives for the affected product or program. We face, and will continue to face, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements. The terms of any additional collaborations or other arrangements that we establish may not be favorable to us. Moreover, these collaborations or other arrangements may not be successful.

IF CURAXIS IS NOT ABLE TO OBTAIN AND ENFORCE PATENT PROTECTION FOR ITS DISCOVERIES, ITS ABILITY TO SUCCESSFULLY COMMERCIALIZE OUR PRODUCT CANDIDATES WILL BE HARMED AND IT MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

Curaxis’ success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from using our inventions and proprietary information. However, we may not hold proprietary rights to some patents related to our current or future products and technologies. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in our issued patent or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patent applications. As a result, we may be required to obtain licenses under third-party patents to market our proposed products. If licenses are not available to us on acceptable terms, or at all, we will not be able to market the affected products.

Our strategy depends on our ability to rapidly identify and seek patent protection for our discoveries. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not guarantee that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties. In addition, the issuance of a patent does not guarantee that we have the right to practice the patented invention. Third parties may have blocking patents that could be used to prevent us from marketing our own patented product or method and practicing our own patented technology.

Our pending patent applications and the pending patent applications of Durect that we have licensed may not result in issued patents. If patents do not issue with respect to such patent applications or if the claims allowed are too narrow, our business may be harmed. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and/or opposition proceedings, and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

Our issued patent and any future patents that we may own or license may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. Moreover, our patents and any patent for which we have licensed rights may be challenged, narrowed, invalidated or circumvented. For example, we are aware of one issued third party U.S. patent, filed after our issued U.S. patent was filed, which may nonetheless be prior art to our patent and which might form the basis of an interference proceeding or invalidity challenge. We believe that our claimed methods of treatment for Alzheimer’s disease are patentably distinct over the third party patent, that the third party patent does not enable our methods of treatment and, therefore, that our patent claims should be found valid and enforceable. However, the patent office or a court might disagree with us. An interference or invalidity challenge to our issued patent could result in the narrowing or loss of our patent claims.

If the patents that we own or license are invalidated or otherwise limited, other companies will be better able to develop products and technologies that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

THERE ARE LIMITATIONS ON OUR PATENT RIGHTS RELATING TO OUR PRODUCT CANDIDATES AND TECHNOLOGIES, INCLUDING WITH RESPECT TO THE USE OF VP4896 TO TREAT ALZHEIMER’S DISEASE, THAT MAY AFFECT OUR ABILITY TO EXCLUDE THIRD PARTIES FROM COMPETING AGAINST US IF WE RECEIVE APPROVAL TO MARKET THESE PRODUCT CANDIDATES OR TECHNOLOGIES.

Curaxis’ proprietary rights relating to our product candidates and technologies, including with respect to the use of VP4896 to treat Alzheimer’s disease, are limited in ways that may affect our ability to exclude third parties from competing against us if we receive regulatory approval to market these product candidates and technologies. In particular:

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We do not own or license composition of matter patents covering leuprolide acetate, the active pharmaceutical ingredient of VP4896, or methods of making leuprolide acetate. Moreover, the active ingredient that we are testing in our most advanced preclinical programs is also leuprolide acetate. Leuprolide acetate is currently marketed for a number of other indications. As a result, competitors can offer and sell leuprolide acetate products so long as they do not infringe, or contribute to the infringement of, or actively induce infringement of, any patents or other proprietary rights that we or others may have the rights to enforce;

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The principal patent protection that covers, or that we expect will cover, the use of VP4896 to treat Alzheimer’s disease and leuprolide acetate to treat other indications stems from a method of use patent and patent applications. This type of patent only protects specified methods of using specified products according to the patent claims. This type of patent does not limit a competitor from making and marketing a product that is identical to our product for an indication that is outside of the patented method. Moreover, physicians may prescribe such a competitive identical product for off label indications that are covered by the applicable patents. In particular, leuprolide acetate, the active pharmaceutical ingredient in VP4896 and the drug being tested by us in our most advanced preclinical programs, is currently marketed for a number of other indications. Although off label prescriptions may infringe or contribute to or actively induce infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute. Consequently, VP4896, if approved, could face competition from leuprolide acetate products that are already on the market, or may later be approved, through off label usage of these products to treat Alzheimer’s disease that may be difficult or impossible for us to prevent because our primary patent protection is limited to method of use claims; and

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We have not applied for method of use patent protection outside of the United States and Canada for use of VP4896 to treat Alzheimer’s disease. As a result, there is a significant risk that we will face early generic competition for VP4896 for the treatment of Alzheimer’s disease in international markets. This risk may be increased if competitors are able to develop formulations of leuprolide acetate, such as other polymeric implants, that are as effective as VP4896 may prove to be or if competitors can demonstrate that commercially available leuprolide acetate can be administered by injection in a manner that is as effective as VP4896 may prove to be.

These limitations on our patent rights may result in competitors taking product sales away from us, which would reduce our revenues and harm our business.

IF CURAXIS FAILS TO COMPLY WITH OUR OBLIGATIONS IN OUR INTELLECTUAL PROPERTY AGREEMENTS WITH DURECT OR OTHER THIRD PARTIES, WE COULD LOSE LICENSE RIGHTS THAT ARE IMPORTANT TO OUR BUSINESS.

We are a party to a license agreement with Durect pursuant to which Durect grants to us a worldwide, royalty-bearing exclusive license relating to Durect’s polymeric implant technology to develop and commercialize VP4896 for the treatment of Alzheimer’s disease. This technology includes patent applications covering the VP4896 formulation and the method of making VP4896. If we fail to perform our obligations under our agreement with Durect, Durect may terminate the agreement and our license to its patents and Auto Search to its manufacturing know-how. If this happened, we would be required to develop or license an alternative sustained release technology for VP4896. This would likely involve reformulating or otherwise changing VP4896. As a result, the FDA would likely require us to perform new pivotal clinical trials of the reformulated or otherwise changed version of VP4896. This could result in lengthy delays in clinical trials, significant interruption of commercial supplies and substantial additional costs. This would substantially harm our business. Furthermore, acceptable alternative technology may not exist, may not be something we are able to develop and may not be available to us on reasonable terms or possibly at all.

In addition to clinically developing VP4896 for mild to moderate Alzheimer’s disease, we also are working on the preclinical development of leuprolide acetate for the treatment of various cancers. We may determine to develop an implantable formulation of leuprolide acetate for these additional indications. However, because our license from Durect is limited to the field of Alzheimer’s disease, we will not be able to develop a leuprolide acetate implant based on Durect’s technology for these additional indications without obtaining an appropriate amendment of our license from Durect. If Durect will not agree to such an amendment, we could seek to develop other polymeric implants of leuprolide acetate that are outside of Durect’s patents and know-how. However, it might be time consuming and expensive for us to do so and might deprive us of the clinical and regulatory benefits that we believe will be available to us from developing a leuprolide acetate implant based on Durect’s technology for additional indications.

We may also enter into additional licenses in the future. Our existing license with Durect imposes, and we expect future licenses with third parties will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

IF CURAXIS IS UNABLE TO PROTECT THE CONFIDENTIALITY OF OUR PROPRIETARY INFORMATION AND KNOW-HOW, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS COULD BE ADVERSELY AFFECTED.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how, including particularly Durect’s manufacturing know-how relating to the production of VP4896. We seek to protect our unpatented proprietary information in part by confidentiality agreements with our employees, consultants and third parties. These agreements may be breached and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. If we are unable to protect the confidentiality of our proprietary information and know-how, competitors may be able to use this information to develop products that compete with our products, which could adversely impact our business. We could be similarly harmed if Durect’s confidential know-how relating to the production of VP4896 becomes known to our competitors.

IF CURAXIS INFRINGES OR IS ALLEGED TO INFRINGE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, IT WILL ADVERSELY AFFECT OUR BUSINESS.

Our research, development and commercialization activities, as well as any product candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our current or future collaborators may choose or be required to seek a license from the third party and be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining Auto Search to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

For example, we are aware of one issued third party U.S. patent, filed after our issued patent was filed, which includes a claim directed to a method for the treatment of a neurodegenerative disorder which could form the basis of an infringement claim. We believe that if this patent were asserted against us in an infringement action relating to VP4896 for the treatment of mild to moderate Alzheimer’s disease, the claims should be held invalid. An issued U.S. patent, however, is entitled to a presumption of validity as a matter of law. If the claims of this third party patent were found valid and interpreted to cover the use of VP4896 for the treatment for Alzheimer’s disease, we would be liable for past damages for infringement and might be required to obtain a license under the patent to manufacture and market VP4896. If a license were not available to us on acceptable terms, or at all, we might not be able to market VP4896.

Moreover, the field of polymeric implants for sustained drug release is highly competitive, and we are aware of third party patents directed to technologies similar to Durect’s. Although we are not aware of any third party patents that would be literally infringed by the commercial development of the VP4896 implant, we are aware of third party patents which include claims directed to implants containing a copolymer of lactic acid and glycolic acid, that could be asserted against our product in the U.S. under the doctrine of equivalents. Even if a U.S. patent claim is not literally infringed, the doctrine of equivalents permits a court to find infringement if the differences between the accused product or process and the patent claims are insubstantial. If a court were to find a third party patent infringed under the doctrine of equivalents, the consequences could be the same as those of a finding of literal infringement, including liability for past damages and the possibility of being enjoined from commercializing the affected product or process. In the event of an injunction, we would be required to cease marketing VP4896, but could develop an alternative sustained release formulation which would not infringe any third party patents. Development of an alternative sustained release formulation would require substantial additional time and expense, including additional regulatory review, all of which could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

IF WE ARE NOT ABLE TO OBTAIN REQUIRED REGULATORY APPROVALS, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PRODUCT CANDIDATES, AND OUR ABILITY TO GENERATE REVENUE WILL BE MATERIALLY IMPAIRED.

Our product candidates and the activities associated with their development and commercialization, including their testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable authorities in other countries. Failure to obtain regulatory approval for a product candidate will prevent us from commercializing the product candidate.

We have not received regulatory approval to market any of our product candidates in any jurisdiction. We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on third party contract research organizations to assist us in this process. Securing FDA approval requires the submission of extensive preclinical and clinical data, information about product manufacturing processes and inspection of facilities and supporting information to the FDA for each therapeutic indication to establish the product candidate’s safety and efficacy. Our future products may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved. Changes in the regulatory approval policy during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA has substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent regulatory approval of a product candidate. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

OUR PRODUCTS COULD BE SUBJECT TO RESTRICTIONS OR WITHDRAWAL FROM THE MARKET AND WE MAY BE SUBJECT TO PENALTIES IF WE FAIL TO COMPLY WITH REGULATORY REQUIREMENTS OR IF WE EXPERIENCE UNANTICIPATED PROBLEMS WITH OUR PRODUCTS, WHEN AND IF ANY OF THEM ARE APPROVED.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and comparable regulatory bodies. These requirements include submissions of safety and other post-marketing information and reports, registration requirements, cGMP requirements relating to quality control, quality assurance and corresponding maintenance of records and documents and requirements regarding the distribution of samples to physicians and recordkeeping. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in:

  restrictions on such products, manufacturers or manufacturing processes;
  warning letters;
  withdrawal of the products from the market;
  refusal to approve pending applications or supplements to approved applications that we submit;
  recall;
  fines;
  suspension or withdrawal of regulatory approvals;
  refusal to permit the import or export of our products;
  product seizure; and
  injunctions or the imposition of civil or criminal penalties.
FAILURE TO OBTAIN REGULATORY APPROVAL IN INTERNATIONAL JURISDICTIONS WOULD PREVENT US FROM MARKETING OUR PRODUCTS ABROAD.

We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or jurisdictions or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market.

THE COMMERCIAL SUCCESS OF ANY PRODUCTS THAT WE MAY DEVELOP WILL DEPEND UPON THE DEGREE OF MARKET ACCEPTANCE BY PHYSICIANS, PATIENTS, HEALTHCARE PAYORS AND OTHERS IN THE MEDICAL COMMUNITY.

Any products that we bring to the market may not gain market acceptance by physicians, patients, healthcare payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

  the prevalence and severity of any side effects;
  the efficacy and potential advantages over alternative treatments;
  the ability to offer our product candidates for sale at competitive prices;
  relative convenience and ease of administration;
  the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
  the strength of marketing and distribution support; and
  sufficient third party coverage or reimbursement.
IF WE ARE UNABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO MARKET AND SELL OUR PRODUCT CANDIDATES, WE MAY BE UNABLE TO GENERATE PRODUCT REVENUES.

We do not currently have a sales or marketing organization and have limited experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any approved product, we must either develop a sales and marketing organization or outsource these functions to third parties. We intend to selectively enter into collaboration agreements with leading pharmaceutical and biotechnology companies to assist us in furthering the development of our product candidates. In particular, we intend to enter into these third-party arrangements for target indications in which our potential collaborator has particular expertise or that involve a large, primary care market that must be served by large sales and marketing organizations. Our goal in these collaborations will be to maintain co-promotion or co-commercialization rights in the United States and, in some cases, other markets.  There are risks involved with establishing our own sales and marketing capabilities, as well as in entering into arrangements with third parties to perform these services. For example, developing a sales force is expensive and time consuming and could delay any product launch. We will begin to incur many sales and marketing costs prior to receiving marketing approval for our product candidates. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or prohibited as a result of FDA requirements or other reasons, our investment in these functions would be lost. If we enter into arrangements with third parties to perform sales and marketing services, our product revenues could be lower than if we directly sold and marketed our products. In addition, any revenues received under such arrangements will depend on the skills and efforts of others, and we do not know whether these efforts will be successful.

IF THIRD PARTY PAYORS DO NOT PROVIDE COVERAGE FOR PRODUCTS WE MAY DEVELOP, OR IF THE AMOUNT THAT A THIRD PARTY PAYOR MAY REIMBURSE HEALTH CARE PROVIDERS WHO USE ANY PRODUCTS THAT WE MAY DEVELOP IS NOT ADEQUATE TO COMPENSATE THE HEALTH CARE PROVIDER FOR THE USE OF ANY SUCH PRODUCT, OUR REVENUES AND PROSPECTS FOR PROFITABILITY WILL SUFFER.

Our revenues and profits will depend heavily on purchases of any products we may develop by health care providers who receive reimbursement from third party payors, including governmental and private payors, both in the United States and abroad. Whether health care providers will purchase any products we develop will depend in part upon the coverage policies and availability of adequate reimbursement from such third party payors. Obtaining reimbursement from a third party payor will depend on whether a product is covered under the third party payor’s benefit plan. In general, to be covered, a product must fall within a designated benefit category and be medically reasonable and necessary for treatment. However, even if covered, the amount and method of reimbursement will vary based on factors such as the particular site of service in which the product is used.

Obtaining a determination that a product is covered is a time-consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payor. We may not be able to provide data sufficient to gain coverage. Even when a payor determines that a product is covered, the payor may impose limitations that preclude payment for some uses that are approved by the FDA or comparable authorities but are determined by the payor to not be medically reasonable and necessary. Moreover, eligibility for coverage does not imply that any product will be covered in all cases or that reimbursement will be available at a rate that permits the health care provider to cover its costs of using the product.

Most persons suffering from Alzheimer’s disease are elderly, and therefore we expect that coverage and reimbursement for VP4896 for this indication in the United States will be primarily through the Medicare program. Our business would be materially adversely affected if the Medicare program were to determine that it will not: (1) cover VP4896 for the treatment of Alzheimer’s disease, or any other products we may develop; or (2) adequately reimburse health care providers for the use of VP4896 or any other products we may develop.

Beginning in 2005, pursuant to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare changed the formula used to calculate the reimbursement for physician-administered drugs. The price established for VP4896 under the Medicare program under the new formula will probably be less than under the previous formula. In addition, alternative methods for calculating reimbursement are used under the Medicare program depending on the benefit category and site of service, which could lower reimbursement still further. In addition, starting in January 2006, physicians now have the option of being reimbursed directly by Medicare or participating in the Competitive Acquisition Program, or CAP, whereby the physician has the option to obtain drugs from a CAP vendor who negotiates prices with drug companies and obtains reimbursement from Medicare for the drug. If substantial numbers of physicians participate in the CAP, it will likely decrease the price we can obtain for VP4896 from the CAP vendor, if it is approved for marketing.

Any products we may develop may also receive reimbursement under Medicaid. If the state-specific Medicaid programs do not provide adequate coverage and reimbursement for any products we may develop, it may have a negative impact on our operations.

The scope of coverage and payment policies varies among third-party private payors, including indemnity insurers, employer group health insurance programs and managed care plans. Such third party carriers may base their coverage and reimbursement on the coverage and reimbursement rate paid by carriers for Medicare beneficiaries. Furthermore, many such payors are investigating or implementing methods for reducing health care costs, such as the establishment of capitated or prospective payment systems. Cost containment pressures have led to an increased emphasis on the use of cost-effective products by health care providers. If private payors do not provide adequate coverage or reimbursement for any products we may develop, it could have a negative effect on revenues and results of operations.

FOREIGN GOVERNMENTS TEND TO IMPOSE STRICT PRICE CONTROLS, WHICH MAY ADVERSELY AFFECT OUR REVENUES, IF ANY.

In some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be adversely affected.

IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES AND MAY BE REQUIRED TO LIMIT COMMERCIALIZATION OF ANY PRODUCTS THAT WE MAY DEVELOP.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. Because VP4896 is being developed as an implant that will contain eight weeks’ supply of drug, we may face higher product liability risk than if our product was administered in another form, such as a daily pill. If we cannot successfully defend ourselves against claims that our product candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

  decreased demand for any product candidates or products that we may develop;
  injury to our reputation;
  withdrawal of clinical trial participants;
  costs to defend the related litigation;
  substantial monetary awards to trial participants or patients;
  loss of revenue; and
  the inability to commercialize any products that we may develop.
We have product liability insurance that covers our clinical trials up to a $10 million annual aggregate limit and subject to a per claim deductible. The amount of insurance that we currently hold may not be adequate to cover all liabilities that may incur. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for any products. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

WE FACE SUBSTANTIAL COMPETITION WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO.

The development and commercialization of new drugs is highly competitive. We face competition with respect to our current product candidates and any products we may seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization. Our competitors may develop products that are more effective, safer, more convenient or less costly than any that we are developing or that would render our product candidates obsolete or non-competitive. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours.

We believe that many competitors are attempting to develop therapeutics for Alzheimer’s disease, including academic institutions, government agencies, public and private research organizations, large pharmaceutical companies and smaller more focused companies.

There are currently five drugs approved for the treatment of Alzheimer’s disease in the United States. In many cases, these products have well-known brand names, are distributed by large pharmaceutical companies with substantial resources and experience and have achieved widespread acceptance among physicians and patients. See “Business—Alzheimer’s disease.” In addition, we are aware of product candidates of third parties that are in development, which, if approved, would compete against our product candidates, if approved.

Durect has made a commitment to us not to develop, commercialize or license to someone else formulations of leuprolide acetate that release a similar dose per unit of time as does VP4896, but has otherwise not committed to us that it will not develop other leuprolide acetate products including sustained release leuprolide acetate products using its technologies. As a result, Durect could collaborate with a third party to develop a product having a different dose that competes with VP4896, in some cases using the same Durect sustained release technology as is included in VP4896. Finally, as described under “Risk Factors—There are limitations on our patent rights relating to our product candidates and technologies, including with respect to the use of VP4896 to treat Alzheimer’s disease, that may affect our ability to exclude third parties from competing against us if we receive approval to market these product candidates or technologies,” to the extent that we market products with active ingredients that do not have composition of matter patent protection and are approved for other indications, such as leuprolide acetate, it is possible that we will experience competition from off label sales of products containing these active ingredients.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to or necessary for our programs or advantageous to our business.

Our lead product candidate, VP4896 for the treatment of mild to moderate Alzheimer’s disease, is a small biodegradable implant that is administered once every eight weeks by a physician in the physician’s office through a minor surgical procedure. All drugs currently marketed for the treatment of Alzheimer’s disease, and many of the drugs under development for this indication, are orally self-administered pills. If VP4896’s administration method is not accepted by patients or physicians, we may not generate significant product revenues and our business may be materially harmed.

OUR BUSINESS ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS, WHICH REQUIRE COMPLIANCE WITH ENVIRONMENTAL AND OCCUPATIONAL SAFETY LAWS REGULATING THE USE OF SUCH MATERIALS. IF WE VIOLATE THESE LAWS, WE COULD BE SUBJECT TO SIGNIFICANT FINES, LIABILITIES OR OTHER ADVERSE CONSEQUENCES.

Our research and development programs involve the controlled use of hazardous materials. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. Although we believe that our safety procedures for handling and disposing of these materials comply in all material respects with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In addition, our collaborators may not comply with these laws. In the event of an accident or failure to comply with environmental laws, we could be held liable for damages that result, and any such liability could exceed our assets and resources.

WE MUST COMPLY WITH FEDERAL, STATE AND FOREIGN LAWS, REGULATIONS, AND OTHER RULES RELATING TO THE HEALTH CARE BUSINESS, AND, IF WE ARE UNABLE TO FULLY COMPLY WITH SUCH LAWS, REGULATIONS AND OTHER RULES, WE COULD FACE SUBSTANTIAL PENALTIES.

We are or will be directly or indirectly through our customers, subject to extensive regulation by the federal government, the states and foreign countries in which we may conduct our business. The laws that directly or indirectly affect our ability to operate our business include the following:

  the federal Medicare and Medicaid Anti-Kickback law, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid Programs;
  other Medicare laws, regulations, rules, manual provisions and policies that prescribe the requirements for coverage and payment for services performed by our customers, including the amount of such payment;
  the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;
  the federal False Statements Act, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; and
  state and foreign law equivalents of the foregoing.

If our operations are found to be in violation of any of the laws, regulations, rules or policies described above or any other law or governmental regulation to which we or our customers are or will be subject, or if the interpretation of the foregoing changes, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, if our customers are found non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any penalties, damages, fines, curtailment or restructuring of our operations would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations, and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation.

WE HAVE SUBSTANTIAL INDEBTEDNESS TO TRADE CREDITORS AND SEVERAL TRADE CREDITORS HAVE OBTAINED JUDGMENTS AGAINST US.

We have substantial indebtedness to trade creditors relating to goods and services provided to us in connection with our truncated Phase III trials. In general, our relationship with our trade creditors have remained cordial despite this indebtedness and the vast majority of our trade creditors have cooperated  with us in our efforts to defer payments to them until we can obtain further financing. However, there can be no assurance that our trade creditors will continue to be cooperative and one or more of them may choose to bring suit to enforce their claims.  One trade creditor won a judgment of approximately $1,100,000 against Curaxis and we subsequently entered into a negotiated payment arrangement with this creditor, which reduced the ultimate liability to $900,000. In addition, several other trade creditors have obtained default judgments against the Curaxis, although to our knowledge none of such creditors have initiated any court proceedings to enforce those judgments. To date, the total amount of judgments rendered against Curaxis is $1.45 million.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CHIEF EXECUTIVE OFFICER AND OTHER KEY EXECUTIVES AND TO ATTRACT, RETAIN AND MOTIVATE QUALIFIED PERSONNEL.

We are highly dependent on Patrick S. Smith, our Chairman, President and Chief Executive Officer, David J. Corcoran, our Chief Financial Officer, and the other principal members of our executive and scientific teams. Although we do not have any reason to believe that we may lose the services of any of these persons in the foreseeable future, the loss of the services of any of these persons might impede the achievement of our research, development, and commercialization objectives.  At this time, we do not have employment agreements with any of our key personnel, including Mr. Smith and Mr. Corcoran.

Recruiting and retaining qualified scientific personnel and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

FORWARD-LOOKING STATEMENTS

This information statement/prospectus contains forward-looking statements.  Such forward-looking statements may include statements regarding, among other things:

●	the proposed Merger with Curaxis, including the expected time period for closing the Merger;
●	the ability to obtain or meet the closing conditions in the merger agreement, including applicable regulatory and tax requirements, and to otherwise complete the Merger in a timely manner;
●	future financial and operating results, including cash requirements;
●
the effects of local and national economic, credit and capital market conditions on the economy in general, and on the pharmaceutical industry in particular, and the effects of foreign exchange rates and interest rates;

●	the ability to realize the synergies and other perceived advantages resulting from the Merger;
●	future opportunities of the combined company;
●	our growth strategies;
●	anticipated trends in our industry;
●	changes in laws, including increased tax rates, regulations or accounting standards, third party relations and approvals, and decisions of courts, regulators and governmental bodies;
●	access to available and feasible financing on a timely basis;
●	our anticipated needs for working capital; and
●	the ability to retain key personnel both before and after the Merger.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.

Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this information statement/prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this information statement/prospectus will in fact occur. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated from these forward-looking statements, even if new information becomes available in the future.

THE MERGER

This section of the information statement describes the merger and related transactions. Although we believe that the description in this section covers the material terms of the merger and the transactions, this summary may not contain all of the information that is important to you. You must carefully read the entire information statement and the other documents we refer to in this information statement, including the Merger Agreement, for a more complete understanding of the Merger Agreement and the transactions contemplated thereby.

General

The Merger Agreement provides that, at the Effective Time of the Merger, Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Auto Search, will merge with and into Curaxis, with Curaxis continuing in existence as the Surviving Corporation.  Each share of Curaxis Common Stock issued and outstanding at the Effective Time will be converted into one (1) share of Auto Search Common Stock.

Auto Search will also assume the due performance of all the terms and conditions of each outstanding Company Warrant (as defined in the Merger Agreement).  Each such Company Warrant shall become exercisable into an equal number of shares of Auto Search Common Stock at the Exercise Price defined in the Merger Agreement.

Each share of the Auto Search Common Stock issued to the Curaxis shareholders pursuant to the Merger Agreement shall be restricted from trading or resale for a period of one (1) year commencing at the Effective Time.  Such restriction shall not apply to Auto Search Common Stock issued in exchange for shares of  Curaxis Common Stock issued in Curaxis’ Bridge Financing (as defined in the Merger Agreement).

The Certificate of Incorporation and By-laws of the Surviving Corporation will be the Curaxis Certificate of Incorporation and By-laws from and after the Effective Time.

Auto Search’s sole officer and director will resign effective as of the Effective Time of the Merger and be replaced by the Curaxis officers and directors.

Background of the Merger

As part of their ongoing management of the business and affairs of their respective companies, the Sole Director of Auto Search and the Curaxis Board of Directors periodically evaluated potential strategic alternatives and considered ways to enhance their respective company’s performance and prospects in light of current business and economic conditions. For each company, these reviews included consideration of potential strategic transactions with other companies and the potential benefits and risks of such transactions. However, none of these deliberations resulted in substantive discussions relating to the possible terms of any merger or similar transaction.

In particular, during 2008 and early 2009, Curaxis’ management and the Curaxis Board of Directors considered numerous alternatives in their efforts to raise capital to advance the clinical development of Curaxis’ therapeutic candidates. After an extensive search, on May 28, 2009, Curaxis entered into a transaction management agreement with Southridge Business Solutions Group, LLC (“Southridge”) of Ridgefield, Connecticut, to assist Curaxis in becoming a publicly-traded company.

In connection with its goal of establishing a public trading market for shares of its common stock, on September 14, 2009, Curaxis and Auto Search entered into a letter of intent (the “Letter of Intent”) to merge Curaxis into Acquisition Corp. on terms that were subsequently incorporated into the Merger Agreement, which was executed by Curaxis and Auto Search on February 8, 2010.  In addition, under the terms of the Merger Agreement and in consideration for the cancellation of 181,285,000 shares of Auto Search Common Stock, Curaxis will pay $100,000 to Jonathan Martin and issue 3,589,460 warrants to purchase Auto Search Common Stock.

The negotiations that led to the terms reflected in the Letter of Intent and the Merger Agreement were conducted at arm’s length during the period from August 28, 2009, through September 4, 2009. The discussions were conducted on behalf of Curaxis by Patrick S. Smith, Curaxis’ Chief Executive Officer and David J. Corcoran, Curaxis’ Chief Financial Officer, and on behalf of Auto Search by Jonathan Martin, Auto Search’s Chief Executive Officer.  Southridge served as an advisor to Curaxis and as an intermediary to both parties in these discussions and, in that capacity, communicated each side’s position on various issues to the other side and suggested possible responses for Curaxis on those positions.

The discussions, which took place on August 28, 2009, September 2, 2009, and September 4, 2009, focused principally on the relative ownership of the post-merger company as between Auto Search and Curaxis shareholders, the amount of cash to be paid by Curaxis to Auto Search or its shareholders in connection with the merger, the maximum amount of liabilities that Auto Search would be permitted to have at closing and the composition of the post-merger company’s board of directors and executive management. On August 28, 2009 Auto Search initially proposed an 83/17 split on relative ownership between Curaxis and Auto Search stockholders plus a payment of $500,000 to Auto Search or its stockholders. On September 2, 2009, Curaxis counter-offered with a 90/10 split on relative ownership between Curaxis and Auto Search stockholders with no cash payment to Curaxis or its stockholders. On September 4, 2009, Auto Search offered a new proposal of an 85/15 split between Curaxis and Auto Search stockholders, plus a payment of $100,000 to Auto Search or its stockholder and a provision allowing Auto Search to have as much as $25,000 in liabilities at the closing of the merger. On September 4, Curaxis agreed to this new proposal.  The offers and counteroffers by Auto Search and Curaxis were communicated by telephone to a representative of Southridge, who in turn communicated the offers and counteroffers to the other party. Management of both Auto Search and Curaxis participated in these discussions and accordingly were continuously aware of the status and outcome of the discussions, leading to the execution of the Letter of Intent on September 14, 2009.

Curaxis Board of Directors approved the Letter of Intent at a board meeting held on September 8, 2009 and approved the Merger Agreement at a board meeting held on January 18, 2010. The Sole Director of Auto Search approved the Letter of Intent on August 29, 2009, and approved the Merger Agreement on January 18, 2010.

Curaxis’ Reasons for the Merger and Recommendation

In reaching the decision to adopt the Merger Agreement and recommend it for approval by the respective equity holders of the companies, the Curaxis Board of Directors and the Sole Director of Auto Search consulted with respective management, as well as outside advisor representatives from Southridge. As discussed in greater detail below, these consultations included discussions regarding Auto Search’s strategic business plan, the costs and risks of executing Curaxis’ business plan as a public company, Curaxis’ cash position and prospects for raising more cash, its past and current business operations, and its future prospects, the strategic rationale for the potential transaction with Auto Search and the terms and conditions of the Merger Agreement.

The Curaxis Board of Directors determined that the Merger is advisable and in the best interest of the Curaxis stockholders. In reaching its decision to approve the Merger Agreement, the Curaxis Board of Directors reviewed Auto Search’s business strategy and financial position and Curaxis management reviewed Auto Search’s key contracts and performed a due diligence investigation. The Curaxis Board of Directors identified and considered several factors in its assessment, which, when taken as a whole, supported the decision to approve the Merger and Merger Agreement.

These factors and potential benefits of the Merger considered by the Curaxis Board of Directors included the following:
●	the ability of the combined company to potentially secure investor capital and financing for development of Curaxis product portfolio;
●	leveraging Auto Search’s existing general and administrative infrastructure as a public company to further reduce Curaxis overhead associated with becoming a public company; and
●	The possible liquidity opportunities for Curaxis’ stockholders subsequent to the Merger as a result of the exchange of their Curaxis shares for shares of Auto Search.

The Sole Director of Auto Search considered the following additional factors:

●	access to a rich pipeline of products including those in the late stages of clinical development; and
●	securing a pipeline of products at an attractive price based upon the stage of corporate development within which Curaxis is situated.

The negative factors considered by Curaxis’ management and the Curaxis Board of Directors in considering the Merger were principally the dilution to Curaxis Shareholders as a result of the Merger and the risk that, following the Merger, Curaxis would be unable to raise the capital needed to proceed with clinical development of its drug pipeline. In the view of Curaxis’ management and the Curaxis Board of Directors, these factors were outweighed by the potential benefits of the Merger.

Taking into account all of the material facts, matters and information, including those described above, the Curaxis Board of Directors and the Sole Director of Auto Search believe that the Merger Agreement is advisable and fair to and in the best interests of each of Curaxis and Auto Search and each company’s respective equity holders.

Board of Directors and Officers Post-Merger and Equity Interests

The directors of Auto Search immediately following consummation of the Merger will be Patrick S. Smith, David J. Corcoran, Bert A. Spilker, Sheldon L. Goldberg, William E. McConville, and Ronald V. Pompeo Jr., and the officers will be Patrick S. Smith, Chairman, President and Chief Executive Officer, David J. Corcoran, Executive Vice President and Chief Financial Officer, and Judith S.T. Geaslen, Vice President of Finance.  There are no (i) employment; (ii) compensation: or (iii) affiliated agreements in place with the future officers or directors of Auto Search at this time or at such time as the Merger is deemed to be effective.

No Independent Financial Advisor

Neither Curaxis nor Auto Search has engaged an independent financial advisor to consult with, or render an opinion on, the relative advantages and disadvantages of the transactions.

Vote Required

Section 228 of the DGCL provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the proposals as early as possible in order to accomplish Curaxis purposes as described herein, on or about February 5, 2010 the Curaxis Board of Directors obtained written consents from holders of approximately 70% of Curaxis’ outstanding share of Common Stock  approving the Merger Agreement.

Completion and Effectiveness of the Merger

The Merger will be completed when all of the conditions to completion of the Merger are satisfied or waived.  The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Appraisal Rights

Under Delaware law, Curaxis stockholders who have not consented to the Merger are entitled, after complying with certain requirements of Delaware law, to dissent from the approval of the authority with respect to the Merger, pursuant to Section 262 of the DGCL (“Dissenters’ Law”) and to be paid the “fair value” of their shares of the Curaxis Common Stock in cash by complying with the procedures set forth in the Dissenters’ Law. Set forth below is a summary of the procedures relating to the exercise of appraisal rights by Curaxis stockholders. This summary does not purport to be a complete statement of the provisions of the Dissenters’ Law and is qualified in its entirety by reference to such provisions.

Under Delaware law, holders of Curaxis Common Stock who do not wish to accept the merger consideration have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Curaxis Common Stock together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Curaxis stockholders may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the DGCL, which is referred to in this prospectus as Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect its appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in a termination or waiver of your appraisal rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of Curaxis Common Stock exercise their appraisal rights.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of the merger and that appraisal rights are available. This prospectus constitutes the notice to Curaxis’ stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text on appraisal rights in this prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Holders of shares of Curaxis Common Stock who have not consented to the Merger and who desire to exercise their appraisal rights must deliver a written demand for appraisal to Curaxis within 20 days after the mailing of this prospectus. A demand for appraisal must reasonably inform Curaxis of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Curaxis Common Stock held by such stockholder. All demands for appraisal should be addressed to David Corcoran, Curaxis Pharmaceutical Corporation, 12600 Deerfield Parkway, Suite 100, Alpharetta, GA 30004 or sent by facsimile to (678) 566-3551, and should be executed by, or on behalf of, the record holder of shares of Curaxis Common Stock. ALL DEMANDS MUST BE RECEIVED BY CURAXIS WITHIN TWENTY DAYS AFTER THE DATE THIS PROSPECTUS WAS MAILED TO CURAXIS STOCKHOLDERS, AS SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS.

If you fail to deliver a written demand for appraisal within the time period specified above and the merger is completed, you will be entitled to receive the merger consideration for your shares of Curaxis Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Curaxis Common Stock.

To be effective, a demand for appraisal by a holder of shares of Curaxis Common Stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Curaxis. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective date of the merger.

If you hold your shares of Curaxis Common Stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.

Within ten days after the effective date of the merger, Curaxis will give written notice that the merger has become effective to each stockholder who is entitled to appraisal rights and has properly filed a written demand for appraisal in accordance with Section 262. At any time within sixty days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and accept the terms of the merger by delivering a written withdrawal of the stockholder’s demands for appraisal. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Curaxis Common Stock.

Within 120 days after the effective date of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to Curaxis, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by Internet America or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either Curaxis or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon Curaxis. Curaxis has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Curaxis has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Curaxis, Curaxis will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by Curaxis. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon Curaxis and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Curaxis Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of Curaxis. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Curaxis is sending a notice of appraisal rights to Curaxis stockholders with this information statement. Dissenting stockholders must, by no later than 20 days following Curaxis’ mailing of the notice of appraisal rights demand in writing from Curaxis or Auto Search the appraisal of such holders’ shares.

THE MERGER AGREEMENT

This section summarizes the material provisions of the Merger Agreement. The following is not a complete statement of all the provisions of the Merger Agreement. Detailed terms and conditions are contained in the Merger Agreement, a copy of which is attached to this information statement as Exhibit 2.1 and is incorporated into this information statement by reference. For a complete presentation of this information, please read the full text of the Merger Agreement.

Structure of the Merger and Conversion of Curaxis Common Stock

General

Pursuant to the Merger Agreement, Acquisition Corp. will merge with and into Curaxis, with Curaxis being the Surviving Corporation and a wholly-owned subsidiary of Auto Search.  The Merger will become effective as of the date and at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).  In accordance with the terms of the Merger Agreement, at the Effective Time, each share of Curaxis Common Stock will be converted into the right to receive one (1) share of Auto Search Common Stock, par value $0.0001 per share. After the Merger is completed, it is expected that Curaxis pre-merger stockholders will own approximately 63,973,202 shares of Auto Search Common Stock or approximately 89% of the outstanding shares of the combined company, subject to adjustment under the terms of the Merger Agreement.  At the Effective Time, shares of Curaxis Common Stock will no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of Curaxis Common Stock shall cease to have any rights with respect to the shares of Curaxis Common Stock, except the right to receive the merger consideration (as described above).

Auto Search will also assume the due performance of all the terms and conditions of each outstanding Company Warrant (as defined in the Merger Agreement).  Each such Company Warrant shall become exercisable into an equal number of shares of Auto Search Common Stock at the Exercise Price defined in the Merger Agreement.

Each share of the Auto Search Common Stock issued to the Curaxis stockholders pursuant to the Merger Agreement shall be restricted from trading or resale for a period of one (1) year commencing at the Effective Time.  Such restriction shall not apply to shares of Auto Search Common Stock issued in exchange for shares of  Curaxis Common Stock that were issued  in Curaxis’ Bridge Financing (as defined in the Merger Agreement).

Exchange of Curaxis Common Stock for certificates representing shares of Auto Search Common Stock

When the Merger is completed, shares of Curaxis Common Stock will be canceled and the former holders of Curaxis Common Stock will receive certificates representing shares of Auto Search Common Stock which constitute the number of full shares of Auto Search Common Stock to which they are entitled under the Merger Agreement. In the event that the merger becomes effective, the capitalization of Auto Search will consist of 480,000,000 common shares authorized, 20,000,000 preferred shares authorized, 71,667,902 common shares issued, 13,720,597 common shares reserved for issuance, and 394,611,501 common shares authorized and unissued but not reserved.  Upon the exercise of all options and warrants, the Company may be required to issue up to 13,541,501 restricted shares of common stock.

Restrictions on Sales of Shares Held by holders of Auto Search Common Stock

Shares of Auto Search Common Stock to be issued to holders of Curaxis Common Stock in the merger are required to be registered by Auto Search in a registration statement on form S-4 prior to the Effective Time.  Any material “blue sky” and other state securities laws applicable to the registration and qualification of Auto Search Common Stock issuable or required to be reserved for issuance pursuant to the Merger Agreement are also required to be complied with.

Conditions to the Merger

Conditions to Auto Search’s and Curaxis’ Obligations

Neither Auto Search nor Curaxis are obligated to complete the Merger unless various conditions are satisfied or waiver, including without limitation the following:

●
No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the Auto Search and Curaxis shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated;

●
Other than the filing of the Delaware Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the Merger and the consummation of the other transactions contemplated by the Merger Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect with respect to Auto Search or a Material Adverse Effect with respect to Curaxis, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect with respect to Auto Search or Curaxis;

●
This Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of Auto Search Common Stock issuable or required to be reserved for issuance pursuant to this Merger Agreement shall have been complied with;

●	No stop order suspending the use of the Information Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff;
●
The Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of shares of Curaxis Common Stock to the extent required pursuant to the requirements of the Certificate of Incorporation and the DGCL;

Conditions to Auto Search’s Obligations

Auto Search is not obligated to complete the Merger unless various conditions are satisfied or waived, including without limitation the following:

●
The representations and warranties of Curaxis contained in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by the Merger Agreement or in the applicable disclosure schedules, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date;

●
Curaxis has performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by Curaxis prior to the Effective Time; and

●	Since the dated of the Merger Agreement, there shall not have occurred any Material Adverse Effect or Material Adverse Change (in each case as defined in the Merger Agreement) with respect to Curaxis;

Conditions to Curaxis Obligations

Curaxis is not obligated to complete the merger unless various conditions are satisfied or waived, including, without limitation, the following:

●
The representations and warranties of Auto Search contained in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by the Merger Agreement or in the applicable disclosure schedules, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date;

●
Auto Search shall have performed, in all material respects, all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with, in all material respects, by it prior to the Closing Date; and

●
There shall not be pending by any governmental entity or any other person or solely with respect to any governmental entity, threatened by any suit, action or proceeding, challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties. These include representations and warranties of Auto Search and Curaxis with respect to, among other things: organization and qualification; authority; capitalization; equity interests; financial statements; absence of undisclosed liabilities; absence of certain changes or events; compliance with laws; permits and litigation.

The representations, warranties and covenants made by Auto Search and Curaxis in the Merger Agreement are qualified by information contained in disclosure schedules delivered to one another in connection with the execution of the Merger Agreement.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the Transaction. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

Neither Curaxis nor Auto Search (together, the “Companies”) has sought and they will not seek any rulings from the IRS with respect to the United States federal income tax consequences discussed below. The discussion below does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed below will be accepted by the IRS or the courts.

This discussion is limited to U.S. stock holders of Auto Search and Curaxis that hold their stock of common stock as capital assets (“Common Stockholders”). It does not address aspects of United States federal income taxation that may be relevant to Common Stock Holders who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, Common Stockholders holding their stock as part of a hedge, straddle or other risk reduction transaction, and persons that are subject to loss disallowance rules with respect to their shares of common stock.

This discussion does not cover the federal income tax treatment of holders of warrants or options to acquire Curaxis or Auto Search stock. Such rights holders should seek advice of their own tax counsel as to tax treatment of such rights.

In addition, the discussion does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations or the alternative minimum tax. The Companies provide no assurance with respect to any individual holder’s tax status or taxable position with respect to the Transaction, the Merger Agreement or the transactions contemplated thereby and holders are encouraged to seek independent advice from their tax advisors.

HOLDERS OF CURAXIS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

The following notice is based on United States Treasury Regulations governing practice before the IRS: (1) any United States federal tax advice contained in this information statement is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding United States federal tax penalties that may be imposed on the taxpayer, (2) any such advice is written to support the promotion or marketing of the transactions described in this memorandum, and (3) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Curaxis has received an opinion of Curaxis tax counsel- Paul D. Wigg-Maxwell, that the Merger will qualify for federal income tax purposes as a “reorganization”‘, within the meaning of Section 368(a) of the Code. In rendering this opinion, counsel will require and rely upon representations contained in correspondence with Curaxis. If the representations are inaccurate or incorrect, the conclusions reached in the opinion could he inaccurate or incorrect. In addition, the conclusions will be subject to certain qualifications and limitations as set forth in the opinion.

Assuming that in accordance with the opinion, the merger qualifies as a reorganization, (i) except with respect to cash received in the exercise of dissenter’s rights, no gain or loss will be recognized for federal income tax purposes by the Common Stockholders of Curaxis upon the exchange of Curaxis common shares for Auto Search common stock as a consequence of the Merger, (ii) neither Curaxis nor Auto Search will recognize any gain or loss as a result of the Merger. (iii) the aggregate tax basis of the shares of Auto Search Common Stock received in the Merger by all holders of Curaxis Common Stock will be the same as the aggregate tax basis of the shares of Curaxis Common Stock held by such holders prior to the Effective Time, and (iv) the holding period of the Common Stock received in the Merger will include the period for which the shares of Curaxis Common Stock were held.

Common Stockholders exercising dissenter’s rights under Delaware state law will treat the receipt of cash in exchange for their shares as a taxable transaction. Such Common Stockholders should consult their own tax advisors as to the proper treatment and reporting of the transaction.

COMPARISON OF RIGHTS OF AUTO SEARCH STOCKHOLDERS AND CURAXIS STOCKHOLDERS

As a result of the merger, Curaxis common stockholders will become holders of Auto Search common stock. Auto Search is a Nevada corporation and Curaxis is a Delaware corporation. The rights of Auto Search stockholders are currently governed by the certificate of incorporation of Auto Search, or the Auto Search charter, the amended and restated bylaws of Auto Search, or the Auto Search bylaws, and the laws of the State of Nevada. The rights of Curaxis stockholders are currently governed by the articles of incorporation of Curaxis, or the Curaxis articles, the bylaws of Curaxis and the laws of the State of Delaware. At the effective time of the merger, holders of Curaxis common stock will become holders of Auto Search common stock and, as such, the rights of such holders will be governed by Nevada law, the Auto Search charter and the Auto Search bylaws.

The following is a summary comparison of the material similarities and differences between the rights of holders of Auto Search common stock and holders of Curaxis common stock. These differences arise from differences between provisions of the Auto Search charter and the Curaxis articles, Auto Search’s bylaws and Curaxis’ bylaws and the Nevada Revised Statutes, referred to as the NRS, and the Delaware General Corporation Law, referred to as the DGCL. The following discussion is only a summary of the material differences and does not purport to be a complete description of all the differences. This summary is qualified in its entirety by reference to the full text of the Auto Search charter, the Curaxis articles, the Auto Search bylaws, the Curaxis bylaws, the DGCL, and the NRS. Please consult the DGCL, the NRS, and the respective governing documents of Auto Search and Curaxis, each as amended, restated, supplemented or otherwise amended from time to time, for a more complete understanding of the differences in the rights between the holders of Auto Search common stock and holders of Curaxis common stock.

Authorized Capital

Auto Search. Auto Search is authorized to issue 480,000,000 shares of common stock, par value of $0.0001 per share, and 20,000,000 shares of blank check preferred stock, par value of $0.0001 per share. As of April 30, 2010, there were 188,979,700 shares of common stock outstanding and 0 shares of preferred stock outstanding.

Curaxis. Curaxis is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and As of April 30, 2010, there were 63,973,202 shares of common stock outstanding and no shares of preferred stock outstanding.

Stockholder Actions

Auto Search.  The NRS does not distinguish between regular and special meetings of stockholders, but instead provides that notice of all meetings of stockholders must be given by the president, a vice president, the secretary, an assistant secretary, or by such other person as the corporation’s bylaws may prescribe or permit or the directors may designate. Annual meetings will be held on the date and time designated by the board of directors. Under the Auto Search bylaws, special meetings may be called by the chairman of the board, or a majority of the board of directors.  Notice of a special meeting must be given no more than 60 and no less than 10 days prior to the meeting. A majority of the shares of Auto Search common stock issued and outstanding and present in person or by proxy at a special meeting will constitute a quorum for purposes of the meeting. Action by written consent of stockholders is permitted.

Curaxis. The DGCL provides that the board of directors or such person or persons authorized by the corporation’s charter or bylaws may call a special meeting of stockholders. The Curaxis bylaws provide that special meetings of stockholders may be called by the chairman of the board, the president, the board or holders of issued and outstanding shares representing at least 50 percent of all votes entitled to be cast at the meeting. A majority of the shares of Curaxis common stock issued and outstanding and present in person or by proxy at a special meeting will constitute a quorum for purposes of the special meeting. Action by written consent of the stockholders is permitted.

Advance Notice of Director Nominations and Other Proposals

Auto Search. The NRS does not prescribe any advance notice period. The Curaxis articles and bylaws do not require Curaxis stockholders to provide any advance or special notice for director nominations or other proposals.  For an annual meeting, a stockholder must give notice of nominations or proposals to the secretary between 90 and 120 days before the one-year anniversary of the previous meeting.  For a special meeting at which directors are to be elected, a stockholder must give notice of nominations to the secretary between 90 days and 120 days before the meeting, or not less than 10 days after the public announcement of the special meeting is first made.

Curaxis.  For an annual meeting, a stockholder must give notice of nominations or proposals to the secretary between 90 and 120 days before the one-year anniversary of the previous meeting. For a special meeting at which directors are to be elected, a stockholder must give notice of nominations to the secretary between 90 days and 120 days before the meeting, or not less than 10 days after the public announcement of the special meeting is first made.

Classification of Board of Directors

Auto Search. The NRS permits corporations to classify their boards of directors. However, the Auto Search board of directors is not classified and each director stands for election at each annual meeting of stockholders.

Curaxis. The DGCL permits corporations to classify their boards of directors. However, the Curaxis board of directors is not classified and each director stands for election at each annual meeting of stockholders.

Number of Directors

Auto Search. The NRS requires that a corporation have at least one director and permits the articles of incorporation or bylaws of a corporation to govern the number and term of directors. The Auto Search bylaws require a minimum of one and permit a maximum of eight directors on the board of Auto Search. There is currently one director on the board of Auto Search.

Curaxis. The DGCL permits the certificate of incorporation or bylaws of a corporation to govern the number and term of directors. The Curaxis bylaws give the board the authority to set the number of directors. There are currently 5 directors on the board of Curaxis.

Removal of Directors

Auto Search. The NRS provides that any director may be removed by the vote of stockholders representing not less than two-thirds of the voting power of issued and outstanding stock, unless the articles of incorporation require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock. The NRS does not distinguish between removal of directors with or without cause.

Curaxis. The DGCL provides that stockholders may remove a director only for cause. The Curaxis bylaws provide that directors may only be removed for cause, and only by a majority stockholder vote.

Qualification of Directors

Auto Search. The NRS provides that each director must be a natural person who is at least 18 years of age. There are no additional qualifications for Auto Search directors in the Auto Search articles or bylaws.

Curaxis. The DGCL provides that each director must be a natural person. There are no additional qualifications for Curaxis directors in the Curaxis charter or bylaws.

Amendment of Certificate or Articles of Incorporation

Auto Search. Under the NRS, a proposed amendment to the articles of incorporation requires a resolution adopted by the board of directors and the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the articles of incorporation.

The NRS provides that if any such amendment would alter or change any preference or other right given to any class or series of outstanding shares, in addition to the affirmative vote required, the vote of the holders of a majority of the voting power of each class or series adversely affected, voting as a separate class or series, is required unless the articles of incorporation specifically deny the right to vote on such an amendment.

Curaxis. Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class.

The DGCL provides that if any such amendment would alter or change the rights of any holders of shares of a class of stock without voting rights, the vote of the holders of a majority of all outstanding shares of the class, voting as a separate class, is nevertheless required to authorize such amendment.

Amendment of Bylaws

Auto Search. The NRS provides that, subject to the bylaws, if any, adopted by the stockholders, the directors may make the bylaws of the corporation. The Curaxis bylaws state that the bylaws can be altered, amended or repealed by majority vote of the board of directors, but the Auto Search stockholders may make additional bylaws and repeal any bylaws, whether adopted by them or otherwise. The stockholders can amend the bylaws by majority stockholder vote.

Curaxis. Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, unless the corporation’s certificate of incorporation vests such power in the board of directors. The fact that such power has been conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

The Curaxis charter provides that the board of directors is authorized to adopt, amend and repeal the Curaxis bylaws. The Curaxis bylaws further state that the bylaws can be altered, amended or repealed by majority vote of the board of directors, but the Curaxis stockholders may make additional bylaws and repeal any bylaws, whether adopted by them or otherwise. The stockholders can amend the bylaws by majority stockholder vote.

Rights Agreements

Auto Search. Auto Search has not adopted a rights agreement.

Curaxis. Curaxis has not adopted a rights agreement.

State Anti-Takeover Statutes

Auto Search. The NRS generally prohibits a Nevada corporation with 200 or more stockholders of record from engaging in a combination, referred to as a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder, with an Interested Stockholder referred to generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for a period of three years following the date that such person became an Interested Stockholder unless the board of directors of the corporation first approved either the combination or the transaction that resulted in the stockholder’s becoming an Interested Stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the board of directors of the corporation approved the combination or the purchase of the shares by the Interested Stockholder before the date that the person became an Interested Stockholder, (2) the transaction by which the person became an Interested Stockholder was approved by the board of directors of the corporation before the person became an interested stockholder, or (3) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the date the Interested Stockholder became such; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of shares meets the minimum requirements set forth in NRS Sections 78.441 through 78.443, and prior to the consummation of the combination, except in limited circumstances, the Interested Stockholder would not have become the beneficial owner of additional voting shares of the corporation.

A Nevada corporation may adopt an amendment to its articles of incorporation expressly electing not to be governed by these sections of the NRS, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote; provided, however, such vote by disinterested shareholders is not required to the extent the Nevada corporation is not subject to such provisions. Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested stockholders and does not apply to any combination with an Interested Stockholder whose date of acquiring shares is on or before the effective date of the amendment.

Because Auto Search has not adopted a provision in its articles in which it elects not to be governed by the sections of the NRS relating to business combinations, the statute applies to combinations involving Auto Search.

Curaxis. Under the Delaware business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

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prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

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at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

●	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

●	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

●	other transactions resulting in a disproportionate financial benefit to an interested stockholder.
The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Because Curaxis has not adopted any provision in its charter to “opt out” of the Delaware business combination statute, the statute is applicable to business combinations involving Curaxis.

Inspection of Books and Records

Auto Search. Under the NRS, any person who has been a stockholder of record of a Nevada corporation for at least six months immediately preceding a demand, or any person holding or authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days’ written demand is entitled to inspect and copy the following records: a copy certified by the secretary of state of the corporation’s articles of incorporation, and all amendments thereto; a copy certified by an officer of the corporation of the corporation’s bylaws and all amendments thereto; and a stock ledger, revised annually, containing the names of all persons who are stockholders of the corporation, places of residence, and number of shares held by them respectively. The inspection rights authorized by this provision of the NRS may be denied to a stockholder upon the stockholder’s refusal to furnish to the corporation an affidavit that the inspection is not desired for any other purpose other than the business of the corporation. In addition, any stockholder of a Nevada corporation owning not less than 15 percent of all issued and outstanding shares, or who has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least five days written demand, is entitled to inspect the books of account and all financial records of the corporation, to make extracts therefrom, and to conduct an audit of such records. This right may not be limited in the articles or bylaws of any corporation but may be denied to any stockholder upon the stockholder’s refusal to furnish the corporation an affidavit that such inspection, extracts or audit is not desired for any purpose not related to the stockholder’s interest in the corporation as a stockholder. However, the right to inspect and audit financial records does not apply to any corporation listed and traded on any recognized stock exchange or to any corporation that furnishes to its stockholders a detailed, annual financial statement.

Curaxis. Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder’s interest as a stockholder.

Control Share Acquisitions

Auto Search. The NRS limits the acquisition of a controlling interest in a Nevada corporation with 200 or more stockholders of record, at least 100 of whom have Nevada addresses, and that does business in Nevada directly or indirectly through an affiliated corporation. Pursuant to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares.

Under the NRS, a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. Outstanding voting shares of an issuing corporation that an acquiring person (i) acquires or offers to acquire in an acquisition and (ii) acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person are referred to as “control shares.”

The control share provisions of the NRS do not apply if the corporation opts out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person.

Curaxis. The DGCL does not contain a control share acquisition provision.

Vote Required For Mergers

Auto Search. Unless a corporation’s articles of incorporation or its board of directors mandates a greater vote, the NRS generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger. The Auto Search articles and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

Curaxis.  Unless a corporation’s certificate of incorporation or its board of directors requires a greater vote, the DGCL generally requires the affirmative vote of the holders of a majority of the shares in each class entitled to vote to approve a merger. The Curaxis charter and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

Limitation of Personal Liability of Directors

Auto Search.  Under the NRS, unless a corporation’s articles of incorporation provide for a higher standard, neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Unlike the DGCL, the NRS does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

Curaxis. The DGCL provides that a corporation’s charter may include a provision eliminating director liability except for cases of a breach of the director’s duty of loyalty, instances where the director has received an improper personal benefit, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and improper payment of dividends. Curaxis’ bylaws provides for elimination of director liability to the full extent allowed by Delaware law.

Indemnification of Directors and Officers

Auto Search. Auto Search’s bylaws provide that Auto Search will indemnify its directors and officers to the maximum extent permitted by the NRS.

Curaxis. Curaxis’ bylaws provide for indemnification of Curaxis directors and officers to the fullest extent allowed by the DGCL.

Dividends

Auto Search. The NRS is less restrictive than the DGCL regarding when dividends may be paid. Under the NRS, no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders, if any.

Curaxis. Under the DGCL, unless further restricted in the certificate of incorporation, a corporation may declare and pay dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the DGCL provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Rights of Appraisal

Auto Search. Under the NRS, except as otherwise provided by the NRS, stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares traded in an organized market, held of record by at least 2,000 stockholders and which have a market value of at least $20 million exclusive of shares held by the corporation’s subsidiaries, senior executives, directors and 10% stockholders. In addition, no right of dissent exists for any holders of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under the NRS.

Curaxis. Under the DGCL, except as otherwise provided therein, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of: (a) shares of stock (or depository receipts in respect thereof) of the corporation surviving or resulting from such merger or consolidation, (b) shares of stock (or depository receipts in respect thereof) of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence, or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c).

Under the DGCL, any corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of, among other things, any merger or consolidation. The Auto Search charter does not provide for such appraisal rights.

INFORMATION ABOUT AUTO SEARCH

DESCRIPTION OF BUSINESS

Corporate Information

We were incorporated on February 1, 2008, under the laws of the State of Nevada. We acquired our operating business in a transaction in which we exchanged 2,000,000 shares of common stock for an assignment of 100% of the ownership interest in the domain www.autosearchcars.com held by Jonathan J. Martin, our sole officer and director. Our executive offices are located at 164 Eleven Levels Road, Ridgefield, Connecticut 06877.  Our fiscal year end is December 31.

On December 9, 2009, the Sole Director of Auto Search and the majority shareholder authorized the Company to undertake a 91 for 1 forward stock split of the Auto Search’s issued and outstanding common stock.  FINRA declared the forward stock split effective on January 12, 2010.

Business

Assuming the Merger with Curaxis is consummated, Auto Search plans to concentrate its business on development of Curaxis’ therapeutic candidates, including particularly VP4896, Curaxis’ candidate for the treatment of mild to moderate Alzheimer’s disease. As a result, Auto Search will discontinue its efforts to develop a web-based e-commerce site focused on online vehicle sales. Therefore, the discussion that follows will only be of continuing relevance if the Merger is not approved.

Our principal business objective is developing a web-based e-commerce site designed to be a price leader in the online vehicle sales and service market. Inclusive in our business plan is to develop our website as a platform to provide information, not just for the sale of vehicles but also for information such as vehicle financing and warranties. We intend to create a marketplace that is local, regional and national in nature. By providing such a marketplace, we intend to bring vehicle sellers and other industry participants, such as vendors of automotive services and advertisers, together with consumers actively engaged in a search for a vehicle or vehicle related products.

Since our inception, we have been engaged in business activities, including the launch of our preliminary non-operational website, website development, market research, developing our economic models and financial forecasts, performing due diligence regarding e-commerce marketing and identifying future sources of capital.

We developed an online vehicle sales and service website. Autosearchcars.com plans to be a price leader in online vehicle sales, offering a web site and services comparable to the market leaders but for only $9.95 per listing, as compared to an average of $19.00 to $69.00 charged by market leaders such as Autotrader.com. We intend to offer free listings on our website for three to six months after its official launch, as an incentive for consumers to use our products.

We implemented a full set of features including geographic search criteria, pictures and make/model search options.

Almost all online vehicle sales sites use some form of a tiered pricing system whereby users are offered different pricing for different levels of memberships. For example, Autotrader.com uses a tier system offering options such as: Online Ad, Magazine Ad, Run ‘till It Sells, 18 Online Photos, 1 Magazine Photo and Thumbnail Photo at costs ranging from $19.00 to $69.00, depending on the selected services. We plan to offer all of these services excluding the magazine advertising for $9.95 per month.

Revenue Generation

The primary revenue sources of most classified advertising websites are fees derived from consumer classified advertising. Average classified advertising fees have been slowly increasing in the industry and most commonly range from $19.00 to $69.00, while some small sites attempting to be price leaders may be as low as $15.00 per month. We believe we will be competitive from both a price and feature standpoint, offering all options for only $9.95 per classified advertisement. In order to build a significant membership base, we will offer our products at no cost for our first six months of operation. After this grace period, we will implement paid listings and intend to convert a large percentage of existing users to paid listings.

We intend to also generate advertising revenues by selling our banner space to industry participants interested in marketing their services to our consumer audience. Our ability to generate advertising revenues will be dependent largely on the number of members who will use our website, the number of page views they generate and the number of times potential clients reuse our service.

Marketing

Initial marketing efforts are geared toward raising awareness of www.autosearchcars.com and our free membership period. This will primarily be accomplished by our issuance of press releases and other attempts to garner traffic generation to the website. We will also undertake other web-oriented marketing efforts such as marketing partnerships and affiliate arrangements.

Competitive Business Conditions

Our primary competition is from vehicle manufacturers’ own websites and websites containing electronic classified advertisements. There are between 20 to 30 major online vehicle classified advertising sites, and several hundred sites overall. We will be one of the newest and smallest sites in the industry. Presently the market is quite segmented with Autotrader.com and Yahoo.com, being widely considered the industry leaders. Autotrader.com claims more than 3,000,000 listings at any one time. Achieving critical mass with respect to market share is crucial for our business. Competitors, such as Autotrader.com and Yahoo.com, which already have an established market share, will be in a better competitive position than us. Management believes it can offset any such competitive disadvantages by being a price leader in the marketplace, first through free listings, and thereafter through more competitively priced listings.

Number of Total Employees and Number of Full Time Employees

We are currently in the development stage. During this development period, we plan to rely exclusively on the services of Jonathan J. Martin, our sole officer and director, to establish business operations and perform or supervise the minimal services our business requires at this time. We believe that Mr. Martin is capable of handling our initial operations, which are primarily administrative at this time. There are no other full or part-time employees.

Employment Agreements

We do not have an employment agreement in place with Mr. Martin, our sole officer, and do not anticipate entering into any employment agreements in the foreseeable future.

Significant Employees

We have no significant employees other than Mr. Martin.

DESCRIPTION OF PROPERTY

Our executive office is currently located in the residence of Mr. Martin, who provides the space to us at no charge. The address of our executive office is 164 Eleven Levels Road, Ridgefield, Connecticut 06877. We do not own or lease interests in any property.

We do not intend to renovate, improve, or develop any real property. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Name	Age	Position
Jonathan Martin	32	President and Director

Jonathan Martin, President, Director

Mr. Martin has served as Auto Search’s President, Principal Executive Officer, Principal Financial Officer and Chairman since Auto Search’s inception on February 1, 2008.  Mr. Martin has over ten years of experience in the entrepreneurial world including export and financial related transactions. Since January 2008, Mr. Martin has served as associate legal counsel for a Connecticut-based finance firm. From January 2007, through December 2007, Mr. Martin worked with East Coast Venture Capital, Inc., a company which specializes in small business investments. During 2005, Mr. Martin served as a developer representative at Skyline Equities Reality, a real estate developer based in Miami, Florida. From 2003 to 2006, Mr. Martin served as a consultant for international corporations in Miami, Florida including Intimade SA, a Mexican based apparel company. From 2001 to 2003, Mr. Martin served as an equity trader with the New York based Broadway Trading. Mr. Martin received his BS in Finance from the University of Miami and his JD from Florida International University.

There are no family relationships among our officers, directors and significant employees.

Board of Directors

Members of our board of directors are elected for one-year terms serving until the next annual stockholders’ meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected and qualified. All officers are appointed annually by the board of directors and serve at the discretion of the board of directors. Currently, our directors receive no compensation for their service on the board of directors and we do not anticipate paying any compensation to directors in the foreseeable future.  Currently, Mr. Martin is the sole director of Auto Search.

Director Independence

Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because we are not listed on NASDAQ. We have determined that  Mr. Martin, our sole director, is not “independent” within the meaning of such rules because he currently serves as our sole officer.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the board of directors intends to establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three (3) independent directors to have effective committee systems.

EXECUTIVE COMPENSATION

2009 SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended December 31, 2009 and 2008.

						Non-Equity
						Incentive
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Jonathan J. Martin,	2009	None	None	None	None	None	None	None
Founder, Officer and director(1)	2008	None	None	None	None	None	None	None

(1)
Mr. Jonathan J. Martin is the Founder, sole officer and director of Auto Search, Inc.  Auto Search did not pay any compensation to its sole officer and director during the two years ended December 31, 2009. Auto Search does not intend to compensate its executive officers for the foreseeable future.  However, Auto Search may compensate its executive officers after that time if Auto Search has the financial resources to do so.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

At December 31, 2009, there were no grants or other plan-based awards outstanding; equity awards outstanding; options outstanding or exercised; no pension benefit plans and non-qualified deferred compensation.

BENEFICIAL OWNERSHIP OF AUTO SEARCH SHARES

The following table sets forth information known to Auto Search with respect to the beneficial ownership of Auto Search’s common stock as of April 30, 2010, unless otherwise noted, by:

●	each stockholder known to Auto Search to own beneficially more than 5% of Auto Search’s common stock;
●	each of Auto Search’s directors;
●	each of Auto Search’s executive officers, including each of the Named Executive Officers listed in the “2009 Summary Compensation Table” included in this information statement; and
●	all of Auto Search’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power relating to securities. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them. The information below is based on information supplied to Auto Search by the executive officers, directors, certain stockholders and on Schedule 13Gs filed with the SEC. None of the directors, nominees or executive officers listed below owns any shares of Auto Search common stock of record but not beneficially. Except as otherwise noted below, the address of each person or entity listed in the table is c/o Auto Search, Inc. 164 Eleven Levels Road, Ridgefield, Connecticut 06877.

	Amount and
	Nature of
Name and Address	Beneficial Ownership(1)	Percentage of Total

DIRECTORS AND EXECUTIVE OFFICERS
Jonathan J. Martin, Sole Officer and Director	182,000,000	96.3%
All current directors and executive officers as a group (1 person)	182,000,000	96.3%

(1)
As of April 30, 2010, there were 188,979,700 shares of Auto Search’s common stock outstanding after giving effect to the 91 for 1 stock split effective January 12, 2010.  At April 30, 2010, there were no shares of preferred stock, options or warrants for the purchase of common stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On February 15, 2008, and May 28, 2008, Auto Search received loans in the amounts of $1,000 and $10,000 dollars respectively, from its founder and sole director for audit and stock transfer related costs. The total of $11,000 bears no interest and is due on demand.

Related party transactions are measured at the exchange amount which is the amount of consideration agreed to between the related parties.

MARKET FOR COMMON STOCK

Auto Search’s Common Stock is quoted on the OTCBB under the trading symbol “ASCH.”  To date, Auto Search’s Common Stock has traded with limited volume.

DESCRIPTION OF SECURITIES

On November 19, 2009, the Auto Search Sole Director and majority shareholder authorized an amendment to the Articles of Incorporation to increase the authorized common and preferred stock of Auto Search.  On December 9, 2009, the Auto Search Sole Director and the majority shareholder authorized the Company to undertake a 91-for-1 forward stock split of the Company’s issued and outstanding common stock.  Auto Search’s authorized capital stock as stated in Auto Search’s Amended and Restated Certificate of Incorporation now consists of 480,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.  The following summary of Auto Search’s common stock and preferred stock is not complete and may not contain all the information you should consider before investing Auto Search’s common stock. This description is subject to and qualified in its entirety by provisions of Auto Search’s Amended and Restated Certificate of Incorporation and amended and restated bylaws and by applicable Nevada law.  In the event that the merger becomes effective, the capitalization of Auto Search will consist of 480,000,000 common shares authorized, 20,000,000 preferred shares authorized, 71,667,902 common shares issued, 13,720,597 common shares reserved for issuance, and 394,611,501 common shares authorized and unissued but not reserved.  Upon the exercise of all options and warrants, the Company may be required to issue up to 13,541,501 restricted shares of common stock.

Common Stock

As of April 30, 2010, there were 188,979,700 shares of Auto Search common stock issued and outstanding. The holders of shares of common stock have no subscription, redemption, subscription, sinking fund or conversion rights. In addition, the holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of Auto Search’s stock. The holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of Auto Search’s stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as and when declared from time to time by Auto Search’s board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Auto Search’s affairs, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in Auto Search’s net assets available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable.

Preferred Stock

The board of directors, without further stockholder authorization, may issue from time to time up to 20,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in any of these series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on the common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation.

EXPERTS

The financial statements for Auto Search for the year ended December 31, 2009, included in this prospectus, and included in the Registration Statement, were audited by Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their report appearing with the financial statements herein and incorporated in this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report and in connection with the Form 10K, which we filed with the Securities and Exchange Commission on April 15, 2010. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth in the Registration Statement and in this report.

Overview

We have developed a website which will function as a marketplace for buyers and sellers of vehicles and for consumers seeking information regarding automotive services, such as financing and warranties. By providing this marketplace, we intend to bring automobile sellers and other industry participants, such as vendors of automotive services and advertisers, together with consumers actively engaged in a search for a vehicle or vehicle related services.

We have continued the following steps to implement our business plan:

•
Conducted extensive research on the e-commerce markets, costing analyses for capital expenditure requirements, budget projections for operational costs and analysis of requirements for driving internet traffic to our site and establishing joint ventures;

•	Launched non-operational website;
•	Launched operational website;
•	Met with public relation firms;
•	Obtained our first listing on website; and
•	Continuously upgrade the look and feel of site.

We are a start up business engaged in the development and marketing of a web-based e-commerce site designed to be a price leader in the online auto sales market.

We have not yet earned revenues from our business operations. Accordingly, we may be required to raise cash from sources other than our operations in order to continue our business plan. We may raise this additional capital either through debt or equity. No assurance can be given that such efforts will be successful. We have no specific plans at present for raising additional capital.

Since our inception, we have been engaged in business planning activities, including the launch of our preliminary non-operational website, website development, market research, developing our economic models and financial forecasts, performing due diligence regarding e-commerce marketing and identifying future sources of capital.

Results of Operations for the Three Months Ended March 31, 2010 As Compared to the Three Months Ended March 31, 2009

We are a development stage company and have generated no revenues to date.

General and administrative expenses increased by $2,431 to $3,572 for the three months ended March 31, 2010, as compared to $1,141 for three months ended March 31, 2009.  The increase in our general and administrative expenses was attributable to professional fees, Edgar fees and other miscellaneous expenses that have been incurred in connection with the proposed merger with Curaxis Pharmaceutical Corporation.

Net loss increased by $2,431 to $3,572 for the three months ended March 31, 2010, as compared to $1,141for the three months ended March 31, 2009. The increase in our general and administrative expenses was attributable to professional fees, Edgar fees and other miscellaneous expenses that have been incurred in connection with the proposed merger with Curaxis Pharmaceutical Corporation.

Results of Operations for the Twelve Months Ended December 31, 2009 As Compared to the Period From Inception (February 1, 2008) through December 31, 2008

We are still in our development stage and have generated no revenues to date.

General and administrative expenses decreased by 47% to $8,795 for the twelve months ended December 31, 2009, as compared to $16,717 for the period from inception (February 1, 2008) through December 31, 2008. The decrease was attributable to the one time fees, operating expenses and professional fees that were incurred in 2008 in connection with the initial launch of our business including transfer agent services and legal fees.

Net loss decreased by 47% to $8,795 for the twelve months ended December 31, 2009, as compared to $16,517 for the period from inception (February 1, 2008) through December 31, 2008. The decrease was attributable to the one time fees, operating expenses and professional fees that were incurred in 2008 in connection with the initial launch of our business including transfer agent services and other miscellaneous expenses.
Liquidity and Capital Resources

Our cash balance at March 31, 2010 was $280. At March 31, 2010 we had liabilities of $21,494, an increase of $3,575 from $17,919 at December 31, 2009. The increase in our liabilities was attributable to expenses incurred in connection with the proposed merger with Curaxis Pharmaceutical Corporation.

We have limited capital resources, as, among other things, we are a development stage company with a limited operating history. We have not generated any revenues to date and may not be able to generate sufficient revenues to become profitable in the future.

Our cash reserves are not sufficient to meet our obligations for the next 6-month period. As a result, we may need to seek additional funding in the near future. We currently do not have a specific plan of how we will obtain such funding; however, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock or loans from our sole officer and director. At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or a loan from our sole officer and director to meet our obligations over the next 12 months. We do not have any arrangements in place for any future equity financing or loans.

We do not currently own any significant plant or equipment that we will seek to sell in the near future.

We do not anticipate the need to hire employees over the next 12 months with the possible exception of secretarial support should our business grow and necessitate such expenditure. We believe the services provided by our sole officer and director-are sufficient at this time. We believe that our operations are currently on a small scale and are manageable by one individual.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

We have no significant contractual obligations that may affect our financial condition.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

FINANCIAL STATEMENTS FOR THE THREE MOTNHS ENDED MARCH 31, 2010

TABLE OF CONTENTS

Page

FINANCIAL STATEMENTS FOR THE THREE MOTNHS ENDED MARCH 31, 2010

Balance Sheets	F - 1

Statements of Operations	F - 2

Statements of Changes in Stockholders’ Deficiency	F - 3

Statements of Cash Flows	F - 4

Notes to Financial Statements	F - 5 to F - 7

Auto Search Cars, Inc.
(A Development Stage Company)
Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$280	$277
Total Current Assets	280	277
Other Assets
Organization costs	200	200
	$480	$477

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payable and accrued liabilities	$7,519	$4,919
Loan from director	13,975	13,000
Total Current Liabilities	21,494	17,919

Stockholders' Deficiency
Preferred Stock, $0.0001 par value, 20,000,000 shares authorized,
none issued.	-	-
Common stock, $0.0001 par value, 480,000,000 shares authorized,
188,979,700 shares issued and outstanding for both periods	18,898	18,898

Additional paid-in capital	(11,028)	(11,028)
Accumulated deficit during development stage	(28,884)	(25,312)
Total Stockholders' Deficiency	(21,014)	(17,442)
	$480	$477

See Notes to Financial Statements

Auto Search Cars, Inc.
(A Development Stage Company)
Statements Of Operations
			February 1, 2008
	Three months ended March 31,		(Inception) to
	2010	2009	March 31, 2010

Revenue	$-	$-	$-

General and administrative expenses	3,572	1,141	29,084

Net loss from operations	(3,572)	(1,141)	(29,084)

Other income	-	-	200

Loss before income tax expense	(3,572)	(1,141)	(28,884)

Income tax expense	-	-	-
Net loss	$(3,572)	$(1,141)	$(28,884)

Basic and diluted loss per share	$(0.00)	$(0.00)
Common shares outstanding	$188,979,700	$188,979,700

See Notes to Financial Statements

Auto Search Cars, Inc.
(A Development Stage Company)
Statements Of Changes In Stockholders' Deficiency

	Common stock		Additional	Accumulated Deficit During	Total Stockholders'
	Shares	Amount	Paid-in capital	Development Stage	Deficiency

Common shares issued for services	182,000,000	$18,200	$(18,000)	$-	$200
Issuance of common stock for cash at .0001	6,979,700	698	6,972	-	7,670
Net loss				(16,517)	(16,517)
Balance as of December 31, 2008	188,979,700	18,898	(11,028)	(16,517)	(8,647)
Net loss	-	-	-	(8,795)	(8,795)
Balance as of December 31, 2009	188,979,700	18,898	(11,028)	(25,312)	(17,442)
Net loss	-	-	-	(3,572)	(3,572)
Balance as of March 31, 2010	188,979,700	$18,898	$(11,028)	$(28,884)	$(21,014)

See Notes to Financial Statements

Auto Search Cars, Inc.
(A Development Stage Company)
Statements Of Cash Flows

			February 1, 2008
	Three months ended March 31,		(Inception) to
	2010	2009	March 31, 2010

Cash flows from operating activities
Net loss	$(3,572)	$(1,141)	$(28,854)
Adjustments to reconcile net loss to net cash used in operating activities
Change in operating liabilities
Accounts payable	2,600	(1,633)	7,489
Net cash used in operating activities	(972)	(2,774)	(21,365)

Cash flows from financing activities
Proceeds from sales of common stock	-	-	7,670
Loan from director	975	-	13,975
Net cash provided by financing activities	975	-	21,645

Net (decrease) increase in cash	3	(2,774)	280

Cash and Cash equivalents at beginning of period	277	4,486	-

Cash and Cash equivalents at end of period	$280	$1,712	$280

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Other non-cash transactions:
	$-	$-	$200

See Notes to Financial Statements

AUTO SEARCH CARS, INC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2010
(Unaudited)

NOTE 1 - Nature of Business and Summary of Significant Accounting Policies

Organization

Auto Search Cars, Inc. (the “Company”) was incorporated on February 1, 2008 (the “Date of Inception”) under the laws of the State of Nevada. In February 2008, the Company acquired its website from its sole officer and director.

Nature of Operations

The Company has developed a website which will function as a marketplace for buyers and sellers of vehicles and for consumers seeking information regarding automotive services, such as financing and warranties. By providing this marketplace, the Company intends to bring automobile sellers and other industry participants, such as vendors of automotive services and advertisers, together with consumers actively engaged in a search for a vehicle or vehicle-related services.

The Company’s business model is built on multiple anticipated revenue streams including online consumer classified listings and banner advertising by industry participants interested in marketing their services to our consumer audience.

The Company is a development stage company. The statements of operations and cash flows include all expenditures from the Date of Inception to March 31, 2010.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation – Development Stage Company

The Company has not earned any revenue from operations.  Accordingly, the Company's activities have been accounted for as those of a “Development Stage Company” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”) (ASC 915).  Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of an development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes. These unaudited financial statements should be read in conjunction with the financial statements and related footnotes included in the Company’s Form annual report on Form10-K filed with the Securities and Exchange Commission on April 9, 2009.

The results of operations for the quarter ended March 31, 2010 are not necessarily indicative of the results to be expected for the full year ending December 31, 2010.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Compensation Expense

The Company has not paid any compensation to its sole officer and director and accordingly, no compensation expense is reported in these financial statements.

Revenue Recognition

The Company’s revenues are anticipated to be derived from multiple sources. Revenue sources will include listing fees derived from consumer-placed classified advertisements as well as banner advertising for companies in the auto industry. Revenues from these advertisements will be recognized ratably over the period in which the advertisement is featured on the website. Advertising revenues are anticipated to be generated from short-term contracts in which the Company typically guarantees a fixed fee. These revenues will be recognized ratably over the term of the agreement, provided that the amount recognized does not exceed the amount that would be recognized based upon actual impressions delivered.

Web Site Development Costs

There were no web site development costs incurred during the period ended March 31, 2010

Advertising Costs

Advertising costs will be expensed as incurred; however there were no advertising costs incurred during the period ended March 31, 2010.

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) (ASC 740) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.

Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Basic and Diluted Loss per Share

The Company computes loss per share in accordance with SFAS No. 128 (ASC 260). “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period.  Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Recent Pronouncements

In March 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-11, which is included in the Codification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption. This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, Subsequent Events (“ASC 855”). This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

In January 2010, the FASB issued ASU No. 2010-06, which is included in the Codification under ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). This update requires the disclosure of transfers between the observable input categories and activity in the unobservable input category for fair value measurements. The guidance also requires disclosures about the inputs and valuation techniques used to measure fair value and became effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

NOTE 3 - Related Party Transactions – Due to Director

During the first quarter ended March 31, 2010 our sole officer and director loaned the Company $975 for general business expenses. During the year 2009, our sole officer and director loaned the Company $2,000 for general business expenses. During the year 2008, our sole officer and director loaned the Company $11,000 for audit and stock transfer related costs. These loans bear no interest and are due on demand. The total loan balance from our director as of March 31, 2010 was $13,975.

NOTE 4 - Stockholder’s Deficiency

On November 17, 2009, at a special meeting of the board of directors (the “Directors”) of the Company, the Directors passed a resolution amending the By-Laws of the Company.  The Amended and Restated By-Laws of the Company, attached hereto as Exhibit 3.2, now provide for stockholder actions previously required or permitted to be taken at a meeting of the stockholders to be taken without a meeting provided that written consent, signed by stockholders holding at least a majority of the voting power, is furnished.

On November 19, 2009, in lieu of special meetings of both the stockholders and the Directors occurring on November 18, 2009, the Company filed a Certificate of Amendment to the Articles of Incorporation (the “Amendment”) with the Secretary of State of Nevada.  The Amendment is attached hereto as Exhibit 3.1.  The Amendment increases the number of authorized shares of the Company’s (i) common stock from 74,000,000 to 480,000,000, par value $0.0001, and (ii) preferred stock from 1,000,000 to 20,000,000 blank check preferred, par value $0.0001.The Company is now authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share and 480,000,000 shares of common stock with a par value of $0.0001.

In February 2008, the Company issued to its founder, sole officer and director 2,000,000 shares of Common Stock (valued at $200) in exchange for the founding officer’s business plan, business concept, and website. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

During February and March 2008 the Company’s founder, sole officer and director sold 76,700 shares of Common Stock, at a price of $0.10 per share for a total amount of $7,670.  These shares are considered to have been outstanding since inception in February 2008.

On December 9, 2009, the Company authorized a 91 for 1 forward split of its common stock. The forward split became effective January 11, 2010.

On February 8, 2010, the Company, entered into an agreement and plan of merger and plan of reorganization with Auto Search Cars Acquisition Corp., (Acquisition Sub”) a Delaware corporation wholly owned by the Company and Curaxis Pharmaceutical Corporation, (“Curaxis”) a Delaware corporation, pursuant to which the Acquisition Sub will be merged with and into Curaxis with Curaxis continuing as the surviving wholly-owned by the Company. Please refer to our 8-k filed with the Securities and Exchange Commission on February 9, 2010 for additional information. Additionally, the Company filed an S-4 registration statement in relation to the plan of merger and plan of reorganization on February 12, 2010.

NOTE 5 - Commitments and Contingencies

The Company is not presently involved in any litigation.

NOTE 6 – Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception resulting in an accumulated deficit during the development stage of $28,884 as of March 31, 2010. The Company has not established any source of revenue to cover its costs.  The Company is evaluating strategic options to increase its cash on hand including equity offerings and debt financings; however, there can be no assurance that the Company will be successful in negotiating financing on terms agreeable to it or at all.  The financial statements do not reflect any adjustments which might result from the outcome of this uncertainty.

NOTE 7 – Subsequent Events

As of the date of this interim financial report, there have been no subsequent events that warrant disclosure by the Company.

AUTO SEARCH CARS, INC. AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Auto Search Cars, Inc.
Ridgefield, Connecticut

We have audited the accompanying balance sheets of Auto Search Cars, Inc, a development stage company, (“the Company”) as of December 31, 2009 and 2008 and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the year ended December 31, 2009, the period from February 1, 2008 (inception) to December 31, 2008 and for the period February 1, 2008 (inception) to December 31, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the year ended December 31, 2009, the period from February 1, 2008 (inception) to December 31, 2008 and for the period February 1, 2008 (inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3, the Company has incurred significant losses from operations since its inception and has incurred a net loss, which substantially exceeds its working capital and has not yet established any source of revenues.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bernstein & Pinchuk LLP

New York, NY
April 13, 2010

Auto Search Cars, Inc.
(A Development Stage Company)
Balance Sheets

	December 31,
ASSETS
	2009	2008

Current Assets
Cash and cash equivalents	$277	$4,486
Total Current Assets	277	4,486
Other Assets
Organization costs	200	200
	$477	$4,686

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilites
Accounts payable and accrued liabilities	$4,918	$2,333
Loan from director	13,000	11,000
Total Current Liabilities	17,918	13,333

Stockholders' Deficiency
Preferred Stock, $0.0001 par value, 20,000,000 shares authorized,
none issued.	-	-
Common stock, $0.0001par value, 480,000,000 shares authorized,
2,076,700 shares issued and outstanding	208	208

Additional paid-in capital	7,662	7,662
Accumulated deficit during development stage	(25,312)	(16,517)
Total Stockholders' Deficiency	(17,442)	(8,647)
	$477	$4,686

Auto Search Cars, Inc.
(A Development Stage Company)
Statements Of Operations

		February 1, 2008	February 1, 2008
	Year Ended	(Inception) to	(Inception) to
	December 31, 2009	December 31, 2008	December 31, 2009

Revenues	$-	$-	$-

General and administrative expenses	8,795	16,717	25,512

Net loss from operations	(8,795)	(16,717)	(25,512)

Other income	-	200	200

Loss before income tax	(8,795)	(16,517)	(25,312)

Income tax expenses	-	-	-
Net loss	$(8,795)	$(16,517)	$(25,312)

Basic and diluted loss per share	$(0.00)	$(0.01)
Weighted average number of common shares outstanding, basic and diluted	$2,076,700	$2,069,629

Auto Search Cars, Inc.
(A Development Stage Company)
Statements Of Changes In Stockholders' Deficiency
February 1, 2008 (Inception) to December 31, 2009

				Accumulated
				Deficit
	Common stock		Additional	During Development	Total Stockholders
	Shares	Amount	Paid-in capital	Statge	Deficiency
Common shares issued for services	2,000,000	$200	$-	$-	$200
Insurance of common stock for cash at .0001	76,700	8	7,662	-	7,670
Net loss				(16,517)	(16,517)
Balance as of December 31, 2008	2,076,700	208	7,662	(16,517)	(8,647)
Net loss	-	-	-	(8,795)	(8,795)
Balance as of December 31, 2009	2,076,700	$208	$7,662	$(25,312)	$(17,442)

Auto Search Cars, Inc.
(A Development Stage Company)
Statements Of Cash Flows

		For the period	February 1, 2008
	Year Ended	February 1, 2008 to	Inception to
	December 31, 2009	December 31, 2008	December 31, 2009

Cash flows from operating activities
Net loss	$(8,795)	$(16,017)	$(24,562)
Adjustments to reconcile net loss to net cash used
in operating activities
Change in operating liabilities
Accounts payable	2,585	1,833	4,919
Net cash used in operating activities	(6,210)	(14,184)	(19,643)

Cash flows from financing activities
Proceeds from sales of common stock	-	7,670	7,670
Loan from director	2,000	11,000	13,000
Net cash provided by financing activities	2,000	18,670	20,670

Net (decrease) increase in cash	(4,210)	4,486	1,027

Cash and Cash equivalents at beginning of period	4,486		-

Cash and Cash equivalents at end of period	$277	$4,486	$1,027

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Other non-cash transactions:
200 shares of common stock issued for services.	$-	$200	$200

Auto Search Cars, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1 - Nature of Business and Summary of Significant Accounting Policies

Organization

Auto Search Cars, Inc. (the “Company”) was incorporated on February 1, 2008 (the “Date of Inception”), under the laws of the state of Nevada. In February 2008, the Company acquired its website from its sole officer and director.

Nature of Operations

The Company has developed a website which will function as a marketplace for buyers and sellers of vehicles and for consumers seeking information regarding automotive services, such as financing and warranties. By providing this marketplace, the Company intends to bring automobile sellers and other industry participants, such as vendors of automotive services and advertisers, together with consumers actively engaged in a search for a vehicle or vehicle-related services.

The Company’s business model is built on multiple anticipated revenue streams including online consumer classified listings and banner advertising by industry participants interested in marketing their services to our consumer audience.

The Company is a development stage company. The statements of operations and cash flows include all expenditures from the Date of Inception to December 31, 2009.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

The Company’s revenues are anticipated to be derived from multiple sources. Revenue sources include fees derived from consumer placed classified advertisements as well as banner advertising. Revenues from these services will be recognized ratably over the period in which the service is provided. Advertising revenues are anticipated to be generated from short-term contracts which the Company will typically guarantee for a fixed fee. These revenues will be recognized ratably over the term of the agreement, provided that the amount recognized does not exceed the amount that would be recognized based upon actual impressions delivered. The Company has not generated any revenue from its inception to date.

Web Site Development Costs

Web site development costs for the period ended December 31, 2008, were not significant, and were paid by the Company’s founder, sole officer and director, Jonathan J. Martin. The Company issued to Mr. Martin 2,000,000 shares of common stock at a value of $0.0001 or $200, in exchange for Mr. Martin’s business plan, business concept, and website in February 2008. Web site development costs for the period ended December 31, 2009, were approximately $300, the costs were related to changing the look and feel of the web-site.

Auto Search Cars, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1 - Nature of Business and Summary of Significant Accounting Policies, (Continued)

Advertising Costs

Advertising costs will be expensed as incurred; however there were no advertising costs included in general and administrative expenses as of December 31, 2009.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2009. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash. Fair values were assumed to approximate carrying values for cash because they are short term in nature and their carrying amounts approximate fair values.

Earnings per Share

The Company follows Statement of Financial Accounting Standards No. 128. “Earnings per Share” (“SFAS No. 128”). Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. At December 31, 2009, there were no outstanding potentially dilutive instruments such as options, warrants or convertible debt.

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) (ASC 740) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.

Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Basic and Diluted Loss per Share

The Company computes loss per share in accordance with SFAS No. 128 (ASC 260). “Earnings per Share”, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period.  Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Auto Search Cars, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 1 - Nature of Business and Summary of Significant Accounting Policies, (Continued)

Recent Pronouncements

The following accounting guidance has been issued and will be effective for the Company in or after fiscal year 2009:

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162” (“SFAS No. 168”).  Under SFAS No. 168 the “FASB Accounting Standards Codification” (“Codification”) will become the source of authoritative U. S. GAAP to be applied by nongovernmental entities.  Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.

SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. SFAS No. 168 is effective for the Company’s interim quarterly period beginning July 1, 2009. The Company does not expect the adoption of SFAS No. 168 to have an impact on future financial statements.

Note 2 - Stockholders' Deficiency

On November 17, 2009, at a special meeting of the board of directors (the “Directors”) of the Company, the Directors passed a resolution amending the By-Laws of the Company.  The Amended and Restated By-Laws of the Company, attached hereto as Exhibit 3.2, now provide for stockholder actions previously required or permitted to be taken at a meeting of the stockholders to be taken without a meeting provided that written consent, signed by stockholders holding at least a majority of the voting power, is furnished.

On November 19, 2009, in lieu of special meetings of both the stockholders and the Directors occurring on November 18, 2009, the Company filed a Certificate of Amendment to the Articles of Incorporation (the “Amendment”) with the Secretary of State of Nevada.  The Amendment is attached hereto as Exhibit 3.1.  The Amendment increases the number of authorized shares of the Company’s (i) common stock from 74,000,000 to 480,000,000, par value $0.0001, and (ii) preferred stock from 1,000,000 to 20,000,000 blank check preferred, par value $0.0001.The Company is now authorized to issue 20,000,000 shares of preferred stock with a par value of $0.0001 per share and 480,000,000 shares of common stock with a par value of $0.0001.

In February 2008, the Company issued to its founder, sole officer and director 2,000,000 shares of Common Stock (valued at $200) in exchange for the founding officer’s business plan, business concept, and website. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

During February and March 2008 the Company’s founder, sole officer and director sold 76,700 shares of Common Stock, at a price of $0.10 per share for a total amount of $7,670.  These shares are considered to have been outstanding since inception in February 2008.

There were no other issuances of common stock during the period ended December 31, 2009.

Stock-based Compensation

The Company has not adopted a stock option plan and has not granted any stock options from its inception. Accordingly, no stock-based compensation has been recorded to date.

Auto Search Cars, Inc.
(A Development Stage Company)
Notes to Financial Statements

Note 3 – Going Concern

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred losses since inception resulting in an accumulated deficit during the development stage of $23,312 as of December 31, 2009.The Company has not established any source of revenue to cover its costs.  The Company is evaluating strategic options to increase its cash on hand including equity offerings and debt financings; however, there can be no assurance that the Company will be successful in negotiating financing on terms agreeable to it or at all.  The financial statements do not reflect any adjustments which might result from the outcome of this uncertainty.

Note 4 – Loan from Director - Related Party Transactions

On December 4, 2009, and December 14, 2009 the Company received additional loans for the amount of $1,000 and $1,000 dollars respectively, from its sole officer and director for general business expenses. During the year 2008, our sole officer and director loaned the Company $11,000 for audit and stock transfer related costs. These loans bear no interest and are due on demand. The total loan balance from our director as of December 31, 2009 was $13,000.

Note 5 – Income Taxes

There is no provision for income taxes for the year ended December 31, 2009 as the Company is a development stage enterprise and has incurred losses. At December 31, 2009 the Company had a net operating loss carryover of $25,312 which may be available to reduce future taxable income and due to uncertainties, about the future realization of this benefit provided a valuation allowance equal to the possible future benefit of $6,440.The provision for income taxes reported differs from the amounts computed by applying aggregate income tax rates of 34% for the loss before tax provision due to the following:

2009
Loss before income taxes	$8,795
Expected income taxes	2,296
State corporate tax net of Federal benefit	440
Less valuation allowance	$(2,736)

The potential future tax benefits of these expenses and losses carried forward have not been reflected in these financial statements due to the uncertainty regarding their ultimate realization.

Note 6 - Subsequent Events

The Company has evaluated subsequent events through the date of this report on Form 10-K for the period ended December 31, 2009, and has disclosed such items in this note as follows;

On February 8, 2010, the Company, entered into an agreement and plan of merger and plan of reorganization with Auto Search Cars Acquisition Corp., (Acquisition Sub”) a Delaware corporation wholly owned by the Company and Curaxis Pharmaceutical Corporation, (“Curaxis”) a Delaware corporation, pursuant to which the Acquisition Sub will be merged with and into Curaxis with Curaxis continuing as the surviving wholly-owned by the Company. Please refer to our Form 8-K, filed with the Securities and Exchange Commission on February 9, 2010 for additional information. Additionally, the Company filed an S-4 registration statement in relation to the plan of merger and plan of reorganization on February 12, 2010.

INFORMATION ABOUT CURAXIS

DESCRIPTION OF BUSINESS

Corporate Information

We were incorporated on February 27, 2001, under the laws of the state of Delaware.  Our executive offices are located at 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004.  Our fiscal year end is December 31.

Business
We are an emerging specialty pharmaceutical company with a hormone drug product candidate for the treatment of Alzheimer’s disease and multiple cancers.  Our therapeutic platform is based on the hypothesis that many diseases of aging may be caused by age-related changes in the function of the hypothalamic-pituitary-gonadal (HPG) axis. The HPG axis is a hormonal endocrine feedback loop that controls development, reproduction and aging in animals.  This drug development platform is built on the premise that hormones associated with this feedback loop are beneficial early in life, when they promote growth and development, but are harmful later in life when the mechanism for feedback is compromised, thereby leading to disease processes, including pathologies associated with Alzheimer’s disease and various cancers. We believe our discovery of similar hormonal signaling mechanisms at the cellular level in brain tissue from Alzheimer’s patients and in multiple tumors will enable us to develop significant new treatments for Alzheimer’s disease as well as many cancers.  Curaxis is a development stage company and to date, we have not (i) received FDA approval for any of our products; and (ii) generated any commercial revenue through the sale of our products.  After the merger is complete, Curaxis will not be pursuing the business activities of Auto Search. Our lead product candidate is a hormone for the treatment of Alzheimer’s disease. We have previously conducted several clinical trials for this indication, the most recent of which we were forced to terminate in 2006 due to financial constraints. Since terminating those trials, we have been unable to advance the clinical development of our Alzheimer’s disease candidate due to a lack of financial resources. Upon completion of our merger with Auto Search, we anticipate that we will be able to raise the funds necessary to restart the clinical development of our Alzheimer’s disease candidate, but there can be no assurance that we will be able to do so.

Our Alzheimer’s Disease Program

 Leuprolide acetate, a hormone analogue of naturally occurring gonadotropin-releasing hormone (GnRH), has been widely used over the past twenty years for the treatment of a number of hormone-related disorders, most notably prostate cancer and endometriosis and precocious puberty, and has a well-established safety profile.  Curaxis has conducted extensive preclinical and clinical studies exploring the use of leuprolide acetate for the treatment of Alzheimer’s disease in mild-to-moderate patients. The results to date are encouraging and point especially to a potentially significant new treatment for women with Alzheimer’s disease.  Women represent approximately two-thirds of Alzheimer’s patients. However, our ability to conduct further clinical development of our Alzheimer’s disease candidate will be dependent on our ability to raise the funds required to pay for such further clinical development activities. While Curaxis management believes that, following its merger with Auto Search, the merged company will be able to do so, there can be no assurance that we will be successful in raising any such funds subsequent to the completion of the merger.
Men present greater challenges in the use of leuprolide to treat Alzheimer’s disease because leuprolide suppresses their production of testosterone, which could necessitate patient self-administration of supplemental testosterone and which can lead to wide swings in testosterone blood serum levels. Therefore, in the near-term, we plan to concentrate our development efforts on the use of leuprolide acetate to treat women, although we will continue our efforts to better understand mechanisms that might lead to optimum outcomes in men.

Alzheimer’s Disease

Background and Demographics
Alzheimer’s disease is named after Dr. Alois Alzheimer, a German physician, who first described the disease in 1906. Alzheimer’s disease is a progressive, degenerative and ultimately terminal brain disorder that gradually destroys a person’s memory and ability to learn, reason, make judgments, communicate and carry out daily activities. Alzheimer’s disease patients may also experience changes in personality and behavior, such as anxiety, suspiciousness and agitation, as well as delusions or hallucinations as the disease progresses. Alzheimer’s disease is invariably associated with, and defined by, the loss of connections between, and the death of, neurons, as well as deposits of the beta amyloid protein into plaques and the formation of neurofibrillary tangles (consisting of tau protein) in the brain. Existing approved therapies treat the symptoms of some patients with Alzheimer’s disease by temporarily enhancing a patient’s cognitive function and general behavior for a period of time; however, there is no existing treatment that stops or materially slows Alzheimer’s disease progression. Unless the patient first succumbs to some other disease, Alzheimer’s disease eventually leads to the patient’s total incapacitation and ultimately to death.

Alzheimer’s disease is an age-related disease. The Alzheimer’s Association estimates that 13% of all individuals over the age of 65 suffer from Alzheimer’s disease and that nearly 50% of all individuals who reach age 85 suffer from Alzheimer’s disease. According to the 2009 World Alzheimer Report by Alzheimer’s Disease International, an international coalition of national Alzheimer’s organizations, 35 million people worldwide suffer from Alzheimer’s disease, including an estimated 5.3 million in the United States, and the number of people with Alzheimer’s is expected to nearly double every 20 years, to 65.7 million in 2030 and 115.4 million in 2050. The Alzheimer’s Association estimates that approximately 450,000 new cases of Alzheimer’s disease are diagnosed annually in the United States. More women suffer from Alzheimer’s disease than do men.  Alzheimer’s disease onset has been reported in Down’s syndrome individuals aged as young as 30, with a dramatic increase in prevalence with aging.

The Alzheimer’s Association reports that Alzheimer’s disease patients live an average of eight years, with many patients living as much as 20 years, from the initial onset of symptoms. Direct and indirect annual costs of caring for individuals with Alzheimer’s disease in the United States are at least $140 billion, according to estimates used by the Alzheimer’s Association and the National Institute on Aging. The Alzheimer’s Association estimates the average lifetime cost of care for an individual with Alzheimer’s disease in the United States to be approximately $174,000 and have predicted that the costs associated with caring for Alzheimer’s patients will increase dramatically as the population, on average, becomes older.

Current Scientific Theories

Curaxis’ LH Hypothesis

Based upon our preclinical and clinical studies, we believe that inappropriately elevated levels of pituitary hormones produced in response to normal aging may be important in promoting the development of Alzheimer’s disease.  At the time of menopause in females, when estrogen production by the ovaries falls precipitously, gonadotropins (luteinizing hormone (LH) and follicle-stimulating hormone (FSH)) become elevated.  In aging males, testosterone production by the testes drops about one percent per year, leading to a more gradual increase in gonadotropins over time.  Our preclinical research suggests that LH, which is released by the pituitary gland, is associated with many of the pathologies currently being researched in Alzheimer’s disease, including amyloid beta deposition which leads to formation of plaques in the brain tissue, tau phosphorylation (addition of phosphate groups to tau protein) which leads to formation of neurofibrillary tangles inside neurons, abnormal cell division, oxidative stress, and inflammation.  We believe that elevated levels of LH that are known to occur with aging contribute to many of these pathological changes, ultimately resulting in cognitive decline and Alzheimer’s disease.  We refer to the hypothesis that links LH to the development of Alzheimer’s disease as the LH Hypothesis.

Our lead product candidate, VP4896, is designed to dramatically reduce levels of LH in the bloodstream and in brain tissue through administration of a long-term, controlled release dose of leuprolide acetate, which suppresses LH production. We hold an issued United States patent with claims directed to the treatment of Alzheimer’s disease by administering any agent, including leuprolide acetate that reduces or eliminates serum levels of gonadotropins.  In our Phase I trial, trial 105, Curaxis’ proprietary dosage form of leuprolide acetate, VP4896, has been demonstrated to dramatically suppress or eliminate LH levels in the serum of healthy male and female subjects.

The following summarizes the prominent hypotheses regarding the cause of Alzheimer’s disease and provides an overview of evidence we have that links the LH Hypothesis to each of these hypotheses.

Beta Amyloid Hypothesis

There are several hypotheses regarding the cause of Alzheimer’s disease, the predominant one being the beta amyloid hypothesis. The assumption behind this hypothesis is that amyloid beta protein, which makes up the plaques present in the brains of Alzheimer’s disease patients, is toxic and is the causative agent of the disease. The generally accepted view is that inhibiting the production of, and enhancing the clearance of, amyloid beta protein would reduce the formation of and possibly eliminate amyloid plaques that might be toxic to neurons, therefore preventing or treating Alzheimer’s disease. Based on this hypothesis, many companies have designed therapies to suppress or eliminate amyloid beta protein in order to affect the rate of progression of Alzheimer’s disease.  Research based on the beta amyloid hypothesis has been ongoing for two decades without yielding any approved therapies to date.

While we do not specifically target amyloid beta elimination, we have evidence that links leuprolide acetate treatment in animal models to significant reductions in amyloid beta concentrations, and more importantly to a decreased rate of cognitive decline.

In a paper published in the Journal of Biological Chemistry in May 2004, we showed that leuprolide treatment of normal mice significantly reduced the concentrations of brain amyloid beta (1-42) by 71% after four weeks, and amyloid beta (1-40) by 40% after eight weeks.   Amyloid beta (1-42) and (1-40) are different segments of amyloid present in the brain, with amyloid beta (1-42) representing a more toxic form of the protein (Luteinizing hormone, a reproductive regulator that modulates the processing of amyloid-beta precursor protein and amyloid-beta deposition. J Biol Chem 279(19):20539-20545).

In a paper published in Biochemica Biphysica Acta in April 2006, we showed that leuprolide, when given to mice with Alzheimer’s-like disease, significantly reduced concentrations of brain amyloid beta, and resulted in stabilized, and in some cases, improved cognition when leuprolide treated mice were compared to those which received placebo.  (Luteinizing hormone modulates cognition and amyloid-ß deposition in Alzheimer APP transgenic mice. Bioch Biophys Acta 1762(4)447-452)

Tau Hypothesis
Another prominent theory is the tau hypothesis.  Tau proteins contribute to the internal structural architecture of neurons.  In Alzheimer’s disease, tau proteins gain unusually high levels of phosphate groups (become phosphorylated) and a portion of the protein is apparently sliced off to create protein fragments. These altered tau protein fragments lose their ability to function normally and stick together in structures called neurofibrillary tangles which form within the neuron and are thought to be neurotoxic. These tangles, together with plaques formed by amyloid beta, are the primary hallmarks of Alzheimer’s disease found in the brains of Alzheimer’s disease patients when autopsied.

While we do not target the reduction of neurofibrillary tangles, we have evidence that LH, which is suppressed by VP4896, actively and rapidly induces the phosphorylation of tau proteins and may therefore be one of the causative agents for tangle formation.  We have evidence from laboratory experiments that LH treatment of neuroblastoma cell lines results in increased phosphorylation of tau protein, whereas leuprolide acetate reduces the levels and slows the kinetics of tau phosphorylation.

Abnormal Cell Division Hypothesis

Another hypothesis, called the cell cycle hypothesis, proposes that neurological and biochemical changes associated with Alzheimer’s disease are caused by the abnormal re-entry of brain cells into the cell division cycle, a process by which one cell replicates itself and divides into two cells. In general, it is thought that adult brain cells have lost the ability to successfully divide. Thus, this hypothesis suggests that when adult brain cells are stimulated to divide, the neurological changes seen in Alzheimer’s disease result. The proponents of this hypothesis believe that instead of successfully completing cell division, these brain cells die, and this brain cell death is believed to produce the clinical deficits observed in Alzheimer’s disease patients.  We have evidence from laboratory experiments that LH treatment of glioblastoma and neuroblastoma cells in culture causes increased cell division, that can subsequently be prevented by concomitant treatment with leuprolide acetate.

Oxidative Stress

Oxidative stress results from the production of toxic chemical by-products that arise from normal cellular metabolism and has also been implicated and studied as a potential cause of Alzheimer’s disease.  These toxic by-products may cause direct damage to cells or may induce genetic mutations or DNA damage.  With respect to the LH hypothesis, treatment of a neuronal cell line with LH in vitro has produced preliminary data that suggests that LH may inhibit enzymes that are essential to the body’s management of oxidative stress.  In other words, LH may enhance oxidative stress and the elimination of LH might reduce the impact of oxidative stress on cells.

Inflammation

Inflammation, which is a normal physiological reaction to infection, can sometimes produce damage.  Autoimmune diseases such as rheumatoid arthritis and multiple sclerosis are examples of undesirable and uncontrolled inflammatory events.  Inflammation has been implicated as a possible cause of Alzheimer’s disease and it has been suggested that reducing chronic inflammation might provide benefit.  Several anti-inflammatory therapies, including drugs as common as Ibuprofen, have been clinically tested for their ability to benefit Alzheimer’s patients.  To date, anti-inflammatory therapies have not proven successful.  With respect to the LH hypothesis, laboratory data suggests that LH promotes the production of growth factors (cytokines) that enhance or magnify the inflammatory response and LH may, therefore, contribute to Alzheimer’s disease by exacerbating inflammatory processes in the brain.

LH Hypothesis – The Human Reproductive Hormone Feedback Loop

Most biochemical processes in the body are tightly regulated and are subject to both positive and negative feedback.  Positive feedback promotes a certain reaction, such as the synthesis of a hormone, while negative feedback inhibits a reaction or event.  The concentration of certain hormones secreted by a region of the brain called the hypothalamus, the pituitary gland and the gonads is regulated by a feedback loop that has both positive and negative feedback components. The loop is initiated when the hypothalamus releases gonadotropin-releasing hormone, or GnRH. GnRH then stimulates the pituitary to secrete the two gonadotropins—LH and  FSH. The gonadotropins bind to receptors on the gonads, the ovaries in females and the testicles in males, and stimulate the gonads to produce the sex steroid hormones, estrogen and testosterone.

Once the hypothalamus senses that the sex steroid hormones are at an acceptable level, it reduces the release of GnRH. The reduced level of GnRH provides feedback to the pituitary gland to reduce the secretion of gonadotropins, resulting in reduced gonadotropin levels. Reduced gonadotropin levels then provide feedback to the gonads to reduce the production of the sex steroid hormones. Once the hypothalamus senses the sex steroid hormones dropping below a particular level, the hypothalamus increases the release of GnRH, which re-initiates the hormonal feedback loop and the production of the two gonadotropins.

Our Scientific Approach

Our scientific approach is based on the observation that many diseases of aging may be caused by the age-related changes in levels of reproductive hormones that are secreted by the hypothalamus, the pituitary gland and the gonads. This approach is built on the premise that these hormones are beneficial early in life, because they regulate and promote development and growth through cell division and differentiation in order to achieve reproduction, but are harmful later in life because they become unregulated and cause abnormal processes including pathologies associated with AD. We believe that this change in hormone levels is a primary cause of many age-related diseases, including Alzheimer’s disease and various cancers.

We believe that the gonadotropin LH is an important and pivotal cause of Alzheimer’s disease. Our research suggests that LH serves as the catalyst that potentially leads to increased production of amyloid beta protein, drives changes in tau protein that may lead to formation of neurofibrillary tangles, and possibly impacts other factors such as oxidative stress and inflammation which, in total, lead to the cognitive decline associated with Alzheimer’s disease. We base these beliefs on both experimental evidence and scientific observations, principally resulting from our work and the work of our consultants.

Preclinical Support for the Combined Treatment of Leuprolide Acetate and Acetylcholinesterase Inhibitors in Alzheimer’s Disease

Curaxis’ Phase II proof of concept study in female patients with mild-to-moderate Alzheimer’s disease demonstrated efficacy of 22.5 mg Lupron Depot™ when administered together with acetylcholinesterase inhibitors (AChEIs), as assessed by the ADAS-cog, ADCS-CGIC and ADCS-ADL outcome measures, when compared to patients receiving AChEIs alone.  Administration of AChEIs is the current standard of care for Alzheimer’s patients.  AChEIs inhibit the enzymatic activity of acetylcholinesterase, thereby increasing levels of the neurotransmitter acetylcholine.  As the positive effect of leuprolide acetate plus AChEIs was an unexpected clinical result, subsequent preclinical work has focused on understanding the potential interaction between the LH and acetylcholine biological signaling pathways in neurons.  In an attempt to better understand the mechanism of action or potential functional overlap between GnRH analogues and AChEIs, cell culture studies were performed to explore the role of AChEIs in modulation of the hypothalamic-pituitary-gonadal (HPG) axis of hormones and receptors, using brain cancer cells.  Our findings in these studies demonstrate that an AChEI can modulate HPG axis genes and may support the clinical findings that the two drugs together provide more benefit than either drug alone.   A patent application detailing the use of GnRH analogues in combination with AChEIs or NMDA receptor antagonists to treat Alzheimer’s disease and mild cognitive impairment is pending in the United States, Europe and other countries.

Limitations of Current Alzheimer’s Disease Therapies

There are currently five drugs approved for the treatment of Alzheimer’s disease in the United States:

•	Aricept, marketed by Pfizer, Inc. and Eisai Company, Ltd.
•	Exelon, marketed by Novartis AG
•	Reminyl, also known as Razadyne, marketed by Shire Pharmaceuticals Group plc and Janssen Pharmaceutical Products, LP
•	Cognex, marketed by Sciele Pharmaceuticals Corp
•	Namenda, marketed by Forest Pharmaceuticals, Inc.

The first four of these drugs are acetylcholinesterase inhibitors or AChEIs; the fifth is an N-methyl-D-asparate or NMDA receptor antagonist. These drugs target the symptoms of Alzheimer’s disease by enhancing some patients’ cognitive function and general behavior, but generally are not thought to slow progression of the disease.

Our Solution: Memryte

Memryte (generic name: VP4896) is a proprietary, small, biodegradable implant comprised of leuprolide acetate and a polymer (synthetic compound). Each implant is approximately 1.5 millimeters in diameter and 3.0 centimeters in length. Memryte is designed to provide controlled, long-term, sustained release of leuprolide acetate. The polymer in Memryte is similar to the material in resorbable surgical stitches and degrades in the body. As a result, and in contrast to some other types of implantable drug delivery devices, surgical removal is not required. Memryte implants are inserted subcutaneously through a needle in the fleshy region on the side of the patient’s abdomen. The procedure is conducted in a physician’s office using a local anesthetic and takes approximately ten minutes. Administration of leuprolide acetate using the Memryte implant has been demonstrated in our Phase I ALADDIN 105 trial to minimize an initial dosage peak and provide a steady leuprolide acetate level throughout the two-month dosing period.

We administered an injectable formulation of leuprolide acetate in our two Phase II dose-ranging clinical trials for Alzheimer’s disease while we were developing Memryte. Leuprolide acetate has been marketed for almost two decades, primarily as a treatment for advanced prostate cancer. It is also approved for use in other hormone-related conditions, such as endometriosis and anemia caused by uterine fibroids in women, and precocious puberty in children. It is administered for these indications by intramuscular injection. The safety profile of leuprolide acetate has been well established over many years. The most common side effects are similar to those seen with menopause and surgical castration, such as hot flashes and osteoporosis. Since all of the women who enter our trials are post-menopausal, these side effects should be nominal.  As a raw material, leuprolide acetate is available from a number of manufacturers.

Clinical Trials

We previously conducted several clinical studies to test leuprolide acetate and VP4896 for the treatment of mild to moderate Alzheimer’s disease. We branded our clinical trial program as “Antigonadotropin-Leuprolide in Alzheimer’s Disease Drug INvestigation,” for which we used the acronym ALADDIN. Our clinical program includes: a completed Phase I safety and pharmacokinetic study of VP4896, ALADDIN 105; and three Phase II clinical trials, two of which used an injectable formulation of leuprolide acetate and one of which used our proprietary implant, VP4896, which we were forced to terminate in 2006 due to financial constraints. Since terminating those trials, we have been unable to advance the clinical development of our Alzheimer’s disease candidate due to a lack of financial resources. Upon completion of our merger with Auto Search, we anticipate that we will be able to raise the funds necessary to restart the clinical development of our Alzheimer’s disease candidate, but there can be no assurance that we will be able to do so.

These clinical trials are summarized in the following table:

Trial Name / Clinical Phase	Enrollment Criteria	Number of Clinical Sites	Number of Participants	Trial Duration	Status
ALADDIN 301 / Phase II	Men and women aged 60 years or older with mild to moderate Alzheimer’s disease; patients were required to receive AChEIs during and for at least 120 days prior to trial	62 in the United States and Canada	612 recruited, 370 included in data set due to discontinuation	56 weeks	Discontinued on October 18, 2006. Approximately 369 patients at 24 weeks, 193 patients at 32/34 weeks and 89 patients at 40 weeks

ALADDIN I / 103 Phase II	Women aged 65 years or older with mild to moderate Alzheimer’s disease; patients were allowed, but not required, to receive AChEIs during and prior to trial	5 in the United States	108	48 weeks	Completed

ALADDIN II / 104 Phase II	Men aged 65 years or older with mild to moderate Alzheimer’s disease; patients were allowed, but not required, to receive AChEIs during and prior to trial	17 in the United States	119	48 weeks	Completed

ALADDIN 105 / Phase I	Healthy women aged 45 to 70 years and men aged 50 to 70 years	1 in the United States	50	24 weeks	Completed

We employ a variety of clinically validated and FDA accepted efficacy measurements in our Alzheimer’s disease clinical trials. These include:

•
The Alzheimer’s Disease Assessment Scale-Cognitive Subscale, or ADAS-cog.  ADAS-cog is a test of memory and cognition that is designed to measure changes in Alzheimer’s disease subjects that might occur in response to a pharmacological intervention, or the action of a given drug. An increasing score on this measure (over time, compared to the baseline score) indicates cognitive decline, while a decreasing score (over time, compared to the baseline score) indicates cognitive improvement.

•
The Alzheimer’s Disease Cooperative Study-Clinical Global Impression of Change, or ADCS-CGIC.  ADCS-CGIC is a global measure of a subject’s change in condition from baseline in Alzheimer’s disease. The score is based on information gained from interviews with the subject and the subject’s caregiver.

•
Alzheimer’s Disease Cooperative Study-Activities of Daily Living Inventory, or ADCS-ADL.  ADCS-ADL is a comprehensive rating scale designed to measure a subject’s capacity to perform activities of daily living, including ability to eat, dress, bathe, telephone, travel, shop and perform other household chores. The score is based on interviews of the subject’s caregiver. An increasing score on this measure  (over time, compared to the baseline score) indicates additional capacity to perform activities of daily living, while a decreasing score indicates less capacity.

The ADAS-cog, the ADCS-CGIC and the ADCS-ADL are recognized by the FDA and regulatory agencies outside the United States as the most commonly used assessments for endpoints in Alzheimer’s disease clinical trials. To minimize the side effects associated with the loss of testosterone due to leuprolide acetate therapy, male subjects who received leuprolide acetate in these clinical trials also received testosterone on a daily basis in the form of a gel applied to the skin. To prevent the patients or the study personnel from learning of the treatment assignment, male subjects randomly assigned to placebo received a placebo gel on a daily basis. Since women with Alzheimer’s disease are post-menopausal and are no longer producing much estrogen, side effects associated with the loss of estrogen are minimal and do not require hormonal supplementation.

The intent-to-treat population in these trials consists of participants who received at least one dose of randomized drug and who had at least one assessment beyond baseline of at least one primary efficacy variable. For data analysis purposes, an intent-to-treat analysis is based on the initial treatment intent, not on the treatment eventually administered, and is intended to reduce data artifacts.  For patients who do not complete the trial, the last assessment taken is carried forward to each of the subsequent assessment time points and is used in the final analysis data set.  These data points are referred to as last observations carried forward (LOCF).

In general, the results of our Phase II dose-ranging studies in women were encouraging and pointed to a potentially significant new treatment for women with Alzheimer’s disease. The results in men have been less encouraging, in part because a number of men on placebo unexpectedly performed at or above baseline during the trials. Therefore, for the short-and medium-term, we plan to concentrate our development efforts on the use of leuprolide acetate to treat women, although we will continue our efforts to better understand mechanisms that might lead to improved outcomes in men.

Phase II / ALADDIN I

We have completed a randomized, double-blind, placebo-controlled, dose-ranging, 48-week, Phase II clinical trial to assess the efficacy and safety of an injectable formulation of leuprolide acetate on cognitive and global function in women with mild to moderate Alzheimer’s disease. We call this clinical trial ALADDIN I or trial 103. The trial was conducted at five investigative study sites in the United States. Women aged 65 or older with mild to moderate Alzheimer’s disease were eligible to participate in the trial. Patients were allowed to receive AChEIs during the trial if they began taking this medication at least 90 days prior to the trial and continued a stable dose throughout the trial.

A total of 109 women were enrolled in this study, 108 of which were included in the intent-to-treat population and assigned to one of three groups comprised of 36 participants each:

•	a low dose leuprolide acetate group; 11.25 mg of leuprolide every 12 weeks
•	a high dose leuprolide acetate group; 22.5 mg of leuprolide every 12 weeks and
•	a placebo group

Each participant was administered an injection of leuprolide acetate or placebo (saline) once every 12 weeks during the trial. The primary efficacy endpoints of the trial were patient scores on the ADAS-cog and the ADCS-CGIC at 48 weeks compared to baseline. There were various secondary efficacy endpoints, including patient scores on the ADCS-ADL at 48 weeks compared to baseline. There was a trend at week 48 in favor of the high dose leuprolide acetate group in this Phase II trial, indicating a relative stabilization of the disease compared to the placebo group. However, we did not achieve the primary efficacy endpoints or any of the secondary efficacy endpoints in this trial with statistical significance.

In accordance with the written statistical analysis plan we had previously adopted for ALADDIN I, we also performed an analysis of 78 patients in the intent-to-treat population who were taking AChEIs, comparing results for the group of 24 patients treated with AChEIs plus the high dose of leuprolide acetate used in the study and the group of 28 patients treated with AChEIs plus the 11.25 mg dose of leuprolide acetate against the results for a group of 26 patients who were treated with AChEIs and received placebo in the study. The results for the group that received an AChEI plus the 11.25 mg dose of leuprolide acetate were not statistically significantly different from the results for the group that received an AChEI plus placebo.

As described below, the group that received the 22.5 mg dose of leuprolide acetate plus an AChEI demonstrated a benefit in comparison to the group that received an AChEI plus placebo. In addition, on each of the seven occasions during the 48-week study at which we assessed these two groups, the mean score of the 22.5 mg dose of leuprolide acetate plus AChEI group was more favorable than the mean score of the placebo plus AChEI group on each of the ADAS-cog, ADCS-CGIC and ADCS-ADL measures.

Statistical significance is measured by a p-value, which is a mathematical calculation used to determine the likelihood that the measured result was obtained by chance. A p-value of 0.05 means that the probability that the result occurred by chance is one in twenty. A low p-value indicates a greater likelihood that the observed result did not occur by chance, and therefore implies greater statistical significance.

For purposes of this subgroup analysis of the results of our ALADDIN I trial, we calculated p-values in two different ways. First we calculated unadjusted p-values, which indicate statistical significance as if this subgroup analysis had been a primary efficacy endpoint. However, because we performed several comparisons, we were required to adjust the p-values of the results to account for multiple statistical comparisons. This was done by using what is referred to as the Bonferroni correction which applies an estimated statistical penalty to account for the number of comparisons made.

In this subgroup analysis, the mean ADAS-cog score in the group receiving the 22.5 mg dose of leuprolide acetate and an AChEI worsened by 0.18 points at week 48 from baseline compared to a mean worsening of 3.30 points in the group receiving placebo and an AChEI. The p-value for this difference was 0.026 on an unadjusted basis and 0.078 on an adjusted basis.

In the ADCS-CGIC analysis, 58% of the subgroup receiving the 22.5 mg dose of leuprolide acetate and an AChEI scored no change or better at week 48 in comparison with baseline versus 38% of the subgroup receiving placebo and an AChEI. The p-value for this difference was 0.031 on an unadjusted basis and 0.093 on an adjusted basis.

The mean ADCS-ADL score in the subgroup receiving the 22.5 mg dose of leuprolide acetate and an AChEI declined 0.54 points at week 48 from baseline compared to a mean decline of 6.85 points in the subgroup receiving placebo and an AChEI. The p-value for this difference was 0.015 on an unadjusted basis and 0.044 on an adjusted basis.

The following graphs summarize the results of this subgroup analysis.

p=0.026,
p=0.078 adjusted

p = 0.015,
p = 0.044

ALADDIN 301

In August 2006, we completed enrollment in ALADDIN 301, the first of our two randomized, double-blind, placebo-controlled, 56-week, Phase III clinical trials of the VP4896 implant for the treatment of mild to moderate Alzheimer’s disease as adjunctive (combination) therapy to AChEIs. Men and women aged 60 or older who had been diagnosed with mild to moderate Alzheimer’s disease were eligible to participate in the trials. One of the trial inclusion criteria was that all subjects shall have been on an AChEI for at least 120 days prior to baseline and continue to receive that AChEI throughout the trial.

The protocol provided for study participants to be randomly assigned to VP4896 or placebo in a ratio of three to two (3:2). VP4896 or placebo was administered every eight weeks in the form of a subcutaneous implant. Each participant received two implants on each occasion. The dosage level from the two implants was approximately equal to the high dose of leuprolide acetate being administered in ALADDIN II and 150% of the high dose in ALADDIN I. Our method of administration in these trials was different from our ALADDIN I and ALADDIN II clinical trials, in which leuprolide acetate was administered by injection at 12-week intervals over a 48-week period.

The primary evaluation of the efficacy of VP4896 in the treatment of mild to moderate Alzheimer’s disease was measured by the difference from placebo in the scores on ADAS-cog and ADCS-CGIC compared to baseline. Secondary efficacy endpoints in each trial were to assess the efficacy of VP4896 compared to placebo as measured by change from baseline in a variety of other commonly used Alzheimer’s disease measurements, including ADCS-ADL, at 50 weeks.

In October 2006, we discontinued this trial due to financial constraints and converted it to a Phase II trial. At the time this trial was terminated, approximately 625 patients had been enrolled at 62 sites in the United States and Canada. After this discontinuation, we had approximately 369 patients who had received their 24 week assessment, approximately 193 patients who had received their 32/34 week assessment, and approximately 89 patients who had received their 40 week assessment.

In May 2007, in accordance with the written statistical analysis plan we had previously adopted for the trial, we completed an  analysis of the results of ALADDIN 301 for (1) men and women as a single group and (2) for women separately, for participants who reached their 24, 32/34 or 40 week assessments. The analysis of the combined group of men and women showed no significant differences in favor of the group that received VP4896, in part because a number of men on placebo unexpectedly performed at or above baseline during the trials. However, the results in women who received VP4896 supported the efficacy signal in women that was demonstrated in ALADDIN 103. The following graphs reflect the results of the analysis for women in ALADDIN 301.

Female patients with ADAS-cog baseline scores that were considered to be extreme observations (too low or too high) were removed from the analysis (10 patients were removed from both groups; placebo and VP4896).  Average (mean) ADAS-cog scores (changes from baseline scores) were plotted and the numbers of patients included at each time point are given.  The graph above includes the observed cases (patients that actually had an assessment at the specified visits) at 24, 32/34 and 40 weeks.  VP4896-treated females demonstrated better ADAS-cog scores at 24 and 32/34 weeks, compared to placebo females.

Female patients with ADAS-cog baseline scores that were considered to be extreme observations (too low or too high) were removed from the analysis (10 patients were removed from both groups; placebo and VP4896).  Average (mean) ADAS-cog scores (changes from baseline scores) were plotted and the numbers of patients included at each time point are given.  The graph above includes the last-observation-carried-forward (LOCF) cases at 24, 32/34 and 40 weeks, i.e., all of the females completed through week 24 and if they discontinued after weeks 24 or 32/34, their scores are included in the 40 week data point.  VP4896-treated females demonstrated better ADAS-cog scores at 24, 32/34 and 40 weeks, compared to placebo females.

Female patients with ADAS-cog baseline scores that were considered to be extreme observations (too low or too high) were removed from the analysis (10 patients were removed from both groups; placebo and VP4896).

Female patients with ADAS-cog baseline scores that were considered to be extreme observations (too low or too high) were removed from the analysis (10 patients were removed from both groups; placebo and VP4896).  Average (mean) clinical global impression of change (CGIC) scores were plotted and the numbers of patients included at each time point are given.  The bars represent the percent of females that were scored as unchanged or better at each time point.  The graph above includes the last-observation-carried-forward (LOCF) cases at 24, 32/34 and 40 weeks, i.e., all of the females completed through week 24 and if they discontinued after weeks 24 or 32/34, their scores are included in the 40 week data point.  VP4896-treated females demonstrated better CGIC scores at 32/34 weeks, compared to placebo females.

Female patients with ADAS-cog baseline scores that were considered to be extreme observations (too low or too high) were removed from the analysis (10 patients were removed from both groups; placebo and VP4896).  Average (mean) ADCS-ADL scores (changes from baseline scores) were plotted and the numbers of patients included at each time point are given.  The graph above includes the observed cases (patients that actually had assessments at the specified visits) at 24, 32/34 and 40 weeks.  VP4896-treated females demonstrated better ADL scores at 24, 32/34 and 40 weeks, compared to placebo females.

Female patients with ADAS-cog baseline scores that were considered to be extreme observations (too low or too high) were removed from the analysis (10 patients were removed from both groups, placebo and VP4896).  Average (mean) ADCS-ADL change from baseline scores were plotted and the numbers of patients included at each time point are given.  The graph above includes the last-observation-carried-forward (LOCF) cases at 24, 32/34 and 40 weeks, i.e., all of the females completed through week 24 and if they discontinued after weeks 24 or 32/34, their scores are included in the 40 week data point.  VP4896-treated females demonstrated better ADL scores at 24, 32/34 and 40 weeks, compared to placebo females.

ALADDIN II

We have completed a randomized, doubleblind, placebocontrolled, dose-ranging, 48-week, Phase II clinical trial, ALADDIN II, to assess the efficacy and safety of an injectable formulation of leuprolide acetate on cognitive and global function in men with mild to moderate Alzheimer’s disease. We call this clinical trial ALADDIN II or trial 104. The trial was conducted at 17 investigative study sites in the United States. Men aged 65 or older with mild to moderate Alzheimer’s disease were eligible to participate in the trial. Patients were allowed to receive AChEIs during the trial if they began taking this medication at least 60 days prior to the trial and continued a stable dose throughout the trial.

A total of 119 men were enrolled in this study and were included in the intent-to-treat population and assigned to one of three groups comprised of:

•	a low dose leuprolide acetate group; 22.5 mg of leuprolide per 12 weeks; 39 men
•	a high dose leuprolide acetate group; 33.75 mg of leuprolide per 12 weeks; 42 men and
•	a placebo group; 38 men

Each participant was administered an injection of leuprolide acetate or placebo (saline) once every 12 weeks during the trial. The primary efficacy endpoints of the trial were a patient’s score on the ADAS-cog and the ADCS-CGIC at 48 weeks compared to baseline. There were various secondary efficacy endpoints, including a patient’s score on the ADCS-ADL at 48 weeks compared to baseline. The low and high doses of leuprolide acetate produced very similar results.   We did not achieve the primary efficacy endpoints or any of the secondary efficacy endpoints in this trial with statistical significance.  The p values for the endpoints in this trial were 0.729 for ADAS-cog, 0.530 for ADCS-CGIC and 0.232 for ADCS-ADL.

We analyzed data from patients receiving either 22.5 mg or 33.75 mg doses of leuprolide acetate in conjunction with AChEIs and compared those to placebo (saline) patients also receiving AChEIs.  There was a small but not statistically significant signal on the ADAS-cog in favor of both leuprolide treatment groups at week 48.  We did not achieve our primary or secondary statistical endpoints for either group.

Results on the ADCS-CGIC rating demonstrated that 44% of the men who received 22.5 mg of leuprolide acetate plus AChEIs, and 47% of the men who received 33.75 mg of leuprolide acetate plus AChEIs, were either improved or showed no change compared to 31% of the men who received placebo plus AChEIs.  The p-value for this difference was 0.18 on an adjusted basis.

In the ALADDIN II study, leuprolide acetate administered as an injection was well tolerated at both dose levels without any evidence of a dose-related increase in adverse events.  The safety profile in ALADDIN II was similar to that of ALADDIN I.

Phase I / ALADDIN 105

We have completed a Phase I single center, randomized, doubleblind, placebo-controlled, multiple-dose and formulation comparison study of VP4896. We enrolled 50 healthy volunteers in this study consisting of post-menopausal women aged 45 to 70 years and men between the ages of 50 and 70 years. The primary objective of this trial was to determine the safety and tolerability of VP4896 implants at various dose combinations monitored over a period of 24 weeks. Secondary objectives were to study the pharmacokinetics (the processes by which a drug is absorbed, distributed, metabolized and eliminated by the body) of VP4896 implants over a period of up to 48 weeks and to compare the pharmacokinetic profile of a single administration of a VP4896 implant with the pharmacokinetic profile of a single administration of one-month leuprolide acetate by injection over a period of eight weeks.

The implants provided a relatively constant systemic release of leuprolide acetate over an eight-week dosing interval. Following the first 24 hours of dosing, steady concentrations of the drug were established, rising slowly to a peak that occurred at approximately four weeks and, thereafter, declining slowly to the end of the eight-week dosing period to a level similar to the level at the end of 24 hours.

There were no serious adverse events reported in this trial. All safety events in this trial believed to be related to leuprolide acetate were consistent with those listed in the package insert for leuprolide acetate’s approved indications. Some patients experienced minor bruising or irritation as a result of the implant procedure that resolved within two weeks.

Planned Phase IIb Study

The next step in our clinical development plan is a Phase IIb study in approximately 200-250 women. The purpose of this study is to confirm the efficacy results we attained in women in our ALADDIN I and ALADDIN 301 clinical trials and provide a foundation for determining the size and duration of Phase III studies of VP4896. We anticipate that the study will be a 12-month, double-blind, placebo-controlled study consisting of 1 active treatment arm and 1 placebo arm, with a 60/40 split between the active arm and the placebo arm. Assuming the study commences in the second quarter of 2010, and that enrollment is completed by the end of 2010, we anticipate that the results of the study would be available during the first quarter of 2012. However, in order to complete this study, we will need to raise approximately $20 Million during the next several years to cover the costs associated with the study and related administrative and overhead costs. We have been unable to advance the clinical development of Memryte since 2006 due to a lack of financial resources and there can be no assurance that we will be successful in raising the funds needed to commence and complete the planned Phase IIb study. Furthermore, even if we are successful in raising the funds necessary to restart the clinical development of our Alzheimer’s disease candidate, there can be no assurance that we will be able to successfully complete all phases of such clinical development. Drug development is extremely costly and complex and requires multiple clinical trials and we may be unable to obtain suitable financing for all such trials and, even if we are successful in obtaining suitable financing, we may be unable to complete all required clinical trials, due to an inability to recruit an adequate number of clinical trial sites or an adequate number of patients to participate in those trials or other reasons.

Our Oncology Program

We have conducted an extensive preclinical research program in the use of leuprolide acetate to treat a number of cancers, including hormone refractory prostate cancer, brain cancers, kidney cancer, pancreatic cancer and non-small-cell lung cancer.

Our work in oncology is based on new insights into the growth of cancer cells that have been discovered by our scientists. In particular, our scientific findings relating to autocrine (cell produces factors that regulate its own functions)-paracrine (cell produces factors that regulate the functions of adjacent cells) signaling and the replication of the hypothalamic-pituitary-gonadal hormonal feedback loop (the HPG axis) inside of cancer cells point to a previously unknown mechanism that drives the growth of cancer cells and an entirely new method of attacking those cancer cells; i.e., using high doses of leuprolide acetate to eliminate the gonadotropins that may be driving the growth of those cells.

We plan to use the same compound for several cancer Phase II clinical trials as we are using for clinical trials of VP4896. Since we have completed Phase I safety trials of VP4896, we believe that we will be able to commence our clinical programs for various cancers with Phase II clinical trials instead of Phase I safety trials. The FDA will have to agree to the commencement of these clinical programs with Phase II clinical trials when we submit our Investigational New Drug Applications, or INDs, to the FDA. However, we do not intend to initiate any such Phase II trials until our planned Phase IIb trial of VP4896 for the treatment of mild to moderate Alzheimer’s in women is completed and, in any event, our ability to initiate such trials will be subject to the availability of adequate financial resources to support such trials.

Manufacturing

We do not own or intend to own manufacturing facilities for the production of clinical or commercial quantities of leuprolide acetate or any of the compounds that we are testing in our preclinical programs. We currently rely, and our strategy is to continue to rely, on third parties for the manufacture of our product candidates and any products for which we may obtain regulatory approval to commercially manufacture and market.

In August 2008, we entered into an agreement with Covidien Ltd. under which Covidien has agreed to supply, and we have agreed to purchase, 75% of our annual quantities of leuprolide. In the event Covidien is unable to supply leuprolide in the quantities we require on a timely basis, we have the right to purchase leuprolide from other sources.

The implants for VP4896 are manufactured by Durect Corporation using a melt extrusion process in which leuprolide acetate is mixed with a polymer. The mixture is then formed and cut into small rod-shaped implants that are approximately 1.5 millimeters in diameter and 3.0 centimeters in length.

Durect Agreement

In July 2002, we entered into a Feasibility, Development and Commercialization Agreement with Southern Biosystems, Inc., a company which subsequently merged into its parent corporation, Durect. Under this agreement, Durect produces VP4896 for us using Durect’s biodegradable polymeric implant technology to provide a sustained release formulation of leuprolide acetate to treat Alzheimer’s disease. Durect has the right to subcontract its responsibilities under the agreement, provided that Durect remains responsible for its obligations under the agreement. Under the agreement, Durect has granted Curaxis a worldwide, exclusive license to manufacture, market and sell VP4896.

We must pay all of Durect’s costs associated with development and regulatory approval activities and make payments to Durect upon the achievement of specified development and regulatory milestones for VP4896. We have made milestone payments to Durect totaling $500,000 and are obligated to make additional payments, up to an aggregate maximum amount of $2,500,000, if specified additional milestones are met. We have agreed to purchase quantities of VP4896 from Durect at transfer prices equal to specified percentages of Durect’s fully allocated costs to produce it. We are also obligated to pay royalties to Durect on commercial sales of VP4896 based on the following schedule: (i) 10% on annual revenues through $250 million, (ii) 12% on annual revenues in excess of $250 million up through $500 million, and (iii) 14% on annual revenues in excess of $500 million. These royalties are payable to Durect for the maximum time permitted by law in each country, which may be longer than the life of any patents that Durect licensed to us. The term of the agreement is open-ended and the rights and responsibilities of the parties continue until the agreement is terminated pursuant to its terms. Either party may terminate the agreement in the event of a default by the other party in any of its material obligations under the agreement if the default is not cured within thirty days of receipt of written notice from the other party. In addition, either party may immediately terminate the agreement if the other party files a petition in bankruptcy or insolvency and such petition is not dismissed within sixty days.

Covidien/Mallinckrodt Agreement

On January 1, 2009, Curaxis entered into a supply agreement with Mallinckrodt, Inc. (“Mallinkrodt”), a subsidiary of Covidien, Ltd. (“Covidien”), under which Curaxis has agreed to purchase 75% of its annual requirements of leuprolide acetate from Mallinckrodt for a period of five years beginning January 1, 2009, and ending December 31, 2013, at an initial price of $550 per gram (the “Covidien Agreement”). The initial price is subject to annual adjustment upward and downward based on changes in Mallinckrodt’s costs and production methods. The Covidien Agreement is automatically renewable for a second five year term beginning January 1, 2014, unless Mallinckrodt elects not to renew the Covidien Agreement for the second five year term. In connection with the execution of the Covidien Agreement, Mallinckrodt paid Curaxis the sum of $500,000.

Southridge Agreement

On May 28, 2009, Curaxis entered into a transaction management agreement with Southridge Business Solutions Group, LLC, of Ridgefield, Connecticut (“Southridge”), to assist Curaxis in restructuring its balance sheet, principally through negotiations with several large trade creditors to reduce their claims, and to assist Curaxis in effectuating a merger with a suitable public corporation (the “Transaction Management Agreement”). Pursuant to the Transaction Management Agreement, Curaxis has worked with Southridge to reduce its trade debt by approximately $6,000,000 and entered into the Merger Agreement with Auto Search. Under the terms of the Transaction Management Agreement, Curaxis is obligated to pay Southridge a management fee of $10,000 per month from June 1, 2009, through the first anniversary of the closing of the Merger with Auto Search. After that first anniversary, Curaxis may terminate the Transaction Management Agreement at any time by giving 90 days’ advance notice to Southridge.  In addition, Curaxis is obligated to issue to Southridge warrants equal to 3% of Curaxis’ outstanding stock as of the date of the merger with Auto Search at an exercise price of $0.001 per share.

Canterbury Agreement

On June 12, 2009, Curaxis entered into a letter agreement with Canterbury Investment Partners, LLC of Hingham, Massachusetts (“Canterbury”), to assist Curaxis in a range of issues in connection with its contemplated merger with a public shell corporation, including its negotiations with Southridge, in developing a strategy to negotiate reductions, deferrals and/or equity exchanges with its trade creditors and in raising funds from current or prospective investors and in negotiating the terms of the acquisition of a public corporation (the “Letter Agreement”).  Under the terms of the Letter Agreement, Curaxis paid Canterbury a retainer of $50,000 and is also obligated to pay Canterbury a monthly fee of $5,833 for a period of twelve (12) months from September 2009 through August 2010. In addition, under the Letter Agreement, Curaxis has issued a warrant to Canterbury to purchase 854,358 shares of Curaxis Common Stock at a price of $0.22 per share. Following the closing of the Merger with Auto Search, Curaxis is obligated to pay Canterbury the sum of $8,000 per month for a period of six (6) months for Canterbury’s assistance in developing and implementing a strategy to support Curaxis in its dealings with the financial community. Mark Pompeo, who is the manager of Canterbury, is the brother of Ronald Pompeo, who was elected a director of Curaxis on July 3, 2009.

GroupMark Agreement

On September 14, 2009, Curaxis entered into an Investor Development and Corporate Imaging Agreement with GroupMark Financial Services Ltd. of Flemington, New Jersey (“GroupMark”), to assist Curaxis in developing a new website (www.curaxispharma.com) and related blog and to develop an awareness of Curaxis through various avenues of public exposure (the “GroupMark Agreement”).  Pursuant to the GroupMark Agreement, Curaxis has launched a completely revised website and a blog devoted to items of interest to the Alzheimer’s community (http://blog.curaxis pharma.com).  Under the terms of the GroupMark Agreement, Curaxis has paid GroupMark $50,000 for its website and blog development services and pays GroupMark $4,000 per month for ongoing blog updates and maintenance. In addition, Curaxis is obligated to issue GroupMark a warrant for 100,000 shares of Curaxis common stock at a purchase price of $0.30 per share.

Under the agreement, Durect granted us an exclusive license under its intellectual property rights to use its polymeric implant technology to develop and commercialize VP4896 on a worldwide basis for the treatment of Alzheimer’s disease. The Durect intellectual property licensed by us includes patent applications covering the VP4896 formulation and the method of making VP4896. Our license from Durect of its technology does not extend to the use of VP4896 for the treatment of any other indications. We are required under the agreement to diligently, and in accordance with the timelines for clinical development set by us, conduct all required clinical trials, obtain all necessary regulatory approvals and commercialize VP4896 in the United States for Alzheimer’s disease. We and Durect have established a joint development team, consisting of two representatives from each company, to manage the development of VP4896. Ultimately, we have final decision making authority with respect to VP4896 development matters.

Sales and Marketing

We intend to maximize the commercial potential of our product candidates by selectively entering into collaboration agreements with leading pharmaceutical and biotechnology companies to assist us in furthering the development of our product candidates. In particular, we intend to enter into these third-party arrangements for target indications in which our potential collaborator has particular expertise or that involve a large, primary care market that must be served by large sales and marketing organizations. In entering into these collaboration agreements, our goal will be to maintain co-promotion or co-commercialization rights in the United States and, in some cases, other markets.

We expect to contract with third parties to warehouse and distribute our products and to provide administrative functions, such as accounts receivable management and other similar activities.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions.

Many of our competitors have significantly greater financial resources and experience in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects, are easier to administer or are less expensive than any products that we may develop. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

If approved, our Alzheimer’s product will compete against the five drugs currently approved for the treatment of Alzheimer’s disease as monotherapies. Four of the drugs are AChEIs, including: Aricept, marketed by Pfizer, Inc. and Eisai Company, Ltd.; Exelon, marketed by Novartis AG; Reminyl, marketed by Shire Pharmaceuticals Group plc and Janssen Pharmaceutical Products, LP; and Cognex, marketed by Sciele Pharmaceuticals Corporation. The fifth drug, Namenda, marketed by Forest Pharmaceuticals, Inc., is an NMDA receptor antagonist. These products have well-known brand names, are distributed by large pharmaceutical companies and have achieved widespread acceptance among physicians and patients. In addition, our product could face competition from other leuprolide acetate products that are already on the market or may later be approved for other indications, if they are used or prescribed off label for Alzheimer’s disease.

In addition, there are many companies and academic and research institutions researching and developing potential treatments for Alzheimer’s disease. Some of these companies are large pharmaceutical companies, while others are smaller companies that may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Companies with compounds to treat Alzheimer’s disease in human clinical trials include Pfizer, Eli Lilly, Glaxo SmithKline, Wyeth, Elan and Medivation.. To our knowledge, none of these companies or any other company is working on a potential Alzheimer’s disease treatment that has a mechanism of action that is the same as that of our Alzheimer’s product.

Patents and Proprietary Rights

Our success depends in part on our ability to obtain and maintain proprietary protection for our product candidates, technology and know how, to operate without infringing the proprietary rights of others and to prevent others from infringing our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain our proprietary position.

Our patent portfolio includes one issued United States patent and numerous patent applications in the United States, foreign countries and regions under the Patent Cooperation Treaty. Use of VP4896 in therapeutically effective amounts to treat Alzheimer’s disease is covered by our United States patent, which claims, among other things, the use of leuprolide acetate in therapeutically effective amounts to treat Alzheimer’s disease through a reduction or elimination of blood serum levels of FSH and LH. This United States patent expires in 2018. Depending on the timing, duration and specifics of FDA approval of the use of VP4896 for the treatment of Alzheimer’s disease, this patent may be eligible for patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. A foreign counterpart application to this patent is pending only in Canada. We are aware of one issued third party U.S. patent, filed after our issued U.S. patent was filed, which may nonetheless be prior art to our patent and which might form the basis of an interference proceeding or invalidity challenge. See “Risk Factors—If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.”

Our portfolio also includes patent applications directed to the treatment of Alzheimer’s disease with a combination of leuprolide acetate and AChEIs and/or NMDA receptor antagonists, to the treatment of various diseases and disorders associated with senescence, including Parkinson’s disease and prostate cancer, to the treatment of brain cancers, and to the treatment of cancers that express the genes of the HPG axis. Counterpart filings to these patent applications have been made in a number of other jurisdictions, including Europe and Japan. As described above, we also hold an exclusive license from Durect for their sustained release technology for VP4896 for the treatment of Alzheimer’s disease. Leuprolide acetate, the active pharmaceutical ingredient in VP4896, is off-patent, therefore we expect to rely on method of use and formulation patents to protect our market position.

We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors and other contractors, as well as physical security of our premises and our information technology systems. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Regulatory Matters

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing and export and import of pharmaceutical products such as those we are developing. The process of obtaining regulatory approvals and the subsequent substantial compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Government Regulation

In the United States, the information that must be submitted to the FDA in order to obtain approval to market a new drug varies depending on whether the drug is a new product whose safety and effectiveness has not previously been demonstrated in humans or a drug whose active ingredient(s) and certain other properties are the same as those of a previously approved drug. A new drug will follow the New Drug Application, or NDA, route.

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and implementing regulations. Failure to comply with the applicable regulatory requirements at any time may result in administrative or judicial sanctions. These sanctions could include the FDA’s imposition of a clinical hold on trials, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

The testing and approval process requires substantial time, effort, and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval.

Post-Approval Requirements

After regulatory approval of a product is obtained, we are required to comply with a number of post-approval requirements. For example, as a condition of approval of an NDA, the FDA may require post marketing testing and surveillance to monitor the product’s safety or efficacy. In addition, holders of an approved NDA are required to report certain adverse reactions and production problems to the FDA to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes certain procedural, substantive, and recordkeeping requirements. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement vary greatly from country to country.

Under European Union regulatory systems, we may submit marketing authorizations either under a decentralized procedure or, if our product is eligible, under a centralized procedure. The centralized procedure provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

Reimbursement

In both domestic and foreign markets, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third party payors to those who use our products. Third party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the coverage status and reimbursement amount of newly approved healthcare product candidates. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of our products. Depending on the results of such studies, our product candidates may not be considered cost-effective. Adequate third party reimbursement may not be available to health care providers to cover the costs of using any products we may develop, which may not allow us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Employees

We believe that our success will depend greatly on our ability to identify, attract, and retain capable employees. As of January 31, 2010, we had four full time employees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.

DESCRIPTION OF PROPERTY

Our Executive offices occupy approximately 2,000 square feet in an executive office suite in Alpharetta, Georgia (the “Office Space”).  On November 3, 2009, we entered into a one-year lease agreement with Regus Management Group LLC (“Regus”) to lease the Office Space from February 1, 2010 to January 31, 2011.  Curaxis is required to pay monthly rental payments to Regus in the amount of $4,399.  We believe our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

Curaxis is a party to the legal proceedings described below, which relate primarily to claims by various trade creditors arising in connection with Curaxis’ truncated ALADDIN 301 trial.

In 2008, Aptuit, Inc. obtained a judgment for approximately $1.1M in the Circuit Court of Jackson County, Missouri at Kansas City, relating to work it performed for Curaxis in connection with our truncated ALADDIN 301 trial. Aptuit’s claims were based on invoices previously rendered to Curaxis in connection with that work and on a promissory note that Curaxis had delivered to Aptuit in connection with those invoices. We subsequently entered into a settlement agreement with Aptuit that requires payment of $900,000 over the next two years to satisfy this judgment.

In 2009, Genzyme Corporation obtained a judgment for $424,000 in the United States District Court for the District of Massachusetts, relating to leuprolide supplied to Curaxis in 2006 for our truncated ALADDIN 301 trial. Curaxis did not oppose the entry of this judgment, as it had previously acknowledged the validity of this debt to Genzyme.Genzyme has informally agreed through their counsel to defer any collection activities until approximately mid-2010 and we expect to have discussions with Genzyme to establish a payment schedule for this judgment at that time.

In 2009, Margolin Brain Institute obtained a default judgment for $128,469, including interest and attorneys fees, in the Superior Court of the State of California, Fresno County - Civil Division, relating to work it performed in our truncated ALADDIN 301 trial. We expect to engage in discussions concerning settlement and payment of this judgment later in 2010.

In 2009, Premier Research Atlanta, Inc. filed a suit which relates to a claim for approximately $45,000 for statistical services in connection with clinical trials. On March 3, 2010, this suit was dismissed with prejudice in the General Court of Justice, Superior Court Division, County of Wake, State of North Carolina.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Name	Age	Title
Patrick S. Smith	58	Chairman of the Board, President and Chief Executive Officer
David J. Corcoran	61	Executive Vice President, Chief Financial Officer and Director
Judith S. T.Geaslen	48	Vice President of Finance
Sheldon L. Goldberg	62	Director
William E. McConville	63	Director
Ronald V. Pompeo	56	Director

On an annual basis, each director and executive officer will be obligated to disclose any transactions with Curaxis in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Following completion of these disclosures, the Curaxis Board of Directors will make an annual determination as to the independence of each director using the current standards for “independence” that satisfy both the criteria for the Nasdaq and the NYSE Amex Equities.

As of April 30, 2010, the Curaxis Board of Directors determined that the following directors are independent under these standards: (i) Mr. William E. McConville, and (ii) Mr. Ronald V. Pompeo.

Patrick S. Smith is a co-founder of Curaxis and has served as Curaxis’ President, Chief Executive Officer and a director since its inception in February 2001. From December 1992 to February 2001, Mr. Smith was involved with various charitable and philanthropic causes, which principally involved developing not-for-profit private schools. In 1981 Mr. Smith founded Critical Care America, an alternative-site healthcare company, and served as Chairman and Chief Executive Officer until November 1992. Mr. Smith has served as a member of the boards of directors of various privately-held corporations including Integrated Care Systems, Cardio-Care America, Women’s Care America, Pediatricare America, Infusion Centers America and Naples Community Hospital System, Inc. Mr. Smith is a graduate of John Carroll University and holds an Honorary Doctorate from New York Medical College.

David J. Corcoran is a co-founder of Curaxis and has served as Curaxis’ Chief Financial Officer and a director since its inception in February 2001. From September 1999 to February 2001, Mr. Corcoran was a self-employed consultant working with Mr. Smith in certain of his charitable activities which principally involved developing not-for-profit private schools. In June 1996, Mr. Corcoran co-founded MedNet Affiliates, a provider of office-based orthopedic services and served as Vice President and a director until August 1999. He also previously served as general counsel to Critical Care America from its founding in 1981 through 1992. Mr. Corcoran is a graduate of Bowdoin College and of Northwestern University School of Law.

Judith S. T. Geaslen has been our Vice President of Finance and Chief Accounting Officer since January 2010 after serving as Corporate Controller and Accountant since July 2004.  From March 1999 to April, 2000, Ms. Geaslen served as Vice President and Corporate Controller at Wilmington Trust Corporation, a financial holding company engaged in providing a range of banking and other financial services through its banking and other subsidiaries, and from1994 to 1999, served as Vice President and Manager of the Asset Review Division.  From September 1984 to September 1994, Ms. Geaslen was employed by Ernst & Young, a registered public accounting firm, mostly recently serving as Audit Senior Manager. Ms. Geaslen is a graduate of Saint Mary’s College, Notre Dame, Indiana.

Sheldon L. Goldberg has been  a director since February 2006 and served as our Senior Vice President of Corporate Development from April 2005 through December 2008. From October 2002 to March 2005, Mr. Goldberg served as President and Chief Executive Officer of the Alzheimer’s Association, a patient advocacy group for Alzheimer’s disease. From September 1999 to May 2005, Mr. Goldberg served as Chairman of the Board of AARP Services Inc. a subsidiary of AARP which markets products and services to AARP members. From October 1995 to October 2002, Mr. Goldberg served as President and Chief Executive Officer of the Jewish Home and Hospital Lifecare Systems in New York, a long-term care health provider. Mr. Goldberg is a graduate of the University of the Wisconsin.

Father William E. McConville has been a director since February 2006. Since September 2001, Father McConville has been associate pastor for St. Francis of Assisi. From July 1989 to June 2001, he was a professor of religious studies at Sienna College. Father McConville has served as a member of the boards of directors and board of trustees of various educational and charitable institutions. Father McConville is a graduate of Catholic University of America and received his M.A. in Theology from Washington Theological Union and his Ph.D. in Systematic Theology from Vanderbilt University. Father McConville is a member of the Order of Friars Minor.

Ronald V. Pompeo has been a director since July 2009. Mr. Pompeo is a long-time shareholder of Curaxis.  For the past fifteen years, Mr. Pompeo has been the President and Chief Executive Officer of Rudy V. Pompeo, Inc., a general construction contractor based in Weymouth, Massachusetts.  In addition, Mr. Pompeo is active in a number of volunteer and not for profit organizations. He is a graduate of Boston College.

EXECUTIVE COMPENSATION

2009 SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers and directors by us during the period ended December 31, 2009, 2008, and 2007.

								Non-Equity
								Incentive
				Stock		Option		Plan	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)		Awards ($)		Compensation ($)	Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)		(i)
Patrick S. Smith,	2009	$87,500	None	None		$48,290	(2)	None	$13,000	(5)	$148,790
President, Chief Executive Officer	2008	$126,783	None	None		$53,348	(3)	None	$13,361	(6)	$193,492
and Chairman of the Board	2007	$192,500	None	None		$75,442	(4)	None	$13,361	(6)	$281,303

David J. Corcoran,	2009	$74,375	None	None		$36,219	(2)	None	$10,250	(7)	$120,844
Executive Vice President,Chief	2008	$97,167	None	None		$40,011	(3)	None	$10,361	(8)	$147,539
Financial Officer and Director	2007	$147,500	None	None		$56,583	(4)	None	$10,361	(8)	$214,444

Judith S. T. Geaslen	2009	$50,000	None	None		$52,274	(2)	None	5,460	(9)	$107,734
Vice President, Finance	2008	$80,514	None	None		$35,487	(3)	None	None		$116,001
	2007	$85,200	None	None		$35,389	(4)	None	None		$120,589

Sheldon L. Goldberg,	2009	None	None	$30,000	(11)	None	(2)	None	None		$30,000
Director and Former Senior Vice	2008	$31,950	None	None		$112,253	(3)	None	$1,361	(10)	$145,564
President, Corporate Development(1)	2007	$124,500	None	None		$111,973	(4)	None	$7,361	(10)	$243,834

(1)
Mr. Goldberg resigned as Senior Vice President, Corporate Development effective December 31, 2008.  Mr. Goldberg continues as a member of the Board of Directors. The information in this table for Mr. Goldberg relates to compensation he received in his capacity as Senior Vice President, Corporate Development.

(2)
Represents the aggregate expense under SFAS No. 123R recognized by Curaxis for 2009 as a result of option awards held by the applicable executive officer, disregarding estimated forfeitures. Assumptions made in the SFAS No. 123R valuation were consistent with those applied in years 2008 and 2007. For a description of these assumptions, see Notes 1 and 6 to the financial statements for the year ended December 31, 2008

(3)
Represents the aggregate expense under SFAS No. 123R recognized by Curaxis for 2008 as a result of option awards held by the applicable executive officer, disregarding estimated forfeitures. For a description of the assumptions made in the SFAS No. 123R valuation, see Notes 1 and 6 to the financial statements for the year ended December 31, 2008.

(4)	These options vest as to 20% on May 18, 2007 and 20% vested on each May 18th thereafter based on continued employment through May 18, 2011.

(5)	Represents car allowance of $3,000 plus retention payment of $10,000.

(6)	Represents annual car allowance of $12,000 plus the value of our contributions on behalf of Mr. Smith under our long-term disability insurance plan.

(7)	Represents car allowance of $2,250 plus retention payment of $8,000.

(8)	Represents annual car allowance of $9,000 plus the value of our contributions on behalf of Mr. Corcoran under our long-term disability insurance plan.

(9)	Represents car allowance of $1,800 plus retention payment of $3,660.

(10)	Represents annual car allowance of $6,000 for 2006 and 2007 plus the value of our contributions on behalf of Mr. Goldberg under our long-term disability insurance plan.

(11)	Represents the fair value of 150,000 shares of Curaxis common stock granted to Mr. Goldberg to satisfy, in full, amounts due under an original five-year employment contract.

Explanatory Information Relating to 2009 Summary Compensation Table

Please note the following points in connection with the information in the 2009 Summary Compensation Table:

•
The compensation of the executive officers of Curaxis is reviewed on an annual basis by the Board of Directors.  Each year, Curaxis considers whether to adjust the base salaries of senior management, including the executive officers, in order to reward individual performance, keep pace with cost of living increases and respond to competitive considerations.  However, due to lack of funding, no increases have been rewarded to senior management and executive officers during the three years ended December 31, 2009.  In many cases, base salaries have been reduced significantly.  No accruals have been made to compensate officers for the reduced wages in future periods.

DIRECTOR COMPENSATION

2009 SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named directors by us during the period ended December 31, 2009, 2008, and 2007.

							Non-Equity
							Incentive
				Stock	Option		Plan	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Awards ($)	Awards ($)		Compensation ($)	Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
Sheldon L. Goldberg	2009	None	None	None	137,443	(3)	None	None	137,443
Director and Former Senior Vice President,	2008	None	None	None	None		None	None	None
Corporate Development (1)	2007	None	None	None	None		None	None	None

William E. McConville	2009	None	None	None	$64,729	(3)	None	None	$64,729
Director	2008	None	None	None	$89,976	(4)	None	None	$89,976
	2007	None	None	None	$84,982	(5)	None	None	$84,982

Ronald V. Pompeo	2009	None	None	None	$526	(3)	None	None	$526
Director (2)	2008	None	None	None	None		None	None	None
	2007	None	None	None	None		None	None	None

(1)
Mr. Goldberg resigned as Senior Vice President, Corporate Development effective December 31, 2008.  Mr. Goldberg continues as a member of the Board of Directors. The information in this table for Mr. Goldberg relates to compensation he received in his capacity as a member of the Board of Directors.

(2)	Mr. Pompeo was elected to the Board of Directors effective July 2009.

(3)
Represents the aggregate expense under SFAS No. 123R recognized by Curaxis for 2009 as a result of option awards held by the applicable director, disregarding estimated forfeitures. Assumptions made in the SFAS No. 123R valuation were consistent with those applied in years 2008 and 2007. For a description of these assumptions, see Notes 1 and 6 to the financial statements for the year ended December 31, 2008.

(4)
Represents the aggregate expense under SFAS No. 123R recognized by Curaxis for 2008 as a result of option awards held by the applicable executive officer, disregarding estimated forfeitures. For a description of the assumptions made in the SFAS No. 123R valuation, see Notes 1 and 6 to the financial statements for the year ended December 31, 2008.

(5)	These options vest as to 20% on May 18, 2007 and 20% vested on each 18th day of May thereafter based on continued presence on the Curaxis Board of Directors through May 18, 2011.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number	Value of
						Market	of Unearned	Unearned
	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Option		Stock That	Stock That	Rights	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	That Have	Have
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patrick S. Smith(1)	240,000	—	$0.83	06/20/12	—	—	—	—
Patrick S. Smith(2)	80,000	—	$2.00	09/15/13	—	—	—	—
Patrick S. Smith(3)	32,000	8,000	$8.00	01/17/15	—	—	—	—
Patrick S. Smith(4)	72,000	48,000	$1.51	02/05/17	—	—	—	—
David J. Corcoran(1)	180,000	—	$0.83	06/20/12	—	—	—	—
David J. Corcoran(2)	60,000	—	$2.00	09/15/13	—	—	—	—
David J. Corcoran(3)	24,000	16,000	$8.00	01/17/15	—	—	—	—
David J. Corcoran(4)	54,000	36,000	$1.51	02/05/17	—	—	—	—
Judith S. T. Geaslen(7)	3,500	—	$4.00	12/01/14	—	—	—	—
Judith S. T. Geaslen(3)	4,000	1,000	$8.00	01/17/15	—	—	—	—
Judith S. T. Geaslen(8)	800	200	$10.00	05/04/15	—	—	—	—
Judith S. T. Geaslen(5)	20,000	5,000	$6.00	05/18/16	—	—	—	—
Judith S. T. Geaslen(4)	18,000	12,000	$1.51	02/05/17	—	—	—	—
Judith S. T. Geaslen(13)	100,000	—	$0.20	02/19/19	—	—	—	—
Sheldon Goldberg(9)	18,000	4,500	$8.00	04/18/15	—	—	—	—
Sheldon Goldberg(10)	42,000	8,000	$8.00	04/18/15	—	—	—	—
Sheldon Goldberg(8)	8,000	2,000	$10.00	05/04/15	—	—	—	—
Sheldon Goldberg(5)	48,000	12,000	$6.00	05/18/16	—	—	—	—
Sheldon Goldberg(4)	54,000	36,000	$1.51	02/05/17	—	—	—	—
Sheldon Goldberg(14)	150,000	—	$0.20	09/08/19	—	—	—	—
William E. McConville(11)	35,000	—	$6.00	02/20/16	—	—	—	—
William E. McConville(12)	60,000	40,000	$1.51	02/05/17	—	—	—	—
William E. McConville(6)	20,000	30,000	$1.00	06/11/17	—	—	—	—
William E. McConville(14)	150,000	—	$0.20	09/08/19	—	—	—	—
Ronald V. Pompeo (15)	50,000	—	$0.20	09/08/19	—	—	—	—

(1)	These stock options vested as to 20% of the shares on June 20, 2003 and 20% vested on each June 20th thereafter based on continued employment through June 20, 2007.

(2)	These stock options vested as to 20% of the shares on September 15, 2004 and 20% vested on each September 15th thereafter based on continued employment through September 15, 2008.

(3)	These stock options vested as to 20% of the shares on January 17, 2006 and 20% vested on each January 17th thereafter based on continued employment through January 17, 2010.

(4)	These stock options vested as to 20% of the shares on January 1, 2008 and 20% vested on each January 1st thereafter based on continued employment through January 1, 2012.

(5)	These stock options vest as to 20% on May 18, 2007 and 20% vested on each May 18th thereafter based on continued employment through May 18, 2011.

(6)
These stock options granted to Senior officers and non-employee Board members vested as to 20% of the shares on June 11, 2008 and 20% vested on each June 11th thereafter based on continued employment or service as a director of Curaxis through June 11, 2012 provided that such vesting shall be accelerated and each such option shall become fully-vested upon the first to occur of any of the following: (1) a sale by the Corporation of all or substantially all of its assets or similar acquisition or merger transaction approved by the Board; (2) closing of an out licensing transaction or similar collaboration agreement by the Corporation that is approved by the Board and provides Curaxis with at least $5 million in upfront cash payments at closing; or (3) closing of an equity investment in the Corporation by one or more institutional investors totaling at least $15 million at closing.

(7)
These stock options granted to Ms. Geaslen upon employment vested as to 20% of the shares on December 1, 2005 and 20% vested on each December 1st thereafter based on continued employment through December 1, 2009.

(8)	These stock options vested as to 20% of the shares on May 4, 2006 and 20% vested on each May 4th thereafter based on continued employment through May 4, 2010.

(9)	These stock options vested as to 20% of the shares on April 18, 2006 and 20% vested on each April 18th thereafter based on continued employment through April 18th 2010.

(10)
These stock options granted to Mr. Goldberg upon employment vested as to 20% of the shares at April 18, 2005 and  16% vested on each April 18th thereafter based on continued employment through April 18th 2010.

(11)	These stock options vested as to 1/3 of the shares on February 20, 2007 and 1/3 vested on each February 20th thereafter until fully vested based on continued service as a director of Curaxis.

(12)	These stock options vested as to 20% of the shares on January 1, 2008 and 20% vested on each January 1st thereafter through January 1, 2012 based on continued service as a director of Curaxis.

(13)	These stock options vested as to 100% of the shares on the grant date of February 19, 2009.

(14)	These stock options vested as to 100% of the shares on the grant date of September 9, 2009.

(15)	These stock options vested as to 20% of the shares on September 8, 2009 and 20% vested on each September 8th thereafter through September 8, 2014 based on continued service as a director of Curaxis.

BENEFICIAL OWNERSHIP OF CURAXIS SHARES

The following table sets forth information known to Curaxis with respect to the beneficial ownership of Curaxis’ common stock as of April 30, 2010, unless otherwise noted, by:

•	each stockholder known to Curaxis to own beneficially more than 5% of Curaxis’ common stock;

•	each of Curaxis’ directors;

•	each of Curaxis’ executive officers, including each of the Named Executive Officers listed in the “2009 Summary Compensation Table” included in this proxy statement; and

•	all of Curaxis’ current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Ordinary shares relating to options or warrants currently exercisable, or exercisable within 60 days of April 30, 2010, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the tables have sole voting and dispositive power with respect to all shares shown as beneficially owned by them. Except as otherwise noted in the tables below, the address of each person or entity listed in the table is c/o Curaxis Pharmaceutical Corporation, 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004.

	Amount and Nature
	of Beneficial Ownership		Percentage
Name and Address	of Ordinary Shares (1)		of Total

DIRECTORS AND EXECUTIVE OFFICERS
Patrick S. Smith, President, Chief Executive Officer and Director	13,306,453	(2)	19.0%
David J. Corcoran, Executive Vice President, Chief Financial Officer and Director	3,657,961	(3)	5.2%
Judith S. T. Geaslen, Vice President, Finance	157,300	(4)	—
Sheldon Goldberg, Former Senior Vice President, Corporate Development and Director	629,500	(5)	—
William E. McConville, Director	275,000	(6)	—
Ronald V. Pompeo, Director	60,800	(7)	—
All current directors and executive officers as a group (6 persons)	18,090,014	(8)	25.8%

SHAREHOLDERS OWNING MORE THAN 5%
Richard L. Bowen	10,162,560		14.5%

Jerry Smith, et al.	3,492,500	(9)	5.0%

—	Less than 1%
(1)
Based on 69,995,681 shares of common stock issued and outstanding as of April 30, 2010, assuming exercise of the 6,022,479 warrants outstanding at April 30, 2010, but assuming no exercise of outstanding options.

(2)
Includes 432,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2010. Also includes 4,345,000 shares owned by the Patrick S. Smith Charitable Remainder Trust, of which Mr. Smith is the trustee, and 300,000 shares held by RBC Dain Rauscher Inc. as custodian for Patrick S. Smith IRA.

(3)
Includes 324,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2010, and 741,382 shares and 36,150 warrants owned by the Patrick S. Smith Irrevocable Trust u/d/t dated June 25, 1991, for which David J. Corcoran serves as trustee. Mr. Corcoran has full investment and voting power over the shares held in the Trust, but disclaims beneficial ownership thereof. Also includes 87,000 shares held by the David J. Corcoran Rollover IRA.

(4)
Includes 147,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2010.  Also includes 4,000 shares held by Wachovia Securities as custodian fbo Judith S. T. Geaslen.

(5)
Includes 334,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2010.  Also includes 50,000 shares owned by Shelberg LLC of which Sheldon Goldberg is the general partner and 185,000 shares and 60,000 warrants held by the Sheldon Goldberg Trust for which Sheldon L, Goldberg is the trustee.

(6)	Includes 275,000 shares of Common stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2010.
(7)	Includes 5,000 shares and 30,000 warrants held by Charles Schwab &Co., Inc. as custodian for the Ronald V. Pompeo IRA.
(8)	See notes 1-7 above.
(9)	Includes 1,662,500 shares owned by Jetsmith Partnership of which Jerry Smith is the general partner and 885,000 shares held by Charles Schwab &Co., Inc. as custodian for the Jerry Smith IRA.

BENEFICIAL OWNERSHIP OF THE COMBINED COMPANY

The following table sets forth information known to Auto Search with respect to the beneficial ownership of Auto Search’s common stock on a pro forma basis giving effect to the Merger (based on the beneficial ownership of Auto Search’s common stock and Curaxis’ common stock as of April 30, 2010), unless otherwise noted, by:

●	each stockholder known to that will own beneficially more than 5% of Curaxis’ common stock upon consummation of the Merger;

●	each of the directors currently serving and each individual who will serve on Curaxis’ board of directors upon consummation of the Merger;

●	each of Curaxis’ current executive officers and each individual who will serve as an executive officer of Curaxis upon consummation of the Merger; and

●	all individuals who will serve as directors and executive officers of Curaxis upon consummation of the Merger, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Shares of common stock relating to options or warrants currently exercisable, or exercisable within 60 days of May 31, 2010 (the projected closing date of the Merger), are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. As of April 30, 2010, there were 188,979,700 shares of Auto Search common stock outstanding and no additional shares have been issued since that date. The percentages in the table are based on 81,872,440 outstanding shares, which is the pro forma estimated number of outstanding shares immediately following closing of the Merger assuming (i)  the surrender of 181,285,000 shares of Auto Search Common Stock on the Closing Date and (ii) the exercise of 10,204,538 warrants issued and outstanding immediately following the closing of the Merger.

	Amount and Nature
	of Beneficial Ownership		Percentage
Name and Address	of Ordinary Shares (1)		of Total

DIRECTORS AND EXECUTIVE OFFICERS
Patrick S. Smith, President, Chief Executive Officer and Director	13,354,453	(2)	16.3%
David J. Corcoran, Executive Vice President, Chief Financial Officer and Director	3,693,961	(3)	4.5%
Judith S. T. Geaslen, Vice President, Finance	224,300	(4)	—
Sheldon Goldberg, Former Senior Vice President, Corporate Development and Director	677,500	(5)	—
William E. McConville, Director	335,000	(6)	—
Ronald V. Pompeo, Director	110,800	(7)	—
Bert A. Spilker	3,000		—
All directors and executive officers as a group on a pro forma basis to give effect to the Merger (7 persons)	18,399,014	(8)	22.5%
SHAREHOLDERS OWNING MORE THAN 5%
Richard L. Bowen	10,162,560		12.4%

Jonathan J. Martin	4,304,460	(9)	5.3%

—	Less than 1%
(1)
Based on 81,872,440 outstanding shares, which is the pro forma estimated number of outstanding shares immediately following closing of the Merger assuming the exercise of 10,204,538 warrants issued and outstanding immediately following the closing of the Merger, but assuming no exercise of outstanding options.

(2)
Includes 480,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of May 31, 2010 (the projected closing date of the Merger). Also includes 4,345,000 shares owned by the Patrick S. Smith Charitable Remainder Trust, of which Mr. Smith is the trustee, and 300,000 shares held by RBC Dain Rauscher Inc. as custodian for Patrick S. Smith IRA.

(3)
Includes 360,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of May 31, 2010 (the projected closing date of the Merger), and 741,382 shares and 36,150 warrants owned by the Patrick S. Smith Irrevocable Trust u/d/t dated June 25, 1991, for which David J. Corcoran serves as trustee. Mr. Corcoran has full investment and voting power over the shares held in the Trust, but disclaims beneficial ownership thereof. Also includes 87,000 shares held by the David J. Corcoran Rollover IRA.

(4)
Includes 214,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of May 31, 2010 (the projected closing date of the Merger).  Also includes 4,000 shares held by Wachovia Securities as custodian fbo Judith S. T. Geaslen.

(5)
Includes 382,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of May 31, 2010 (the projected closing date of the Merger).  Also includes 50,000 shares owned by Shelberg LLC of which Sheldon Goldberg is the general partner and 185,000 shares and 60,000 warrants held by the Sheldon Goldberg Trust for which Sheldon L, Goldberg is the trustee.

(6)	Includes 335,000 shares of Common stock issuable upon the exercise of stock options exercisable within 60 days of May 31, 2010 (the projected closing date of the Merger).
(7)
Includes 50,000 shares of Common stock issuable upon the exercise of stock options exercisable within 60 days of May 31, 2010 (the projected closing date of the Merger) and 5,000 shares and 30,000 warrants held by Charles Schwab &Co., Inc. as custodian for the Ronald V. Pompeo IRA.

(8)	See notes 1-7 above.
(9)	Includes 3,589,460 warrants issued to Mr. Martin in connection with the Merger.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Canterbury Agreement

On June 12, 2009, Curaxis entered into a letter agreement with Canterbury Investment Partners, LLC of Hingham, Massachusetts (“Canterbury”), to assist Curaxis in a range of issues in connection with its contemplated merger with a public shell corporation, including its negotiations with Southridge, in developing a strategy to negotiate reductions, deferrals and/or equity exchanges with its trade creditors and in raising funds from current or prospective investors and in negotiating the terms of the acquisition of a public corporation (the “Letter Agreement”).  Under the terms of the Letter Agreement, Curaxis paid Canterbury a retainer of $50,000 and is also obligated to pay Canterbury a monthly fee of $5,833 for a period of twelve (12) months from September 2009 through August 2010. In addition, under the Letter Agreement, Curaxis has issued a warrant to Canterbury to purchase 854,358 shares of Curaxis Common Stock at a price of $0.22 per share. Following the closing of the Merger with Auto Search, Curaxis is obligated to pay Canterbury the sum of $8,000 per month for a period of six (6) months for Canterbury’s assistance in developing and implementing a strategy to support Curaxis in its dealings with the financial community.  Mark Pompeo, who is the manager of Canterbury, is the brother of Ronald Pompeo, who was elected a director of Curaxis on July 3, 2009.

MARKET FOR COMMON STOCK

There is presently no public market for shares of Curaxis Common Stock.

Curaxis is authorized to issue 100,000,000 shares of common stock, par value $0.001.  As of April 30, 2010, there were 63,973,202 shares of Curaxis Common Stock issued and outstanding.

DESCRIPTION OF SECURITIES

Common Stock

As of April 30, 2010, there were 63,973,202 shares of Curaxis Common Stock issued and outstanding. The holders of shares of Curaxis Common Stock have no subscription, redemption, subscription, sinking fund or conversion rights. In addition, the holders of shares of Curaxis Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of Curaxis Common Stock. The holders of shares of Curaxis Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of Curaxis’ stockholders. The holders of Curaxis Common Stock are entitled to receive ratably dividends, if any, as and when declared from time to time by the Curaxis Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of Curaxis’ affairs, the holders of Curaxis Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in Curaxis’ net assets available for distribution to holders of Curaxis Common Stock. The shares of Curaxis Common Stock currently outstanding are fully paid and nonassessable.

Preferred Stock

We have no preferred shares authorized.

Warrants

From January 2006 through May 2007, Curaxis raised $16,600,000 through the sale of 1,661,000 units at $10 per unit.  A unit consisted of one share of common stock and warrants to purchase two additional shares of common stock at $12 per share.   Curaxis amended this offering on August 21, 2006.  Under the amendment each unit consists of one share of common stock and warrants to purchase six additional shares of common stock at $0.10 per share.  As of April 30, 2010, 3,456,756 warrants remain outstanding. These warrants to purchase common stock expire in 2011.

During 2008, Curaxis issued stock purchase warrants to select vendors to satisfy, in part, liabilities generated from services performed in conjunction with its terminated Phase III clinical trial, VP-AD-301.   The warrants provide for the purchase 54,800 shares of common stock at $.50 per share and expire on December 31, 2011.

On May 28, 2009, Curaxis entered into a Transaction Management Agreement with Southridge.  Under the terms of the Agreement, the Company retained Southridge, on a non-exclusive basis, to provide services to enable the Company to restructure its balance sheet and execute a potential public offering or other public transaction.

As part of the consideration for the services to be provided, Curaxis issued a total of 1,656,549 warrants to Southridge to purchase the company’s stock at $.001 per share.  The warrants provide for a cashless exercise and expire seven years after the date of issuance.  Per the agreement, 492,599 additional warrants will be issued at the transaction date in so that the total warrants issued to Southridge equal 3% of the outstanding shares of common stock of the surviving corporation.

On June 12, 2009, Curaxis engaged Canterbury Investment Partners LLC (“Canterbury’) to assist Curaxis in negotiating reductions, deferrals or equity exchanges with its trade creditors and in developing a strategy to raise equity from current and prospective investors. In exchange for the services to be provided, Curaxis paid Canterbury a retainer and agreed to a monthly management fee for a for a period of twelve months commencing September 1, 2009, when Curaxis raised $600,000 in new equity investment. Further, On March 1, 2010, Curaxis  issued 854,358 warrants to Canterbury (equal to 10% of the number of shares issued by Curaxis in new equity raised for cash consideration from the date of the agreement to the date the respective round of financing closed), which are  priced at 110% of the per share price for the new equity or $0.22. The warrants have registrations rights and a cashless exercise feature.

On September 15, 2009, Curaxis entered into an agreement with GroupMark Financial Services Ltd. to perform investor relation services and develop Curaxis’ new website.  Upon completion of the website, as part of the consideration for the services rendered, Curaxis is to issue 100,000 warrants to GroupMark to purchase shares of the company’s common stock at $0.30 per share.  The warrants will provide for a cashless exercise and expire five years from the date of issuance.

EXPERTS

The financial statements for Curaxis for the years ended 2009, 2008, 2007, included in this prospectus, and included in the Registration Statement, were audited by Rosenberg Rich Baker Berman and Company, an independent registered public accounting firm, as stated in their report appearing with the financial statements herein and incorporated in this Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the sections of the information statement/prospectus entitled “Information about the Companies — Curaxis Pharmaceutical Corporation.” beginning on page 10 and “Risk Factors” beginning on page 15, as well as Curaxis’ financial statements and related notes contained elsewhere in this information statement/prospectus. This discussion contains forward-looking statements based on Curaxis’ current expectations. There are various factors — many beyond Curaxis’ control — that could cause Curaxis actual results or the occurrence or timing of expected events to differ materially from those anticipated in these forward-looking statements. Some of these factors are described below and other factors are described elsewhere in this information statement/prospectus, including above under “Risks Factors” beginning on page 15. In addition, there are factors not described in this information statement/prospectus that could cause actual results or the occurrence or timing of expected events to differ materially from those anticipated in these forward-looking statements. All forward-looking statements included in this information statement/prospectus are based on information available to Curaxis as of the date hereof, and, except as required by law, Curaxis assumes no obligation to update any such forward-looking statements.

Overview

Curaxis is an emerging specialty pharmaceutical company with a pipeline of product candidates in Alzheimer’s disease and oncology.  Our therapeutic platform is based on the hypothesis that many diseases of aging may be caused by age-related changes in the function of the hypothalamic-pituitary-gonadal (HPG) axis. The HPG axis is a hormonal endocrine feedback loop that controls development, reproduction and aging in animals.  We believe that our discovery of similar hormonal signaling mechanisms at the cellular level in brain tissue from Alzheimer’s patients and in multiple tumors may enable us to develop significant new treatments for Alzheimer’s disease as well as many tumors.

Curaxis’ most advanced product candidate is Memryte (generic name VP4896), a proprietary, small, biodegradable implant that is comprised of leuprolide acetate and a polymer, that we are developing for the treatment of mild to moderate Alzheimer’s disease. From inception through early 2006, Curaxis completed two Phase II clinical trials, Aladdin I and Aladdin II, to support the efficacy of its drug candidate in women and men, respectively.  In addition, a Phase I trial was completed to support safety and the drug release profile of the proprietary subcutaneous implant.  In August 2006, Curaxis completed enrollment in Aladdin 301, the first of its two Phase III clinical trials of the VP4896 implant for the treatment of mild to moderate Alzheimer’ s disease.  In October 2006, this trial was discontinued due to financial constraints and converted to a Phase II trial.  At the time of termination, approximately 625 patients had been enrolled at 62 sites located throughout the United States and Canada.

We have not conducted material research and development activities for Memryte since terminating our clinical trials and closing our research facility in 2007.  As we attempt to restart our clinical development program for Memryte, this suspension may adversely impact our clinical development and commercialization efforts due to, among other factors, potential difficulties in attracting clinical personnel in the future and in attracting clinical sites to conduct clinical trials of Memryte.

We were incorporated in February 2001, as Angel Care, Inc. and subsequently changed our name to Angel Care America, Inc (“Angel Care”).  Angel Care was founded to provide support services for a clinic-based treatment program for Alzheimer’s disease and conducted only limited operations.  In November 2001, Angel Care merged with Voyager Pharmaceutical Corporation and the surviving corporation remained Voyager Pharmaceutical Corporation (“Voyager”).  In December 2009, Voyager changed its name to Curaxis Pharmaceutical Corporation.

Since our inception, we have not received approval to market any product, have had no revenues from product sales and have devoted substantially all of our efforts to the development of our treatment for mild to moderate Alzheimer’s disease. We have funded our operations primarily through the sale of common stock and warrants to private investors, which have provided net cash proceeds of approximately $74.7 million as of March 31, 2010.  We have never been profitable and, as March 31, 2010, we had an accumulated deficit of $87.9 million.  We had net losses of $2.0 million, $6.7 million and $28.2 million for the three years ended December 31, 2008, 2007 and 2006, respectively, and a net loss of $55.6 million for the cumulative period from inception through December 31, 2005. Net income of $5.0 million was recognized for the year ended December 31, 2009 as a result of successful restructuring of trade debt. A net loss of $0.4 million was recognized for the three month period ended March 31, 2010.  At March 31, 2010 we had $0.4 million in cash and cash equivalents.  We expect our minimum cash needs to fund our operating expenses and capital expenditures for the twelve-month period ending March 31, 2011 to be approximately $3.6 million.  We expect to incur significant and increasing operating losses for at least the foreseeable future as we advance our drug candidates from research through preclinical testing and clinical trials and seek regulatory approval and eventual commercialization for any drug candidates that may receive regulatory approval. We will need to generate significant revenues to achieve profitability and we may never do so.

We do not expect to generate revenue for at least the next several years. We expect that our operating expenses will continue to increase and may vary substantially from quarter to quarter and year to year based on the timing of clinical trial patient enrollment and our other research and development activities. In particular, as we initiate a second Phase II and pivotal Phase III trials of Memryte, our lead drug candidate for the treatment of mild to moderate Alzheimer’s disease, we expect that our research and development expenses will increase significantly. We expect general and administrative costs also to increase as we add personnel and begin to operate as a public company. In connection with our preparation for the commercial launch of Memryte, we expect that our capital expenditures may increase as a result of increased manufacturing equipment costs. We plan to establish our own commercialization capability, including a large field sales force in the United States, and expect to incur significant costs related to marketing and sales activities prior to the time we generate any revenue. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied on as indicative of our future performance.

The successful development of pharmaceuticals, including our lead product candidate, Memryte, for the treatment of mild to moderate Alzheimer’s disease, is uncertain. We estimate that we will incur expenses of at least $48 million between 2010 and 2014 in order to complete the clinical development of Memryte in accordance with our current development plan and seek FDA approval to market Memryte. If we or the FDA cause a change or delay in our development plan for Memryte, our costs could increase substantially. We cannot reasonably estimate or know the nature, timing and estimated expenses of the efforts necessary to complete the remainder of the development of, or the period, if ever, in which material net cash inflows will commence from Memryte for this indication or other product candidates due to the numerous risks and uncertainties associated with developing drugs, including the uncertainty of:

•	the scope, rate of progress and expense of our clinical trials and other research and development activities;
•	future clinical trial results;
•	the expense, timing and outcome of seeking regulatory approvals;
•	the expense of establishing clinical and commercial supplies of our product candidates and any products that we may develop;
•	the effect of competing technological and market developments; and
•	the expense of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

We do not expect to generate product revenue for at least the next several years, if at all. If any of our programs experience delays or do not result in a commercial product, we would not generate revenue from that program in a timely manner or at all.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations set forth below are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or “GAAP.”  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those described below. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies are the most critical to our financial statements. We believe they are important to the presentation of our financial condition and require the greatest degree of management judgment to make the estimates necessary to ensure their fair presentation.

Accrued Expenses

As part of the process of preparing financial statements, we are required to estimate accrued expenses. This process involves identifying services which have been performed on our behalf and estimating the level of service performed and the associated cost incurred for such service as of each balance sheet date in our financial statements. Services for which we must estimate accrued expenses include:

•	costs of services performed by contract research organizations and clinical sites in conjunction with clinical trials;
•	costs of services performed by contract manufacturers in conjunction with the production of clinical trial materials; and
•	professional service fees and expenses.

In accruing service fees, we estimate the time period over which services will be provided and the level of effort in each period. If the actual timing of the provision of services or the level of effort varies from the estimate, we will adjust the accrual accordingly. The majority of our service providers invoice us monthly in arrears for services performed. In the event that we do not identify costs that have begun to be incurred or we underestimate or overestimate the level of services performed or the costs of such services, our actual expenses could differ from such estimates. The date on which some services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. We make judgments based upon the facts and circumstances known to us in accordance with GAAP.

Research and Development

We expense all research and development costs as incurred. Research and development expense includes, among other things, clinical trial costs. We account for our clinical trial costs by estimating the total cost to treat a patient in each clinical trial and recognizing this cost, based on a variety of factors, beginning with the preparation for the clinical trial. This estimated cost includes payments to our contract research organizations for trial site and patient-related costs, including laboratory costs related to the conduct of the trial, and other costs. Our cost per patient varies based on the type of clinical trial, the site of the clinical trial and the length of the treatment period for each patient. As actual costs become known to us, we adjust our accrual.  These changes in estimates may result in a material change in our clinical study accrual, which could materially affect our results of operations. Research and development expenses includes those costs described under “Financial Operations Overview—Research and Development” below.

Stock-Based Compensation

As a normal practice, we compensate employees and non-employee directors through stock-based compensation. We apply Statement of Financial Accounting Standards No. 123R Share-based Payment,   codified in ASC 718 Compensation – Stock Compensation, to stock-based compensation awards.  SFAS No. 123R requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees and directors, including employee stock options related to our 2001 Stock Option Plan and 2005 Stock Option Plan, based on fair values. We adopted this Statement on January 1, 2006 using the modified prospective application.

Stock compensation arrangements with non-employee service providers are accounted for in accordance with EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, codified in ASC 505-50 Equity-Based Payments to Non-Employees, using a fair value approach.  The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

The measurement of stock-based compensation requires the use of complex option pricing models and application of judgment in selecting the appropriate valuation assumptions, such as volatility and expected term. We value our stock-based compensation using the Black-Scholes option pricing model and the single option award approach, in accordance with the requirements of SFAS No. 123R and Staff Accounting Bulletin (SAB) No. 107, Share-Based Payment.

Curaxis does have sufficient history of exercise behavior to develop estimates of expected terms since as of March 31, 2010, no options issued since inception of the plans have been exercised.  The expected remaining terms is based on the contractual life on the options granted and the estimated time period to elapse prior to commercialization of the Curaxis’ initial product.  For options to outside consultants, Curaxis uses a term which is equal to the average the period required for the options to fully vest and the contractual life of the option.  As we gather more history regarding its option exercise pattern, and as information regarding the option pattern of comparable companies in its industry becomes publically available, it will review these estimates and revise them as appropriate.  Different estimates of volatility and expected term could materially change the value of an option and the resulting expense.

In addition, we monitor equity instruments with non-standard provisions, such as performance-based vesting conditions, accelerated vesting based on achievement of performance milestones and features that require instruments to be accounted for as liabilities. We account for transactions in which services are received from non-employees in exchange for equity instruments based on the fair value of such services received or of the equity instruments issued, whichever is more reliably measured, in accordance with SFAS No. 123 and the Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Accounting for equity instruments granted or issued by us under SFAS No. 123 and EITF Issue No. 96-18 requires fair value estimates of the equity instrument granted or sold. If our estimates of the fair value of these equity instruments are too high or too low, our expenses may be over or understated. The fair value of our common stock is determined by our board of directors. In the absence of a public trading market for our common stock, our board of directors considers objective and subjective factors in determining the fair value of our common stock. In all periods, the board of directors evaluated events that provided indicators of the fair value of our common stock. These events included, depending on the period, the purchase price of our common stock that was issued in private placements during the three years ended December 31, 2008 and the results of our clinical trials. Based on these factors, our board of directors determined that the value of the common stock underlying the stock options granted to employees through September 30, 2009 had a fair value that was equal to the exercise price.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Financial Operations Overview

Revenue

We have not yet generated any product revenue and do not expect to generate any product revenue for at least the next several years. We will seek to generate revenue from product sales if any of our drug candidates receive marketing approval and we begin commercial activities. We expect that any revenue we generate will fluctuate from quarter-to-quarter as a result of the timing, nature and amount of our commercialization activities, whether through direct sales by us or by payments under distribution or other collaboration agreements.

Research and Development Expense

Research and development expense consists primarily of:

•	salaries and related expenses for personnel engaged in research and development activities;
•	fees paid to contract research organizations and clinical sites in conjunction with clinical trials;
•	fees paid to contract manufacturers in conjunction with the production of clinical materials;
•	fees paid to research organizations in conjunction with preclinical studies;
•	costs of materials used in research and development;
•	consulting and sponsored research fees paid to third parties; and
•	fees paid to external legal counsel and third parties filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	depreciation of capital assets used to discover and develop our product candidates.

We expense both internal and external research and development costs as incurred. Research and development expenses have diminished over the last several years due to termination of our clinical trials and closure of our research facility.  Upon completion of the Merger, we expect research and development expenses to increase substantially in 2010 and thereafter and due to:

•	initiation of our Phase IIB clinical trials for Memryte for the treatment of mild to moderate Alzheimer’s disease in women;
•	initiation of our Phase III pivotal trials for Memrtye for the treatment of mild to moderate Alzheimer’s disease in women;
•	manufacture of clinical trial materials for these trials and continued development of the production process for Memryte; and
•	increased preclinical testing and clinical trials of its other oncology drug candidates.

Substantially all research and development expenses incurred by Curaxis to date relate to our efforts to develop Memryte for the treatment of mild to moderate Alzheimer’s disease. We expect that a substantial percentage of its research and development expense in the future will be incurred in support of our current and future preclinical and clinical development programs. These expenditures are subject to numerous uncertainties in timing and cost to completion. We test compounds in numerous preclinical studies for safety, toxicology and efficacy. We then conduct clinical trials for each drug candidate. As we obtain results from trials, we may elect to discontinue or delay clinical trials for some product candidates in order to focus our resources on more promising product candidates. Completion of clinical trials may take several years or more, but the length of time generally varies substantially according to the type, complexity, novelty and intended use of a drug candidate. The cost of clinical trials may vary significantly over the life of a project as a result of a variety of factors, including:

•	the number of patients who participate in the trials;
•	the number of sites included in the trials;
•	the length of time required to enroll trial participants;
•	the duration of the treatment period in the trials;
•	the effect of regulatory requirements on the trials;
•	the duration of patient follow-up; and
•	the efficacy and safety profile of the product candidate.

None of our drug candidates has received FDA or foreign regulatory marketing approval. In order to achieve marketing approval, the FDA or foreign regulatory agencies must conclude that our clinical data establishes the safety and efficacy of the drug candidates.

As a result of the uncertainties discussed above, although duration and costs will be substantial, we are unable to predict accurately the duration and completion costs of our research and development projects or if, when and to what extent we will receive cash inflows from the commercialization and sale of a product.

General and Administrative

General and administrative expense consists primarily of salaries and related expenses for personnel in administrative, finance, operations and human resource functions. Other costs include fees for general legal and other professional services, accounting fees, and directors’ and officers’ liability insurance premiums.

Marketing

Marketing expense consists primarily of salaries and related expenses for personnel responsible for clinical trial recruitment and costs of attendance at various scientific and industry meetings. Other costs include advertising for patient enrollment of clinical trials, promotion materials relating to scientific publications and fees for professional services related to public relations. We expect these expenses to increase significantly as we begin to develop our own commercialization capabilities.

Net Interest Income (expense)

Interest income consists of interest earned on our cash and cash equivalents. Interest expense consists of interest incurred on notes and mortgage debt payable and equipment and insurance premium debt financing.

Results of Operations

Three Months Ended March 3, 2010 and 2009

The table below summarizes the results of operations of Curaxis for the three month periods ended March 31, 2010 and 2009.

	For the three months ended March 31,

	2010	2009
Operating expenses:
Research and development	$20	$25
General and administrative	511	(195)
Marketing	-	-
Total operating expenses	531	(170)
(Loss) income from operations	(531)	170
Gain on debt restructuring	204	-
Interest expense (net)	(53)	(115)
Net income (loss)	$(380)	$55

Curaxis accounts for equity awards to employees and non-employee directors and service providers under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (SFAS No. 123R) codified in ASC 718 Compensation – Stock Compensation and EITF 96-18. As of March 31, there was $0.3 million of total unrecognized compensation costs related to unvested stock options. That cost is expected to be amortized on a straight-line basis over a weighted average service period of .9 years. Share-based compensation expenses recorded in the three months ended March 31, 2010 and 2009 were $0.2 million and $0.1 million, respectively.

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

Research and Development Expense

	Three Months Ended
	March 31,
	2010	2009	$ Change	% Change
	(Unaudited - Dollars in thousands)
Research and development costs	$20	$25	$(5)	(20.0)%
Percent of total operating expenses	3.8%	14.7%

During 2007, Curaxis terminated all clinical trial activities and closed its’ research facility.  Further, the Company did employ any personnel devoted to research and development activities in 2009 and 2010.  As a result, research and development expenses in 2009 and 2010, were limited to legal fees associated with the pursuit and maintenance of various patents and pending patent applications related to our Alzheimer’s disease and oncology drug candidates and depreciation of remaining capital assets used in the manufacturing of our proprietary implant. The decrease in research and development expenses for the three months ended March 31, 2010 as compared to the same period for 2009 is due to a decrease in depreciation of the remaining capital assets of $15,000 offset by an increase in legal and professional fees of $10,000. All capital assets used in the manufacturing of our propriety implant were fully depreciated at December 31, 2009.

General and Administrative Expenses

	Three Months Ended
	March 31,
	2010	2009	$ Change	% Change
	(Unaudited - Dollars in thousands)

General and administrative expenses	$511	$(195)	$706	362.6%
Percent of total operating expenses	96.2%	114.7%

The increase in general and administrative expenses for the three months ended March 31, 2010 as compared to the same period for 2009 is primarily related  to an increase  in payroll and related benefit costs  and an increase in  legal and professional fees.  Payroll and related benefit costs totaled $0.3 million for the three month period ended March 31, 2010 compared to a negative $0.2 million for the respective period of 2009; an increase of  $0.5 million.  For the three-month period ended March 31, 2009 no compensation was paid or accrued for any employees including senior officers of Curaxis.  In addition $0.4 million in bonus expense was reversed in January of 2009 upon the termination of certain employees who had not fulfilled service requirements related to the 2004 Stock Bonus Plan.

Legal and Professional fees totaled $.2 million for the three month period ended March 31, 2010; no significant professional fees were incurred for the comparable period of 2009.  Legal and professional fees reported for the three month period ended March 31, 2010 include payments and stock based compensation  due under agreements executed between the Curaxis and Southridge Business Solutions and Canterbury Investment Partners totaling $130,000, investor relations and web site development fees totaling $20,000 and legal fees and accounting fees of $50,000. Under the agreements executed, Southridge and Canterbury are to assist Curaxis in negotiating settlements with its creditors to eliminate or substantially reduce and defer its trade date and assist Curaxis in merging with a publicly traded corporation to establish a public trading market for its stock.  Compensation for the services rendered includes monthly fees plus warrants to be issued  for the purchase of the Company’s stock at agreed upon terms upon consummation of the propsed Merger transaction.

Gain on Debt Restructuring

	Three Months Ended
	March 31,
	2010	2009	$ Change	% Change
	(Unaudited - Dollars in thousands)
Gain on debt restructuring	$204	$-	$204	100%

On January 22, 2010,  Curaxis and a Creditor reached a settlement agreement whereby Curaxis will make payments totaling $900,000 over the next two years to satisfy, in full, its obligation. Further, the agreement restricts Curaxis from transferring or pledging its intellectual property without prior consent of the Creditor.  Immediately preceding the settlement balances recorded on Curaxis' financial records with respect to this vendor account included accrued interest and notes payable of $135 thousand and $924 thousand, respectively. Curaxis evaluated the settlement under Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Trouble Debt Restructuring, codified in ASC 470-60, Troubled Debt Restructuring by Debtors. A gain totaling $159 thousand was realized on the vendor settlement.

During 2009, one of Curaxis' creditors filed a law suit against Curaxis relating to a claim for $45 thousand for services rendered in connection with Curaxis' terminated Phase III clinical trial, VP-AD-301.  On March 3, 2010, the suit was dismissed with prejudice.  A gain of $45 thousand was realized on the vendor settlement.

Interest expense, Net

	Three Months Ended
	March 31,
	2010	2009	$ Change	% Change
	(Unaudited - Dollars in thousands)
Interest expense, net	$53	$115	$(62)	(53.9%)

Interest expense, net for the three-months ended March 31, 2010 and 2009 includes mainly interest accrued on Curaxis’ outstanding promissory notes payable to certain vendors and clinical sites.  The majority of the notes outstanding were issued during 2007 and 2008 to satisfy, in part, liabilities generated for services performed in conjunction with the terminated Phase III clinical trial. The decrease in expense for the three-month period ended March 31, 2010, as compared to the respective period of 2009, can be attributed to  a decrease in interest expense related to restructured trade debt of $84,000.  This decrease was offset by an increase in interest expense of $22,000 resulting from two judgments awarded on behalf of trade creditors in April and October, 2009.

Net Income (Loss)

	Three Months Ended
	March 31,
	2010	2009	$ Change	% Change
	(Unaudited - Dollars in thousands)
Net income (loss)	$(380)	$55	$(435)	(790.9%)

Net loss for the three months ended March 31, 2010, was $0.4 million, including $0.2 million relating to the restructuring of trade debt, compared to $0.1 million net income for the same period in 2009. The decrease net income is primarily due to the increase in general and administrative expenses offset by the gain recognized on the restructuring of debt.

Years Ended December 31, 2009, 2008 and 2007

The results of operations of Curaxis for each of the years ended December 31, 2009, 2008 and 2007 are as follows:

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)
Operating expenses:
Research and development	$132	75	$3,057
General and administrative	1,077	1,433	2,472
Marketing	-	-	357
Loss on lease termination	-	-	374
Total operating expenses	1,209	1,508	6,260
Loss from operations	(1,209)	(1,508)	(6,260)
Gain on debt restructuring	6,562	-	-
Interest income (expense), net	(365)	(478)	(484)
Net loss	$4,987	(1,986)	$(6,744)

During 2007, Curaxis terminated all clinical trial activities and closed its research facility.  As a result, research and development expenses in 2009 and 2008 were limited to salary and benefit costs associated with remaining personnel devoted to research activities, legal fees associated with the pursuit and maintenance of our patents related to our Alzheimer’s disease and oncology drug candidates and depreciation of remaining capital assets used in the manufacturing of our proprietary implant.

For fiscal year 2007, research and development costs included expenses associated with the closure of clinical trials related to our lead drug candidate, Memryte and development of new products as well as enhancements to existing products.

For fiscal year 2007, marketing expenses primarily consisted of salaries and related benefits and overhead costs for employees associated with marketing activities.  Such activities were limited to coordination efforts related to the closure of clinical sites.

Curaxis accounts for equity awards to employees and non-employee directors and service providers under Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (SFAS No. 123R) codified in ASC 718 Compensation – Stock Compensation and EITF 96-18. As of December 31, 2009, there was $0.4 million of total unrecognized compensation costs related to unvested stock options. That cost is expected to be amortized on a straight-line basis over a weighted average service period of 1.03 years. Stock-based compensation expense recorded in the years ended December 31, 2009, 2008 and 2007 was $0.6 million, $0.5 million and $0.9 million, respectively.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Research and Development Expense

	Year ended
	December 31,
	2009	2008	$ Change	% Change
	(Unaudited - Dollars in thousands)
Research and development costs	$132	$75	$57	76.0%
Percent of total operating expenses	10.9%	5.0%

During 2007, Curaxis terminated all clinical trial activities and closed its’ research facility.  As a result, research and development expenses in 2008 and 2009 were limited to salary and benefits costs associated with personnel devoted to research activities, legal fees associated with the pursuit and maintenance of various patents and pending patent applications related to our Alzheimer’s disease and oncology drug candidates and depreciation of remaining capital assets used in the manufacturing of our proprietary implant.

In May of 2008, Curaxis received a refund of $31,000 upon termination of its product liability insurance coverage obtained in anticipation of enrollment of Aladdin 302, the Phase III international clinical trial, and reversed $34,000 in certain costs previously recorded for Aladdin 301, the Phase III domestic clinical trial, upon final reconciliation and settlement with certain clinical sites. In addition, in October  2009, a default judgment was issued on behalf of  a creditor seeking payment of amounts due for services rendered with respect to Curaxis' terminated Phase III clinical trial; additional expenses totaling $37,000 were recognized with respect to the terminated trial.  The resulting increase in expenses for the year ended December 31, 2009 of $102,000 was offset by a decrease in salaries and related benefit costs of $24,000 due to the ultimate termination of all research personnel in early 2008; a decrease of $19,000 in depreciation of capital assets due to the ultimate sale of certain lab equipment in early 2008; and an aggregate decrease of $2,000 in  legal and miscellaneous fees associated with the Company’s research and development activities.

General and Administrative Expenses

	Year Ended
	December 31,
	2009	2008	$ Change	% Change
	(Unaudited - Dollars in thousands)
General and administrative expenses	$1,077	$1,433	$(356)	(24.8%)
Percent of total operating expenses	89.1%	95.0%

The decrease in general and administrative expenses for the year ended December 31, 2009 as compared to the same period for 2008 was primarily related a reduction in payroll and related benefit costs of $.8  million and occupancy expense of $.1 million.  For the seven-month period ended July 31, 2009, no compensation was paid or accrued for any employees including senior officers of Curaxis.  In addition $.4 million in bonus expense was reversed in January of 2009 upon the termination of certain employees who had not fulfilled service requirements related to the 2004 Stock Bonus Plan.

The decreases noted above were offset by consulting and investment advisory fees recognized, professional fees associated with the proposed merger transaction,  investor relations fees  to develop Curaxis'  new corporate image and website,  retention payments made to current officers and a stock grant to a former employee.  During the year ended December 31, 2009, expenses of $0.4 million were recognized under agreements executed between the Curaxis and Southridge and Canterbury Investment Partners.  Under the agreements executed, Southridge and Canterbury are to assist Curaxis in negotiating settlements with its creditors to eliminate or substantially reduce and defer its trade date and assist Curaxis in merging with a publicly traded corporation to establish a public trading market for its stock.  The expense recognized reflects retainers and monthly fees paid and the costs accrued to date associated with warrants to be issued to Southridge upon consummation of the proposed Merger transactions.

Fees paid for audit and investor relation services totaled $100,000 for the year ended December 31, 2009; no similar services were provided in 2008. Retention payments to current officers totaled $22,000 for the year ended December 31, 2009.  In addition, in December, 2009, the board granted 150,000 shares of common stock to a former executive officer to satisfy, in full, amounts due under an original five-year employment contract; the expense recognized on the grant totaled $30,000.

Gain on Debt Restructuring

	Year Ended
	December 31,
	2009	2008	$ Change	% Change
	(Unaudited - Dollars in thousands)
Gain on debt restructuring	$6,562	$-	$6,562	100%

On September 23, 2009, Curaxis reached an agreement with one of its vendors to satisfy related trade debt outstanding.   The agreement requires Curaxis to make payments totaling $2 million commencing September 1, 2010 and ending March 31, 2012.  Curaxis has the right to prepay any balances due without penalty.  In addition, Curaxis agreed to prepay the entire balance of such payments in the event of an acquisition of all or substantially all of Curaxis’ assets or stock; in the event our lead product candidate is licensed to a third party; in the event any patent related to our lead product candidate is sold to any third party; or in the event we obtain financing in excess of $20 million.  Any payment not made in accordance with the agreement shall bear interest at 18% per annum. Immediately preceding the settlement, balances recorded on the financial records with respect to the vendor account included accounts payable, accrued interest and notes payable of $4.7 million, $1.1 million and $2.8 million, respectively.  Curaxis evaluated the settlement under Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructuring, codified in ASC 470-60, Troubled Debt Restructurings by Debtors. As a result, a gain totaling $6.6 million was realized on the vendor settlement.

Interest expense, Net

	Year Ended
	December 31,
	2009	2008	$ Change	% Change
	(Unaudited - Dollars in thousands)
Interest expense, net	$366	$478	$(112)	(23.4%)

Interest expense, net for the year ended December 31, 2009 and 2008 includes mainly interest accrued on Curaxis’ outstanding promissory notes payable to certain vendors and clinical sites.  The majority of the notes outstanding were issued during 2007 and 2008 to satisfy, in part, liabilities generated for services performed in conjunction with the terminated Phase III clinical trial. The decrease in expense for the year ended December 31, 2009, as compared to the respective period of 2008, can be attributed to judgments issued in late 2008 and early 2009 on two notes outstanding resulting in a decrease in related interest expense of $28,000 and a decrease in interest expense related to the restructured trade debt of $115,000. These decreases were offset by additional  interest expense   $28,000  recognized as a result of  default judgment  issued in late 2009 on behalf of a creditor and an increase interest expense recognized on notes to clinical sites of $3 thousand.

Net Income (Loss)

	Year Ended
	December 31,
	2009	2008	$ Change	% Change
	(Unaudited - Dollars in thousands)
Net income (loss)	$4,987	$(1,986)	$6,973	351.1%

Net income for the year ended December 31, 2009, was $5.0 million, including $6.6 million relating to the restructuring of trade debt, compared to $2.0 million net loss for the same period in 2008. The increase in net income is primarily related to the restructuring of debt and a decrease in operating expenses.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Research and Development Expense

	Year Ended
	December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Research and development expense	$75	$3,057	$(2,982)	(97.6)%
Percent of total operating expenses	5.0%	48.8%

The decrease in research and development was primarily related to the termination of the clinical trial activities of Curaxis and closure of its research facility in 2007.  Research and development expense for fiscal year 2008 includes salary and related benefit costs of $28,000 compared to $660,000 for fiscal year 2007; a decrease of $632,000 reflecting the elimination of nine full time staff equivalents from January 1, 2007 to March 31, 2008.

Costs associated with the clinical trials, specifically VP-AD-103 and VP-AD-301, storage and destruction of the related drug supply, and related insurance costs totaled $1.3 million for fiscal year 2007; no costs related to these activities were recognized in fiscal year 2008. Further, in 2008, Curaxis received a refund of $31,000 upon termination of its product liability insurance coverage obtained in anticipation of enrollment of Aladdin 302, the Phase III international clinical trial, and reversed $34,000 in certain costs previously recorded for Aladdin 301, the Phase III domestic clinical trial, upon final reconciliation and settlement with certain clinical sites.

Expenses associated with our research facility including, rent, utilities, depreciation, external research and allocated overhead costs totaled $706,000 for fiscal year 2007 compared to $60,000 for fiscal year 2008; a decrease of $646,000. The 2008 expense relates solely to the depreciation of capital assets used in the manufacturing process.

In addition, for the year ended December 31, 2008, services and activities provided by outside legal counsel and the Scientific Advisory Board were curtailed significantly resulting in decreased expenses of $200,000 and $30,000, respectively.

General and Administrative Expense

	Year Ended
	December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
General and administrative expense	$1,433	$2,472	$(1,039)	(42.0)%
Percent of total operating expenses	95.0%	39.5%

The majority of the decrease in general and administrative expense can be attributed to reductions in general and administrate staff, a reduction is salary for all officers, and downsizing of the corporate office.  General and administrative expense for fiscal year 2008 includes salary and related benefit costs of $672,000 compared to $1.2 million for fiscal year 2007; a decrease of $528,000 reflecting the elimination of five full time staff equivalents from January 1, 2007 to March 31, 2008 and a 15% reduction in the salary of all exempt employees  effective April 1, 2008. In addition, share-based compensation expenses recognized for fiscal year 2008 totaled $469,000 compared to $783,000 for fiscal year 2007; a decrease of 314,000.

General and administrative expense for fiscal year 2008 includes rent, utilities, depreciation and maintenance expenses totaling $121,000 compared to $605,000 for fiscal year 2007; a decrease of $484,000 reflecting relocation and downsizing of the corporate office location and the transfer  related furniture and fixtures to the landlord upon early termination of Curaxis’ sublease agreement.

Due to the reduction in personnel and corporate activities decreases in legal and professional fees, corporate insurance, travel expense, board of directors fees and other miscellaneous expenses of $81,000, $83,000, $37,000, $30,000, and $16,000, respectively, were recognized for fiscal year 2008 as compared to fiscal year 2007. Further, in 2008, Curaxis recognized $50,000 income on terminated sponsorships which reduced the reported general and administrative expense.

The above decreases in general and administrative expense were offset by an increase in allocated corporate overhead of $584,000 for fiscal year 2008 as compared to fiscal year 2007 due to the elimination of research and development and marketing activities of Curaxis in 2008.

Marketing Expense

	Year Ended
	December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Marketing expense	$-	$357	$(357)	(100.0)%
Percent of total operating expenses	-%	5.7%

The decrease in marketing expense can be attributed to the decision of management to cease all marketing related activities due to financial restraints in the third quarter of 2007 and to terminate all related employees. The expense recognized for fiscal year 2007 includes salaries and related benefit costs of $204,000, share-based compensation expense of $60,000, travel expense of $19,000 and allocation of corporate expenses including rent, utilities, supplies and insurance totaling $173,000.  These expenses were offset by the reversal of $98,000 in bonus expense upon the termination of certain marketing employees who had not fulfilled service requirements related to the 2004 Stock Bonus Plan as of their termination date.

Loss on Lease Termination

	Year Ended
	December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Loss on Lease Termination	$-	$374	$(374)	(100.0)%
Percent of total operating expense	0.0%	6.0%

On June 30, 2007, Curaxis entered into a Termination of Sublease Agreement with its Sub landlord for release on its obligation related to its corporate office location.  The original lease term expired on March 31, 2011.  In consideration for acceptance of the early release, Curaxis conveyed furniture and equipment located on the premises and executed a Promissory note in the amount of $300,000.  A loss on the early termination of the sublease agreement of $374,000 was recognized by Curaxis.

Interest expense, net

	Year Ended
	December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Interest expense, net	$478	$484	$(6)	(1.2)%

Interest expense, net for fiscal year 2008 reflects interest expense recognized on promissory notes payable outstanding to certain vendors and clinical trial sites.  Interest expense, net for fiscal year 2007 reflects interest expenses recognized on promissory notes payable to certain vendors and clinical sites totaling $510,000 net of interest income recognized on cash available for investment totaling $26,000.

The majority of the promissory notes outstanding were issued during 2007 and 2008 to satisfy, in part, liabilities generated for services performed in conjunction with Curaxis’ terminated Phase III clinical trial.  The decrease in interest expense recognized for the year ended December 31, 2008, compared to the year ended December 31, 2007, of $32,000 can be attributed to a decline in the average balance outstanding approximating $200,000 coupled with a decrease in the weighted average rate of current borrowings from 11.8% to 10.8%.

Net Loss

	Year Ended
	December 31,
	2008	2007	$ Change	% Change
	(Dollars in thousands)
Net loss	$(1,986)	$(6,744)	$(4,578)	(70.6)%

Net loss for the year ended December 31, 2008, was $2.0 million compared to net loss of $6.7 million for the same period in 2007. The reduction in the net loss of $4.6 million resulted from a decrease in research and development expenses of $3.0 million, a decrease in general and administrative expenses of 1.0 million, a decrease in marketing expense of $0.4 million and the elimination of the loss of $0.4 million recognized on the early termination of a lease agreement in June of 2007.

Liquidity and Capital Resources

Curaxis is a developmental stage pharmaceutical company, has no FDA approved products and has generated no commercial revenue.  Since inception, Curaxis has incurred losses from operations and has reported negative cash flows.

As of March 31, 2010, Curaxis had an accumulated deficit of $87.9 million and cash and cash equivalents of $0.4 million.  The cash position of the Company continues to be insufficient to satisfy the Company’s obligations with many vendors. Curaxis will continue to incur operating losses and be unencumbered by revenue until it is successful in developing and commercializing its lead product candidate, Memryte.  The Company estimates that expenses to complete the clinical development of Memryte and to seek FDA approval to market Memryte will total at least $48 million.  Such expenses will be incurred over a four year period. Historically, the Company has relied on private placements of their common stock to fund operations.
In 2009, Curaxis entered into a series of agreements with Southridge and Canterbury in order to restructure its’ balance sheet and establish a trading market for its common stock.  Under the terms of those agreements, Southridge and Canterbury have assisted and will continue to assist Curaxis in negotiating settlements with its creditors to eliminate or substantially reduce and defer its trade debt.  To date, the Company has realized reductions in excess of $6 million in liabilities as the result of the combined efforts.  In addition, upon consummation of the Merger transaction, Southridge will assist Curaxis in securing an equity facility under which Curaxis can periodically, over a period of two years, sell up to $20 million of its common stock to a third party or affiliate of Southridge.  The proceeds of the equity facility will be used to fund the next step in Curaxis' clinical development plan, a Phase IIb study in approximately 200-250 women.  Assuming the study commences in mid 2010, it is anticipated that the results of the study would be available during 2012.  Assuming favorable results from the second Phase II trial are achieve, management expects to fund the remaining development of its product candidate through public equity offerings, debt financings and possibly corporate collaborations and licensing arrangements.  However, the ability to secure such funding on a prospective basis is uncertain.  If Curaxis is unable to secure funding as intendeds, Curaxis will be forced to delay, reduce or eliminate its research and development programs or commercialization efforts.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Curaxis Pharmaceutical Corporation
(A Development Stage Company)

Financial Statements

December 31, 2008 and 2009

Curaxis Pharmaceutical Corporation
(A Development Stage Company)

Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets	F-2

Statements of Operations	F-3

Statements of Changes in Stockholders’ Equity (Deficit)	F-4 – F-5

Statements of Cash Flows	F-6 – F-7

Notes to Financial Statements	F-8 – F-24

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Curaxis Pharmaceutical Corporation
(A Development Stage Company):

We have audited the accompanying balance sheets of Curaxis Pharmaceutical Corporation (a Development Stage Company) as of December 31, 2008 and 2009, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 2009 and the changes in stockholders' equity (deficit), for the period from January 1, 2006 to December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Curaxis Pharmaceutical Corporation for the period from inception to December 31, 2005.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Curaxis Pharmaceutical Corporation as of December 31, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, and the changes in stockholders' equity (deficit), for the period from January 1, 2006 to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is in the development stage, has incurred losses from operations since its inception and has a net stockholders’ deficit.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company
Somerset, New Jersey
March 31, 2010

Curaxis Pharmaceutical Corporation
(A Development Stage Company)

Balance Sheets
(in thousands)

	December 31,		March 31, 2010
	2008	2009	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5	$631	$418
Accounts receivable from related parties	5	11	11
Prepaid assets	88	135	40
Security deposit	-	4	9
Total current assets	98	781	478
Property and equipment, net	46	-	-
Other assets	3	-	-
Total assets	147	781	478
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	7,436	2,619	2,579
Accrued expenses	1,930	1,345	1,152
Current portion of capital lease obligation	4	4	4
Notes payable	4,728	2,426	2,348
Total current liabilities	14,098	6,394	6,083
Accrued compensation	351	-	-
Deferred purchase credit	500	500	500
Deferred revenue	1,727	1,727	1,727
Long-term notes payable	15	1,750	1,750
Total liabilities	16,691	10,371	10,060
Commitments and contingencies	―	―	―
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 100,000 authorized; 55,142, 62,811 and 63,943 shares issued and outstanding at December 31, 2008 and 2009 and March 31, 2010, respectively	55	62	64
Additional paid-in capital	75,938	77,898	78,284
Deficit accumulated during the development stage	(92,537)	(87,550)	(87,930)
Total stockholders’ equity (deficit)	(16,544)	(9,590)	(9,582)
Total liabilities and stockholders’ equity (deficit)	$147	$781	$478

The accompanying notes are an integral part of these financial statements.

Curaxis Pharmaceutical Corporation
(formerly known as Voyager Pharmaceutical Corporation)
(A Development Stage Corporation)

Statements of Operations
(in thousands, except per share amounts)

	For the Years Ended December 31,			Cumulative from Inception (February 27, 2001) to December 31,	Three Months Ended March 31,		Cumulative from Inception (February 27, 2001) to March 31,
	2007	2008	2009	2009	2009	2010	2010
				(unaudited)	(unaudited)		(unaudited)

Operating expenses
Research and development	$3,057	$75	$132	$61,355	$25	$20	$61,375
General and administrative	2,472	1,433	1,077	24,818	(195)	511	25,329
Marketing	357	-	-	5,557	-	-	5,557
Loss on investment in real estate	-	-	-	1,091	-	-	1,091
Loss on lease termination	374	-	-	374	-	-	374
Total operating (income) expenses	6,260	1,508	1,209	93,195	(170)	531	93,726

Operating (loss) income	(6,260)	(1,508)	(1,209)	(93,195)	170	(531)	(93,726)
Gain on debt restructuring	-	-	6,562	6,562	-	204	6,766
Interest income (expense), net	(484)	(478)	(366)	(917)	(115)	(53)	(970)

Net income (loss)	$(6,744)	$(1,986)	$4,987	$(87,550)	$55	$(380)	$(87,930)
Basic net income (loss) per share	$(0.14)	$(0.04)	$0.09		$0.00	$0.01
Diluted net income (loss) per share	$(0.14)	$(0.04)	$0.08		$0.00	$0.01
Weighted average common shares outstanding – basic	47,934	54,070	57,699		55,226	63,650
Weighted average common shares outstanding – diluted	47,934	54,070	60,701		58,128	63,650

The accompanying notes are an integral part of these financial statements.

Curaxis Pharmaceutical Corporation
(formerly known as Voyager Pharmaceutical Corporation)
(A Development Stage Corporation)

Statements of Changes in Stockholders’ Equity (Deficit)
(in thousands)

					Deficit
					Accumulated
					during the
	Common Stock			Additional	Development
	Shares	Amount		Paid-in-Capital	Stage	Total

Balances at Inception (February 27, 2001)	―	$	―	$ ―	$ ―	$	―
Sale of common stock (unaudited)	25,657		26	1,073	―		1,099
Stock-based compensation (unaudited)ses	―		―	100	―		100
Net loss (unaudited)	―		―	―	(1,219)		(1,219)
Balances at December 31, 2001 (unaudited)	25,657		26	1,173	(1,219)		(20)
Sale of common stock (unaudited)	4,054		4	4,105	―		4,109
Issuance of common stock in exchange for consulting services (unaudited)	12		―	10	―		10
Stock-based compensation (unaudited)	―		―	272	―		272
Net loss (unaudited)	―		―	―	(3,190)		(3,190)
Balances at December 31, 2002 (unaudited)	29,723		30	5,560	(4,409)		1,181
Sale of common stock (unaudited)	4,794		5	8,239	―		8,244
Issuance of common stock in exchange for consulting services (unaudited)	36		―	55	―		55
Repurchase of common stock (unaudited)	(330)		―	(379)	―		(379)
Stock-based compensation (unaudited)	―		―	78	―		78
Net loss (unaudited)	―		―	―	(6,633)		(6,633)
Balances at December 31, 2003 (unaudited)	34,223		35	13,553	(11,042)		2,546
Sale of common stock (unaudited)	4,388		4	12,491	―		12,495
Issuance of common stock in exchange for consulting services (unaudited)	20		―	66	―		66
Net loss (unaudited)	―		―	―	(11,626)		(11,626)
Balances at December 31, 2004 (unaudited)	38,631		39	26,110	(22,668)		3,481
Sale of common stock (unaudited)	3,305		3	28,839	―		28,842
Issuance of common stock in exchange for consulting services (unaudited)	4		―	33	―		33
Stock-based compensation (unaudited)	―		―	10	―		10
Repurchase of common stock (unaudited)	(1)		―	(9)	―		(9)
Net loss (unaudited)	―		―	―	(32,904)		(32,904)
Balances at December 31, 2005 (unaudited)	41,939		42	54,983	(55,572)		(547)
Sale of common stock	1,513		1	15,127	―		15,128
Sale of common stock under warrants	2,886		3	286	―		289
Stock-based compensation	―		―	1,155	―		1,155
Repurchase of common stock	(150)		―	―	―		―
Net loss	―		―	―	(28,235)		(28,235)
Balances at December 31, 2006	46,188		$46	$71,551	$(83,807)		$(12,210)

The accompanying notes are an integral part of these financial statements.

Curaxis Pharmaceutical Corporation
(formerly known as Voyager Pharmaceutical Corporation)
(A Development Stage Corporation)

Statements of Changes in Stockholders’ Equity (Deficit), continued
(in thousands)

				Deficit Accumulated
	Common Stock		Additional	during the
	Shares	Amount	Paid-in-Capital	Development Stage	Total

Sale of common stock	1,822	$2	$2,336	$ ―	$2,338
Sale of common stock under warrants	1,971	2	171	―	173
Stock-based compensation	―	―	889	―	889
Net loss	―	―	―	(6,744)	(6,744)
Balances at December 31, 2007	49,981	50	74,947	(90,551)	(15,554)
Sale of common stock	5,120	5	518	―	523
Sale of common stock under warrants	41	―	4	―	4
Stock-based compensation	―	―	469	―	469
Net loss	―	―	―	(1,986)	(1,986)
Balances at December 31, 2008	55,142	55	75,938	(92,537)	(16,544)
Sale of common stock, net	6,071	6	1,096	―	1,102
Sale of common stock under warrants	1,448	1	143	―	144
Issuance of warrants	―	―	330	―	330
Stock grant	150	―	30	―	30
Stock-based compensation	―	―	361	―	361
Net income	―	―	―	4,987	4,987
Balances at December 31, 2009	62,811	62	77,898	(87,550)	(9,590)
Sale of common stock, net (unaudited)	1,003	1	184	―	185
Sale of common stock under warrants(unaudited)	129	1	13	―	14
Issuance of warrants (unaudited)	―	―	129	―	129
Stock-based compensation (unaudited)	―	―	60	―	60
Net income (unaudited)	―	―	―	(380)	(380)
Balances at March 31, 2010 (unaudited)	63,943	$64	$78,284	$(87,930)	$(9,582)

The accompanying notes are an integral part of these financial statements.

Curaxis Pharmaceutical Corporation
(formerly known as Voyager Pharmaceutical Corporation)
(A Development Stage Corporation)

Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,				Cumulative from Inception (February 27, 2001) to December 31,	Three Months Ended March 31,		Cumulative from Inception (February 27, 2001) to March 31,
	2007	2008		2009	2009	2009	2010	2010
					(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities
Net income (loss)	$(6,744)		$(1,986)	$4,987	$(87,550)	$55	$(380)	$(87,930)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	228		81	45	994	15	―	994
Stock-based compensation expense	889		469	637	3,610	113	188	3,798
Common stock issued in exchange for consulting services	―		―	―	164	―	―	164
Loss (gain) on disposal of property and equipment	175		―	(9)	169	(9)	―	169
Loss on investment in real estate	―		―	―	1,091	―	―	1,091
Gain on restructuring of trade debt	―		―	(6,562)	(6,562)	―	(204)	(6,766)
Changes in operating assets and liabilities:
Prepaid expenses	155		30	36	(52)	27	95	43
Accounts receivable	25		(5)	(6)	(11)	(1)	―	(11)
Security deposits	―		―	(4)	(4)	―	(5)	(9)
Other assets	2		16	3	―	3	―	―
Accounts payable	(144)		(206)	90	7,526	12	6	7,532
Accrued expenses	89		269	512	2,442	115	(58)	2,384
Deferred purchase credit	―		500	―	500	―	―	500
Deferred revenue	1,727		―	―	1,727	―	―	1,727
Accrued compensation	(109)		73	(351)	―	(351)	―	―
Net cash used in operating activities	(3,707)		(759)	(622)	(75,956)	(21)	(358)	(76,314)
Cash flows from investing activities
Purchase of property and equipment	―		―	―	(1,193)	―	―	(1,193)
Purchase of real estate investment	―		―	―	(3,155)	―	―	(3,155)
Proceeds from the sale of property and equipment	40		―	10	50	10	―	50
Proceeds from the sale of real estate	―		―	―	2,064	―	―	2,064
Decrease in restricted cash	―		―	―	―	―	―	―
Net cash provided by (used in) investing activities	$40	$	―	$10	$(2,234)	$10	$ ―	$(2,234)

The accompanying notes are an integral part of these financial statements.

Curaxis Pharmaceutical Corporation
(formerly known as Voyager Pharmaceutical Corporation)
(A Development Stage Corporation)

Statements of Cash Flows, continued
(in thousands)

	For the Years Ended December 31,						Cumulative from Inception (February 27, 2001) to December 31,	Three Months Ended March 31,				Cumulative from Inception (February 27, 2001) to March 31,
	2007		2008		2009		2009	2009		2010		2010
							(unaudited)	(unaudited)				(unaudited)
Cash flows from financing activities
Issuance of common stock		$2,511		$527		$1,246	$74,490		$22		$199	$74,689
Issuance of notes payable		189		243		―	5,011		―		―	5,011
Issuance of long-term debt		574		18		―	592		―		―	592
Payments on notes payable		(826)		(31)		(8)	(865)		―		(54)	(919)
Payments on capital lease obligation		(4)		(5)		―	(16)		―		―	(16)
Repurchase of common stock		―		―		―	(388)		―		―	(388)
Repayments of notes payable to related parties		―		(37)		―	(202)		―		―	(202)
Payments on long-term debt		―		(3)			(3)		―		―	(3)
Proceeds from notes payable to related parties		―		37		―	202		―		―	202
Repayment of mortgage note payable		―		―		―	(3,100)		―		―	(3,100)
Proceeds from the issuance of mortgage note		―		―		―	3,100		―		―	3,100
Net cash provided by financing activities		2,444		749		1,238	78,821		22		145	78,966
Net increase (decrease) in cash and cash equivalents		(1,223)		(10)		626	631		10		(213)	418
Cash and cash equivalents, beginning of period		1,238		15		5	―		5		631	―
Cash and cash equivalents, end of period		$15		$5		$631	$631		$15		$418	$418

Supplemental disclosure of cash flow information:
Cash paid for interest		$2		$2	$	―	$242	$	―	$	―	$242
Non-cash financing activities:
Conversion of trade payables to notes		$763		$261		$238	$5,841	$	―	$	―	$5,603
Restructuring of trade debt	$	―	$	―		$6,562	$6,562	$	―		$204	$6,766
Issuance of warrant for accrued liability	$	―	$	―	$	―	$ ―	$	―		$129	$129

The accompanying notes are an integral part of these financial statements.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(1)           Organization and Summary of Significant Accounting Policies

Curaxis Pharmaceutical Corporation was incorporated in the State of Delaware on February 27, 2001 under the name Angel Care America, Inc. to develop clinical applications of its Alzheimer’s treatment. On March 20, 2001, a separate corporation called Voyager Pharmaceutical Corporation (“Old Voyager”) was incorporated in Delaware with the intent of focusing exclusively on research, clinical trials, and FDA approval. On November 28, 2001, Old Voyager was merged into Angel Care America, Inc., and the company’s name was changed to Voyager Pharmaceutical Corporation. On December 2, 2009, the name of Voyager Pharmaceutical Corporation was changed to Curaxis Pharmaceutical Corporation (the “Company”). Prior to the merger, the Company and Old Voyager were entities under common control and, accordingly, the accompanying financial statements include the accounts of Old Voyager from March 20, 2001 (the date of Old Voyager’s inception) through November 28, 2001 (the date of its merger with Angel Care America, Inc.). The Company is dedicated to finding cures for major age-related diseases, including Alzheimer’s disease, by bringing treatment to market through FDA approval.

The Company is a development stage company and has focused its efforts to date on raising capital and research and development. The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history and has incurred losses from operations since its inception. The cash position of the Company has deteriorated significantly over the last three years and the Company has been unable to satisfy its outstanding liabilities with many vendors.  In late 2006, the company terminated its’ Phase III clinical trial VP-AD-301 and in 2007 closed its’ research facility.

In 2009, the Company entered into a series of agreements with Southridge Business  Solutions LLC (“Southridge”) and Canterbury Investment Partners LLC (“Canterbury”) in order to restructure its’ balance sheet and establish a trading market for its common stock.  Under the terms of those agreements, Southridge and Canterbury will assist the Company in negotiating settlements with its creditors to eliminate or substantially reduce and defer its trade debt and assist the Company in merging with a publicly traded corporation to establish a public trading market for its stock. Further, upon consummation of a merger transaction, Southridge will assist the Company in securing  an equity facility under which the Company can periodically, over a period of two years, sell up to $20 million of its common stock to a third party or affiliate of Southridge. The proceeds of the equity facility will be used to fund further development of the Company’s lead drug candidate through to commercialization.

Although management continues to work with Southridge and Canterbury to pursue these plans, there is no assurance that the Company will be successful in completing the proposed merger transaction and obtaining the necessary funding or financing on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In May 2003, the Company affected a 3-for-1 stock split of its common stock in the form of a stock dividend.

Unaudited Interim Financial Statements

The unaudited financial statements as of March 31, 2010 and for the three months ended March 31, 2009 and 2010 have been prepared in accordance with accounting principles generally accepted in the United States.  In the opinion of management, all adjustments, consisting only of normal recurring accruals considered necessary for a fair statement of the results of these interim periods have been included.  The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full year. All references to March 31, 2010 or to the three months ended March 31, 2009 and 2010 in the notes to the consolidated financial statements are unaudited.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(1)           Organization and Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments consist mainly of cash, cash equivalents, accounts payable, accrued expenses, capital lease obligations, notes payable and deferred credits. The carrying values of the short-term financial instruments approximate their fair value due to the short-term nature of these instruments.  The fair values of the long-term lease and notes payable obligations reflect that which would have been paid if the obligations were settled at year-end.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are stated at cost and consist of bank deposits and a money market fund that invests in short-term debt securities. The carrying amount of cash and cash equivalents approximates fair value.

Property and Equipment

Property and equipment is stated at cost. Equipment acquired under capital leases is initially recorded at the present value of the minimum lease payments at inception of the lease.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to five years. Leasehold improvements and equipment held under capital leases are amortized over the related lease terms, which is shorter than the estimated useful lives of the assets.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate the book value of the assets may not be recoverable. In accordance with Statement of Financial Accounting Standards No. 144, (“SFAS No. 144”) codified in ASC 360-10-35-15 Impairment or Disposal of Long-Lived Assets, recoverability is measured by comparing the book value of the asset to the future net undiscounted cash flows expected to be generated by the asset.

No events or changes in circumstances have been identified which would impact the recoverability of the Company’s long-lived assets reported at December 31, 2007, 2008, or   2009.

Stock-Based Compensation

The Company applies Statement of Financial Accounting Standards No. 123R Share-based Payment,   codified in ASC 718 Compensation – Stock Compensation, to stock-based compensation awards.  SFAS No. 123R requires the measurement and recognition of non-cash compensation expense for all share-based payment awards made to employees and directors, including employee stock options related to our 2001 Stock Option Plan and 2005 Stock Option Plan, based on fair values. The Company adopted this Statement on January 1, 2006 using the modified prospective application.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(1)   Organization and Summary of Significant Accounting Policies (continued)

Stock compensation arrangements with non-employee service providers are accounted for in accordance with EITF No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, codified in ASC 505-50 Equity-Based Payments to Non-Employees, using a fair value approach.  The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

Stock Purchase Warrants

The Company has issued warrants to purchase shares of its common stock.  Warrants have been accounted for as equity in accordance with the provisions of EITF Issue No. 00-19: Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock, codified in ASC 480, Distinguishing Liabilities from Equity.

Research and Development

Research and development costs include all direct costs related to the development of the Company’s products, including clinical trial costs, salaries and related benefits of personnel, costs of producing drug material for clinical trials and fees paid to consultants. Research and development costs are expensed as incurred.

Segment Reporting

Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, codified in ASC 280, Segment Reporting, establishes standards for reporting information about the Company’s operating segments. The Company operates in one business segment, the business of discovery, development and commercialization of pharmaceutical treatments for major age-related diseases.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

On January 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty Income Taxes, codified in ASC 740-10-25, Income Taxes- Overall-Recognition.  The Company did not have any unrecognized tax benefits and there was no effect on our financial condition or results of operations as a result of adopting FIN 48.  The Company’s practice is to recognize interest and /or penalties related to income tax matters in income tax expense as incurred.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(1)   Organization and Summary of Significant Accounting Policies (continued)

Comprehensive Loss

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (“SFAS No. 130”), codified in ASC 220, Comprehensive Income which establishes rules for the reporting and display of comprehensive loss and its components. For all periods presented, there were no differences between net loss and comprehensive loss.

Certain Risks and Uncertainties

The Company’s product candidates under development require approval from the United States Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance our products will receive the necessary clearance. If the Company is denied clearance or clearance is delayed, it may have a material adverse impact on the Company.

The Company’s product is concentrated in rapidly changing, highly competitive markets, which are characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by the Company to anticipate or to respond adequately to technological developments in our industry, changes in customer requirements or changes in regulatory requirements or industry standards, or any significant delays in the development or introduction of products or services, could have a material adverse effect on the Company’s business, operating results and future cash flows. The Company relies on one corporation as a sole source provider of Memryte for use in its clinical trials.

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements

(2)           Property and Equipment, Net

Property and equipment consists of the following at (in thousands):

	December 31,		March 31,
	2008	2009	2009
			(unaudited)
Furniture and office equipment	$189	$106	$86
Laboratory and manufacturing equipment	243	241	241
Vehicles	23	-	-
	455	347	327
Accumulated depreciation and amortization	(409)	(347)	(327)
	$46	$-	$-

Depreciation expense totaled $228 thousand, $81 thousand, and $45 thousand for the years ended December 31, 2007, 2008 and 2009, respectively and $15 thousand and $0 for the three months ended March 31, 2009 and 2010, respectively.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(3)           Accrued Expenses

Accrued expenses consist of the following (in thousands):
	December 31,		March 31,
	2008	2009	2010
			(unaudited)
Development and clinical trial expenses	$806	$773	$773
Interest	1,124	424	341
Professional fees	-	35	38
Costs associated with equity raise	-	113	-
	$1,930	$1,345	$1,152

(4)           Notes payable

Notes payable consist of the following (in thousands):

	December 31,		March 31,
	2008	2009	2010
			(unaudited)
Notes payable to clinical research sites	$415	$407	$403
Promissory Note dated September 15, 2006	2,804	2,000	2,000
Promissory Installment Note dated September 26, 2006	924	924	850
Promissory Noted dated July 1, 2007	300	300	300
Promissory Note dated August 21, 2007	274	420	420
Promissory Note and Security Agreement dated September 22, 2008	26	26	26
Default judgment dated October 29, 2009	-	99	99
	4,743	4,176	4,098
Less: Current portion of notes payable	4,728	2,426	2,348
	$15	$1,750	$1,750

Weighted average interest rates on current notes payable at December 31, 2008 and 2009, and March 31, 2009 and 2010 were 10.8%, 9.9%, 9.9% and 9.2%, respectively.

Notes payable to clinical sites represent unsecured promissory notes executed during 2007 and 2008 to repay clinical sites for services performed in conjunction with the Company’s terminated Phase III clinical trial, VP-AD-301.  The notes were issued for six-month to one year terms and bear interest at an annual rate of 12% to 18%.  At December 31, 2009, all notes payable to clinical sites had matured and were in default for lack of payment.

Promissory note dated September 16, 2006 in the amount of $4 million was executed in conjunction with a Repayment agreement between the Company and a significant vendor. The note was issued to satisfy, in part, liabilities generated for service performed in conjunction with our terminated Phase II clinical trial.  The unsecured note bears interest at 12.0% and required installment payments commencing October 1, 2006.  At the request of the Company, the Repayment Agreement has been amended to cure all events of default for non-payment.  However, payment of principal in full and accrued interest to date was due on May 31, 2008. On September 23, 2009, the Company reached an agreement with this vendor to satisfy amounts owed related to notes payable and trade debts outstanding.   The agreement requires the Company to make payments totaling $2 million commencing September 1, 2010 and ending March 31, 2012.  The Company has the right to prepay any balances due without penalty.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(4)   Notes payable (continued)

In addition, the company agreed to prepay the entire balance of such payments in the event of an acquisition of all or substantially all of the Company’s assets or stock; in the event the company’s lead product candidate is licensed to a third party; in the event any patent related to the Company’s lead product candidate is sold to any third party; or in the event the Company obtains financing in excess of $20 million.  Any payment not made in accordance with the agreement shall bear interest at 18% per annum. Immediately preceding the settlement balances recorded on the Company’s financial records with respect to this vendor account included accounts payable, accrued interest and notes payable of $4.7 million, $1.1 million and $2.8 million, respectively. The company evaluated the settlement under Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Trouble Debt Restructuring, codified in ASC 470-60, Troubled Debt Restructuring by Debtors.  As a result, a gain totaling $6.5 million was realized on the settlement.   The basic and diluted EPS on the aggregate gain for the year ended December 31, 2009 were $0.11 and $0.11, respectively.

Promissory Installment Note dated September 26, 2006 in the amount of $1.1 million was executed in conjunction with Letter of Agreement between the Company and a significant vendor to satisfy liabilities generated for the receiving, distribution and return processing of clinical trial material.  The note is secured against inventory held by the vendor and required monthly payments commencing September 26, 2006 of principal plus a 1% fee on the outstanding balance.  The Company was in default for non payment as of December 31, 2006.  On April 3, 2008, a Final and Amended Judgment was awarded on behalf of the creditor against the Company in the amount $924 thousand principal and $135 thousand in accrued interest and late fees, for a total of $1.059 million. On January 22, 2010 the Company and Creditor reached a settlement agreement where by the Company will make payments totaling $900,000 over the next two years to satisfy, in full, its obligation. Further, the agreement restricts the Company from transferring or pledging its intellectual property without prior consent of the Creditor. As a result of the settlement, the Company recognized a gain of $159 thousand during the three month period ended March 31, 2010.

Promissory Note dated July 1, 2007 in the amount of  $300 thousand was executed in conjunction  with a Termination of Sublease Agreement between the Company and its’ landlord as consideration for early termination of  the sublease agreement.  The original sublease agreement for corporate office space was executed on April 20, 2005 and was to expire on March 31, 2011.  The promissory note bears interest at 10%.  Payment of principal and all accrued interest was due June 30, 2009.  The Promissory note was in default for non-payment as of July 1, 2009.

Promissory note dated August 21, 2007 in the amount of $274 thousand was executed in conjunction with a Structured Settlement Agreement between the Company and a significant vendor to satisfy, in part, payments due to the vendor for the purchase of clinical trial material.  The unsecured note bears interest at an annual rate of 8% and required payment in full not later than July 15, 2012.  In addition, the Company was required to make graduated monthly payments commencing June 25, 2007 to satisfy amounts outstanding at the date of the agreement not reflected in the Promissory Note.  At December 31, 2008, the Company was in default of the Structured Settlement Agreement for non-payment of the monthly amounts set forth by the agreement. On April 6, 2009, an Order of Default Judgment was awarded on behalf of the creditor against the Company in the amount $420 thousand principal and $5 thousand in accrued interest and fees, for a total of $425 thousand. The principle balance of $420 reflects the balance outstanding on the original Promissory note of $274 thousand and amounts recorded as trade payables immediately preceding the issuance of the Default Judgment of $146 thousand.  The principal balance due on the Default Judgment has been reclassified as a current note payable at December 31, 2009.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

  (4)         Notes payable (continued)

Promissory Note and Security Agreement  dated September 22, 2008  in the amount of $27 thousand was executed pursuant to the terms of the Fifth Amendment to Lease between the Company and it’s landlord as consideration for the Company to relocate and reduce the size of its’ leased office space.   The  Promissory note  bears interest at an annual rate of 9% and requires equal monthly installment payments to be made  commencing November 1, 2008 though April 11, 2011. The Promissory note balance of $26 thousand at December 31, 2009 is in default for non-payment. As a result, the note has been reclassified as a current liability at December 31, 2009.

A default judgment was issued on October 29, 2009 on behalf of a creditor seeking payment of amounts due for services rendered with respect to the Company’s terminated Phase III clinical trial, VP-AD-301.  The judgment requires payment of the principal amount of $99 thousand plus interest accrued at an annual rate of 10%.

(5)           Common Stock and Stock Purchase Warrants

At December 31, 2008 and 2009, the Company was authorized to issue 100 million shares, respectively, of $0.001 par value common stock. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors. Each share of common stock is entitled to one vote.

In May 2003, the Company declared a 3 for 1 stock split of its common stock in the form of a stock dividend. All common share and per share information in the financial statements and related notes have been retroactively restated to reflect the stock split.

Upon inception, the Company issued 5,728 million shares of common stock to its founders. Issuances of common stock through private placements are as follows (in thousands except for per share amounts):

	Shares	Proceeds	Price per share
	(unaudited)	(unaudited)	(unaudited)
March through August 2001	1,268	$846	$0.66
November 2001 (unaudited	4	3	0.83
January through July 2002	2,591	2,158	0.83
August through December 2002	1,463	1,951	1.33
January through May 2003	1,719	2,292	1.33
June through October 2003	2,581	5,162	2.00
December 2003	164	410	2.50
January through April 2004	3,371	8,429	2.50
February through July 2004	1,017	4,066	4.00
January through March 2005	2,102	16,814	8.00
June through July 2005	1,203	12,028	10.00

In November 2001, the Company issued 18,657,000 shares of common stock in exchange for 3,007,000 shares of Old Voyager common stock which were originally issued in March 2001 for $250 thousand.

In May 2003, the Company repurchased and reissued 120,000 shares of common stock for $100 thousand, or $0.83 per share. During the same period, the Company repurchased and reissued 210 thousand shares of common stock for $280 thousand, or $1.33 per share.

From January 2006 through May 2007, the Company raised $16.6 million through the sale of 1,661,000 units at $10 per unit.  A unit consisted of one share of common stock and warrants to purchase two additional shares of common stock at $12 per share.   The Company amended this offering on August 21, 2006.  Under the amendment each unit consists of one share of common stock and warrants to purchase six additional shares of common stock at $0.10 per share.  The warrants to purchase common stock expire in 2011.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(5)           Common Stock and Stock Purchase Warrants (continued)

From June 2007 to December 2008, the Company raised $1.4 million through the sale of 6,792,000 shares of common stock at $1.00 per share.  This offering was amended on August 22, 2007 and March 6, 2008 to reduce the pricing to $.50 and $.20 per share, respectively and 3,669,000 additional shares were issued on a retroactive basis.  The accounting for the issuance of these additional shares followed the character of the initial offering and no expense was recorded.

During 2008, the Company issued stock purchase warrants to select vendors to satisfy, in part, liabilities generated from services performed in conjunction with our terminated Phase III clinical trial, VP-AD-301.   The warrants provide for the purchase 54,800 shares of common stock at $.50 per share and expire on December 31, 2011.

From January through December 2009, the Company raised $1.2 million through the sale of 6.0 million shares of common stock at $0.20 per share and the issuance of 1.4 million shares of common stock upon exercise of outstanding warrants at $0.10 per share.  These proceeds are net of expenses associated with warrants to be issued to outside consultants for services rendered in connection with the financing round totaling $113 thousand.

On May 28, 2009, the company entered into a Transaction Management Agreement with Southridge Business Solutions Group, LLC (“Southridge”).  Under the terms of the agreement, the company retained Southridge, on a non-exclusive basis, to provide services to enable the Company to restructure its balance sheet and execute a potential public offering or other public transaction.  As part of the consideration for the services to be provided, the Company issued a total of 1,656,549 warrants to Southridge to purchase the Company’s stock at $.001 per shares.  The warrants provide for a cashless exercise and expire seven years after the date of issuance.  Per the agreement, additional warrants with be issued upon closing of a public transaction in so that the total warrants issued to Southridge equal 3% of the outstanding stock of the surviving corporation. For the year ended December 31, 2009 expense recognized by the Company on the issuance of the beneficial warrants totaled $246 thousand.

On December 2, 2009, the Board of Directors granted 150,000 shares of common stock, valued at $30 thousand, to a former executive officer to satisfy, in full, amounts due under an original five year employment contract.

At December 31, 2009 and March 31, 2010 outstanding warrants to purchase the company’s common stock are as follows:

Number of Shares
December 31, 2009	March 31, 2010	Exercise Price	Expiration Date
	(unaudited)
3,615,700	3,486,400	$0.10	December 31, 2011
54,800	54,800	$0.50	December 31, 2011
1,656,500	1,656,500	$0.001	August 31, 2016
-	854,400	$0.22	August 31, 2016
5,327,000	6,052,100

During the three months ended March 31, 2010, 129,300 warrants were exercised at $0.10 per share.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(6)           Stock Option Plan

During 2001, the Company adopted the 2001 Stock Option Plan (the “2001 Plan”) under which 1,500,000 shares of the Company’s common stock was reserved for issuance to employees, directors and consultants. Options granted under the Plan may be incentive stock options or non-qualified stock options.  On January 31, 2005, the Company adopted the 2005 Stock Option Plan (the “2005 Plan”) with terms and conditions similar to the 2001 Plan under which 3,500,000 shares of the Company’s common stock are reserved for issuance to employees, directors and consultants.  The Board of Directors determines the exercise price, term and the period over which options become exercisable at each grant date. The Board of Directors determines what it deems to be the fair market value of the stock based on the price per share of the most recent private placement of common stock and other relevant information. Since inception, all options were granted to employees with an exercise price equal to the deemed fair value of the common stock on the date of grant.  Under the 2001 Plan and the 2005 Plan, options vest over various periods, generally annually over five years, and expire not more than ten years after the date of grant.

The Company has granted 684,000 stock options outside of the approved 2001 Plan and 2005 Plan to several consultants that vested upon completion of certain services. In addition, the Company has granted 53,000 options under the 2005 Plan to other non-employees.  Upon adoption of ASC 718, the Company continues to account for the resulting non-employee stock-based compensation for all options granted to non-employees based on the estimated fair value of the options, determined using the Black-Scholes option valuation model, in accordance with ASC 505-50, and amortizes such expense on a straight –line basis. The measurement date for the calculation of compensation expense is considered to be the date when all services have been rendered or the date that options are fully vested.

During the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, the Company recognized stock-based compensation expense/(benefit) related to its stock option plans in the accompanying statements of operations as follows (in thousands):

	Year ended December 31,			Three months ended March 31, 2010
	2007	2008	2009	2009	2010
				(unaudited)
Employee-related stock-based compensation	$931	$469	$391	$113	$59
Non-employee related stock based compensation	(42)	-	246	-	129
	$889	$469	$637	$113	$188

Total stock-based compensation expense/ (benefit) recognized in the accompanying statement of operations is included in the following categories:

	Year ended December 31,			Three months ended March 31, 2010
	2007	2008	2009	2009	2010
				(unaudited)
Research and development	$46	$-	$-	$-	$-
General and administrative	783	469	637	113	188
Marketing	60	-	-	-	-
	$889	$469	$637	$113	$188

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(6)   Stock Option Plan (continued)

The Company estimates the fair value of stock options at the date of grant using the Black-Scholes option valuation model. The Company calculated the fair value of employee stock options for the years ended December 31, 2007 and 2009 using the following assumptions:

	Year ended December 31,		Three months ended March 31
	2007	2009	2010
			(unaudited)
Risk-free interest rate	3.49 to 5.10%	2.28 to 3.06%	3.20%
Expected term (in years)	7.5	7.5	7.5
Expected volatility	100%	100%	100%
Expected dividends	0%	0%	0%

No stock options were granted during the year ended December 31, 2008.

The risk-free rate is estimated to equal U.S. Treasury security rates for applicable terms.  Estimated volatility is based on the historical stock price volatility of comparable companies’ common stock, as our stock is not publicly traded. The Company does have sufficient history of exercise behavior to develop estimates of expected term since as of December 31, 2009, no options issued since inception of the plans have been exercised.  The expected terms is based on the estimated time period to elapse prior to commercialization of the Company’s initial product.  For options to outside consultants, the Company uses a term which is equal to the average the period required for the options to fully vest and the contractual life of the option.  As the Company gathers more history regarding its option exercise pattern, and as information regarding the option pattern of comparable companies in its industry becomes publically available, it will review these estimates and revise them as appropriate.  Different estimates of volatility and expected term could materially change the value of an option and the resulting expense.

The following table summarizes the Company’s stock option activity under the 2001 Plan, the 2005 Plan, as well as 674,000 options granted to consultants outside of the 2001 and 2005 Plans, including number of shares (“Number”) and weighted average exercise price (“WAEP”) for the years ended December 31, 2007, 2008 and 2009:

	Number of Shares	Weighted Average Exercise Price	Weighted-Average Contractual Term	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2006	2,730,000	$3.37	6.90	$3.41
Options granted	2,496,000	$1.30
Options cancelled	(1,015,000)	$3.70
Outstanding at December 31, 2007	4,211,000	$1.87	6.12	$1.19
Options granted	-	$-
Options cancelled	(1,314,000)	$1.78
Outstanding at December 31, 2008	2,897,000	$2.21	5.69	$1.26
Options granted	550,000	$0.20
Options cancelled	(170,000)	$2.19
Outstanding at December 31, 2009	3,277,000	$1.87	5.15	$1.07
Options granted (unaudited)	60,000	$0.20
Outstanding at March 31, 2010 (unaudited)	3,337,000	$1.84	4.99	$1.06

Exercisable at December 31, 2009	2,947,000	$1.87	4.91	$1.05
Exercisable at March 31, 2010 (unaudited)	2,963,000	$1.88	4.66	$1.05

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(6)   Stock Option Plan (continued)

The weighted-average grant-date fair value of options granted during the years ended December 31, 2007, 2008 and 2009 and the three-months ended March 31, 2009 and 2010 were $0.82, $0, $0.17, $0.17 and $0.17 respectively.   No options were exercised during the three years ended December 31, 2009 and the three months ended March 31, 2010.

A summary of the status of the Company’s non-vested shares as of December 31, 2009 and the three months ended March 31, 2010 is presented below::

		Weighted-
		Average Grant
	Shares	Date Fair Value

Non-vested at January 1, 2009	625,000	$1.61
Options Granted	550,000	0.17
Options vested	(675,000)	0.66
Options cancelled	(170,000)	1.35
Non-vested at December 31, 2009	330,000	$1.29

Options Granted (unaudited)	60,000	$0.17
Options vested (unaudited)	(16,000)	1.80
Options cancelled (unaudited)	-	-
Non-vested at March 31, 2010 (unaudited)	374,000	$1.08

As of December 31, 2009, there was $347 thousand of total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the Plans.  That cost is expected to be recognized over a weighted–average period of 1.03 years. The total fair value of shares vested during the years ended December 31, 2007, 2008, and 2009 was $1.1 million, $550 thousand, and $447 thousand, respectively.

During the years end December 31, 2007, 2008 and 2009, the Company extended the contractual life of 629 thousand, 10 thousand, and 397 thousand vested options, respectively, held by several former employees.  No additional expense was recognized as a result of the modifications.

(7)           Earnings Per Share

In accordance with SFAS No. 128, Earnings per Share (“SFAS No. 128”), codified in ASC 260, basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed similarly to basic net loss per share, except that the denominator is increased to include all potential dilutive common shares, including outstanding options and warrants.  Potentially dilutive common shares have been excluded from the diluted loss per common share computation for each of the two years ended December 31, 2007 and 2008 and the three months ended March 31, 2010 because such securities have an anti-dilutive effect on loss per share due to the Company’s net loss.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(7)   Earnings Per Share (continued)

        The following table sets forth a reconciliation of the number of shares used in the basic and diluted EPS computation for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010:

	at December 31,			At March 31,
	2007	2008	2009	2009	2010
				(unaudited)
Weighted average common shares outstanding	47,934	54,070	57,699	55,226	63,650
Dilutive securities - Options and warrants	-	-	3,002	2,902	-
Diluted average common stock equivalents outstanding	47,934	54,070	60,701	58,128	63,650

The following table sets forth the number of potential shares of common stock that have been excluded from diluted earnings per share because their effect was anti-dilutive (in thousands):

	at December 31,			At March 31,
	2007	2008	2009	2009	2010
				(unaudited)
Outstanding stock options	4,210	2,897	2,907	2,557	3,337
Outstanding warrants	5,105	5,118	2,695	2,586	6,052
	9,315	8,015	5,602	5,143	9,389

(8)           Income Taxes

No provision for Federal or state income taxes has been recorded as the Company has incurred net operating losses since inception.

Significant components of the Company’s deferred tax assets at December 31, 2008 and 2009 consist of the following (in thousands):

	December 31,
	2008		2009
Deferred tax assets
Domestic and operating loss carryforwards		$33,728		$31,785
Research and development credits		2,756		2,756
Contributions		55		53
Fixed assets		19		23
Stock based compensation		971		1,110
Accrued compensation		135		-
Total deferred tax asset		37,664		35,727
Valuation allowance for deferred assets		(37,664)		(35,727)
Net deferred tax asset	$	―	$	―

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(8)           Income Taxes (continued)

At December 31, 2008 and 2009, the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits is not considered to be more likely than not. The increase in the valuation allowance of $2.8 million and $750 thousand for 2007 and 2008, respectively, resulted primarily from the additional net operating loss carryforward generated. The decrease in the valuation allowance of $1.9 million for 2009 resulted from the reduction in the net operating loss carryforward of $6.5 million.  The reduction represents the gain recognized on the settlement of trade debt which was excluded from taxable income due to the insolvent status of the Company immediately prior the discharge of debt.

At December 31, 2009, the Company had Federal net operating loss carryforwards of $82.4 million that expire in varying amounts between 2021 and 2029, and state net operating loss carryforwards of $82.4 million that expire in varying amounts between 2017 and 2024. Additionally, the Company has research and development credit carryforwards of $2.8 million as of December 31, 2009 for Federal tax purposes that expire in varying amounts between 2022 and 2027.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carryforwards and tax credit carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s NOLs and/or tax credits are limited, and the Company has taxable income which exceeds the permissible yearly NOL, the Company would incur a Federal income and/or state tax liability even though NOLs would be available in future years.

Taxes computed at the statutory Federal income tax rate of 34 percent are reconciled to the provision for income taxes for the years ended December 31 as follows (in thousands):

	2007		% of pretax loss	2008		% of pretax loss	2009		% of pretax loss
United States Federal tax (benefit) at statutory rate		$(2,293)	34.0		$(675)	34.0		$1,706	34.0
State taxes (benefit) (net of federal benefit		(104)	1.6		(31)	1.6		77	1.6
Change in valuation reserve		2,780	(41.2)		750	(37.8)		(1,937)	(38.6)
Research and development credits		(1,429)	21.2		(1,429)	72.0		(1,429)	(28.5)
Other non-deductible expenses		1,046	(15.6)		1,385	(69.8)		1,583	31.5
Provision for income taxes	$	―	―	$	―	―	$	―	―

(9)           Commitments

Leases

The Company is obligated under a capital lease that expired in 2009 for office equipment.  Included in property and equipment are assets recorded under this capital lease obligation with a cost of $20,200 at December 31, 2009.  Depreciation expense related to these assets of $6,700 is reported for the year ended December 31, 2007.  The assets were fully depreciated at December 31, 2007.  No payments were made under the agreement in 2009.

The Company had several non-cancelable operating leases, primarily for facilities and office equipment.   Rental expense, including maintenance charges, for operating leases during 2007, 2008 and 2009 was $513 thousand, $63 thousand and $39 thousand, respectively.  The rental expense for the years ended December 31, 2007 and 2008 is reduced by sub lease payments received of $123 thousand and $53 thousand, respectively.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(9)           Commitments (continued)

On June 30, 2007, the Company entered into a Termination of Sublease Agreement with its Sub landlord for release on its obligation related to the corporate office location.  The original lease term expired on March 31, 2011.  In consideration for acceptance of the early release, the Company conveyed furniture and equipment located on the premises and executed a Promissory note in the amount of $300 thousand.  A loss on the early termination of the sublease agreement of $374 thousand was recognized by the Company.

Effective September 22, 2008 the Company agreed to a Fifth Amendment to Lease agreement with its landlord.  Pursuant to the terms of the amendment, the Company reduced the size of its’ leased space and relocated its’ office within the building.  The term of the amended lease expires on April 30, 2011.  In consideration for the reduced lease obligation, the Company agreed to pay the landlord a relocation fee of $27 thousand pursuant to the terms of a Promissory note. The relocation fee has been included as rental expense for the year ended December 31, 2008.  No payments were made under the amended agreement in 2009. Annual payments required under the amended lease for the years ended December 31, 2009, 2010 and 2011 total $35 thousand, $36 thousand and $3 thousand, respectively.

On November 3, 2009, the Company entered into a lease agreement for corporate office space.  The one-year lease term commenced February 1, 2010.  The annual payments required under the new lease total $44 thousand and $ 4 thousand for the years ended December 31, 2010 and 2011, respectively.

Management Advisory and Consulting Agreements

On May 28, 2009 the Company entered into a Transaction Management Agreement with Southridge Business Solutions Group LLC (“Southridge”).  Under the terms of the Agreement, the Company retained Southridge, on a non-exclusive basis, to provide services to enable the Company to restructure its balance sheet and execute a potential public offering or other public transaction. In conjunction with the Transaction Management Agreement, Southridge has agreed to assist the Company in securing an Equity Purchase Agreement  with one of its affilialites to be executed in conjunction with a public offering or other public transaction.  Under the terms of the proposed Equity Purchase Agreement, a third party to be  identified by Southridge would commit to purchase $20 million of the Company’s common stock during a two-year period commencing ninety days after the closing of the proposed public transaction.  The purchase price of the common stock purchased under the Equity Purchase Agreement shall equal 92% of the average of the three low closing bid prices during the ten days commencing on the first trade date that notice is provided by the Company of its intent to draw down on the equity facility.

In consideration for the services to be provided, the Company is required to pay Southridge a monthly management fee of $10 thousand commencing June 1, 2009.  Upon closing of a public transaction, the management fee will continue at $10 thousand per month and will be non-cancelable for a period of twelve months subsequent to the transaction date. For the year ended December 31, 2009, management fees of $70 thousand had been paid by the Company.  In addition, the Company issued a total of 1.7 million warrants to Southbridge to purchase the company‘s stock at $.001 per share.  The warrants provide for a cashless exercise and expire seven years after the date of issuance.  Per the agreement, additional warrants will be issued at the transaction date in so that the total warrants issued to Southridge equal 3% of the outstanding shares of commons stock of the surviving corporation  on a diluted basis.

On June 12, 2009 the Company engaged Canterbury Investment Partners LLC (“Canterbury’) to assist the Company in negotiating reductions, deferrals or equity exchanges with its trade creditors and in developing a strategy to raise equity from current and prospective investors.  In exchange for the services to be provided, the Company paid Canterbury a retainer of $50 thousand. $20 thousand payable on August 7, 2009 when the Company raised a total of $150 thousand in new equity investment and $30 thousand payable on August 21, 2009 when the

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(9)           Commitments (continued)

Company raised a total of $500 thousand in new equity investment.  The Company is required to pay a monthly fee of $5,833 for a period of twelve months commencing September 1, 2009 when the Company raised $600 thousand in new equity investment.  As of December 31, 2009, monthly fees of $23 thousand had been paid by the Company.  Further, the Company is to issue warrants to Canterbury equal to 10% of the number of shares issued by the Company in new equity raised for cash consideration from the date of the agreement to the date a public transaction is completed. The warrants are to be priced at 110% of the per share price for the new equity or $0.22.  The warrants are to have registration rights and a cashless exercise feature.

On September 15, 2009, Curaxis entered into an agreement with GroupMark Financial Services Ltd. (“GroupMark”) to perform investor relation services and develop Curaxis’ new website.  The Company is to pay GroupMark an Investor Development fee of $35,000 of which $25,000 had been paid as of December 31, 2009. In addition, the Company paid an affiliate of GroupMark, $15,000 during the year ended December 31, 2009 for the development of its new website. Further, as part for the consideration for the services rendered, upon completion of the website, Curaxis is to issue 100,000 warrants to GroupMark to purchase shares of the Company’s common stock at $.030 per share.  The warrants will provide for a cashless exercise and expire five years from the date of issuance.

On November 25, 2009, the Company executed an engagement letter with Anslow & Jaclin for legal services to be provided in conjunction with a proposed Merger transaction.  Fees for the work to be performed include the commitment of the Company to issue shares of common stock of the surviving corporation in an amount equivalent to .25% of the anticipated outstanding common shares post Merger.

Supplier Arrangement

The Company has entered into a non-exclusive worldwide agreement with Durect Corporation to develop and manufacture clinical and commercial supplies of the Company’s unique formulation for Alzheimer’s’ treatment. The Company has an exclusive worldwide license to Durect’s sustained release technology used in the production of this formulation. During the years ended December 31, 2004 and 2005, the Company made payments of $250 thousand and $250 thousand, respectively, upon initiation of the first Phase I trial for the product and initiation of the first Phase III trial for the product.  These milestone payments were recorded as research and development expense. The Company will make additional payments of up to $2.5 million to Durect upon the achievement of certain development and regulatory milestones, as well as payments for research and development expenditures, and royalties based on product sales. The agreement is non-cancelable by Durect, except for material default by the Company. Research and development expenses recognized under the contract totaled $1.7 million for the year ended December 31, 2006.  As of December 31, 2006, the Company was in default of the agreement due to non –payment.

On January 23, 2007 the agreement with Durect Corporation was amended to provide financial assistance to Company.  Pursuant to the Amendment, Durect permanently waived its right to receive payments for development costs incurred totaling $727 thousand and its’ right to terminate the agreement as allowed for non-payment for outstanding development costs.  Further, Durect remitted $1 million to the Company to assist in funding work required to compile and analyze data relating to the terminated Phase III clinical trial.  In consideration for the above, the Company agreed to increase future royalty payments due Durect on product sales  from  a range of  5% to 7%  to a range of 10% to 14% dependent upon volumes and to make a minimum royalty payment of $250 thousand annually commencing the year in which the first commercial sale is made.  The liabilities forgiven by Durect and the financial payment made totaling $1.8 million have been recorded as deferred credits by the Company.  The liability will be amortized over the projected royalty stream upon commercialization of the respective product.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(9)           Commitments (continued)

On July 28, 2008, the Company entered into a Supply Agreement with Mallinckrodt Inc. to provide the Company with Lueprolide Acetate for a period of five years commencing January 1, 2009.   Under the terms of the Agreement, the company is required to purchase 75% of its annual requirements for the product from Mallinckrodt at an agreed upon price of $550 per gram. The price will be adjusted annually to reflect cost increases of the supplier on a dollar-for dollar basis. The price to be paid by the Company will be reduced by $50 per gram from the price in effect once the first volume of 75% of its annual requirements is accepted under the “FMOC” manufacturing process as defined by the agreement.  The agreement will be automatically renewed for an additional 5 year term unless Mallinkrodt provides written notice at least six months prior to the end of the initial term.  The Agreement may be terminated by written agreement of the parties. Upon execution of the Agreement, Mallinkckrodt paid $500 thousand to the Company with the understanding that the Company would be in a position to accept product as of January 1, 2009.  The Company has recorded the payment as a deferred purchase credit at December 31, 2008.  The Company was in default of the Agreement at January 1, 2009, as it was unable to accept product.

Clinical Trials

In April 2005, the Company entered into a Master Service Agreement with Quintiles, Inc. (“Quintiles Agreement”) under which Quintiles provides services to the company related to the conduct of the Phase III clinical trials for the Company’s unique formulation for Alzheimer’s treatment.   Pursuant to this agreement, Quintiles performs clinical trials and services, and other research and development services, as requested by the Company.  The Company is obligated to pay fees, expenses and pass through costs of Quintiles in accordance with work orders issued under the agreement.  The term of the agreement is for five years unless terminated sooner by the Company without cause upon 60 days written notice or by either party upon 30 days written notice of any breach of the agreement which is not cured within the 30 day notice.

Due to lack of funding, the Company was forced to terminate the Phase III clinical in September 2006.  A final work order was executed on January 25, 2007 to close-out the study and terminate the contract. Research and development expenses recognized with respect to work orders issued under the Master Service Agreement totaled $1.5 million for the year ended December 31, 2007.

(10)         Related Party Transactions

During March 2008, an executive officer loaned the Company $37 thousand. The interest free loan was paid in full as of September 30, 2008.

During the two years ended December 2008, the Company funded travel expenses of an executive officer not directly related to the Company’s business. Travel expenses paid by the Company on behalf of the officer totaled $14 thousand. In addition, during the year ended December 31, 2009, the Company advanced funds to the executive officer for travel and office expenses totaling $16,000.  Payments made to the Company by the employee and actual expenses incurred on the Company’s behalf totaled $10 thousand and $9 thousand for the years ended December 31, 2008 and 2009, respectively. Receivables in the amount of $5 thousand and $11 thousand have been recorded at December 31, 2008 and 2009, respectively.

Curaxis Pharmaceutical Corporation
(A Development Stage Corporation)

Notes to Financial Statements

(11)        Subsequent Events

From January through March 31, 2010, the Company raised $199 thousand through the sale of 1.0 million shares of common stock at $0.20 per share and the issuance of 129 thousand shares of common stock upon exercise of outstanding warrants at $0.10 per share.  These proceeds are net of expenses associated with warrants to be issued to outside consultants for services rendered in connection with the financing round totaling $17 thousand.

On February 8, 2010, the Company entered into an Agreement and Plan of Merger and Plan of Reorganization (the “Merger Agreement”) with Auto Search Cars Acquisition Corp., (“Acquisition Sub”) a Delaware corporation wholly owned by Auto Search Cars, Inc., (“Auto Search”) pursuant to which Acquisition Sub will be merged with and into the Company with the Company continuing as the surviving wholly-owned subsidiary of Auto Search. Upon completion of the transaction, Auto Search will change its name to Curaxis Pharmaceutical Corporation.

Auto Search will issue approximately 63,943,574 shares of its common stock to Curaxis shareholders in a stock-for-stock exchange for all outstanding shares of Curaxis common stock. In addition, each issued Curaxis Warrant (as defined in the Merger Agreement) shall be converted into warrants to purchase an equal number of shares of Auto Search’s common stock at the Exercise Price defined in the Company Warrants. Upon completion of the Merger, Curaxis shareholders will own approximately 89%, and the Auto Search shareholders will own approximately 11%, of the aggregate number of shares of common stock of the surviving Corporation.

In addition, the sole officer of Auto Search has agreed to cancel 181,285,000 shares of Auto Search common stock in exchange for payment of $100 thousand dollars and the issuance of 3,589,460 warrants to purchase common stock of the surviving corporation.

The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

On January 22, 2010 the Company and a Creditor reached a settlement agreement where by the Company will make payments totaling $900,000 over the next two years to satisfy, in full, its obligation. Further, the agreement restricts the Company from transferring or pledging its intellectual property without prior consent of the Creditor.  Immediately preceding the settlement balances recorded on the Company’s financial records with respect to this vendor account included accrued interest and notes payable of $135 thousand and $924 thousand, respectively. The company evaluated the settlement under Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Trouble Debt Restructuring, codified in ASC 470-60, Troubled Debt Restructuring by Debtors. A gain totaling $159 thousand was realized on the vendor settlement.

During 2009, one of the Company’s creditors filed a law suit against the Company relating to a claim for $45 thousand for services rendered in connection with the Company’s terminated Phase III clinical trial, VP-AD-301.  On March 3, 2010, the suit was dismissed with prejudice. As a result of the settlement, the Company recognized a gain of $45 thousand.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
OF AUTO SEARCH AND CURAXIS

The unaudited pro forma condensed combined financial statements presented below are based on the historical financial statements of Auto Search and Curaxis, adjusted to give effect to the acquisition of Auto search by Curaxis for accounting purposes. The unaudited pro forma adjustments are described in the accompanying notes presented on the following pages. These adjustments do not give effect to any synergies that may be realized as a result of the Merger, nor do they give effect to any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of the two companies. As provided in the Merger Agreement, the unaudited pro forma condensed combined financial statements assume that, at the effective time of the Merger, all of Auto Search’s common stock not subject to cancellation will convert into Curaxis common shares at the ratio of 1 to 1.

The unaudited pro forma condensed combined balance sheet as of March 31, 2010 gives effect to the proposed Merger as if it occurred on March 31, 2010 and combines the historical balance sheets of Auto Search and Curaxis as of March 31, 2010. The Curaxis balance sheet information was derived from its unaudited balance sheet as of March 31, 2010 included herein. The Auto Search balance sheet information was derived from its unaudited condensed balance sheet included in its Quarterly Report on Form 10Q for the quarterly period ended March 31, 2010, included herein.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2010 and the  year ended December 31, 2009 are presented as if the Merger was consummated on January 1, 2009, and combines the historical results of ASC and Curaxis for the  three months ended March 31, 2010 and the year ended December 31, 2009. The historical results of Curaxis were derived from its unaudited statement of operations for the three months ended March 31, 2010 and its audited statement of operations for the year ended December 31, 2009 included herein. The historical results of Auto Search were derived from its unaudited condensed statement of operations for the three months ended March 31, 2010 included in its Quarterly Report on Form 10Q for the quarterly period ended March 31, 2010 and its audited statement of operations included in its Annual Report on Form 10-K for the year ended December 31, 2009 and also included herein.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had ASC and Curaxis been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this proxy statement/prospectus. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements of Curaxis for the three months ended March 31, 2010  and for the year ended December 31, 2009 included herein, and the historical financial statements of Auto Search included in its Quarterly Report on Form 10Q for the quarterly period ended March 31, 2010, and the historical financial statements of Auto Search included in its Annual Report on Form 10-K for the year ended December 31, 2009, also included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

	March 31, 2010
	Auto Search	Curaxis	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
	(In thousands)

Assets
Current assets:
Cash, cash equivalents	$1	$418	$(100)	(A)	$239
			(80)	(Bi)
Accounts receivable from related parties		11			11
Prepaid expenses & other current assets		49			49
Total current assets	1	478	(180)		299

Property and equipment, net		-			-
Total assets	$1	$478	$(180)		$299

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7	$2,579	$		$2,586
Accrued expenses		1,156	(36)	(Bii)	1,120
Notes payable		2,348			2,348
Due to related party	14				14
Total current liabilities	21	6,083	(36)		6,068

Deferred purchase credit		500			500
Deferred revenue		1,727			1,727
Long-term debt		1,750			1,750
Total liabilities	21	10,060	(36)		10,045
Stockholders’ equity (deficit):
Preferred stock
Common stock	19	64	(18)	(A)	7
			(58)	(C)
Additional paid-in-capital	(11)	78,284	(82)	(A)	78,356
			(329)	(Biii)
			36	(Bii)
			428	(Biii)
			30	(C)
Accumulated deficit	(28)	(87,930)	(80)	(Bi)	(88,109)
			329	(Biii)
			(428)	(Biii)
			28	(C)
Total stockholders’ equity (deficit)	(20)	(9,582)	(144)		(9,746)

Total liabilities and stockholders’ equity (deficit)	$1	$478	$(180)		$299

Unaudited Pro Forma Condensed Combined Statement of Operations

	Three months ended March 31, 2010
	Auto Search	Curaxis	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
	(In thousands, except per share amounts)

Operating expenses:
Research and development	$	$20			$20
Selling and marketing
General and administrative	4	511	(83)	(Biii)	432
Total operating expenses	4	531	(83)		452
Operating loss	(4)	(531)	83		(452)
Gain on debt restructuring		204			204
Interest income (expense), net		(53)			(53)
Net income (loss)	$(4)	$(380)	83		$(301)
Net income (loss) per share-basic	$(0.00)	$(0.01)			$(0.00)
Net income (loss) per share-diluted	$(0.00)	$(0.01)			$(0.00)
Weighted average shares of common stock outstanding-basic	188,980	63,650			71,524
Weighted average shares of common stock outstanding- diluted	188,980	63,650			71,524

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2009
	Auto Search	Curaxis	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
	(In thousands, except per share amounts)

Operating expenses:
Research and development	$	$132			$132
Selling and marketing
General and administrative	9	1,077	(36) (246)	(Bii) (Biii)	804
Total operating expenses	9	1,209	(282)		936
Operating loss	(9)	(1,209)	282		(936)
Gain on debt restructuring		6,562			6,562
Interest income (expense), net		(366)			(366)
Net income (loss)	$(9)	$4,987	282		$5,260
Net income (loss) per share-basic	$(0.00)	$0.09			$0.08
Net income (loss) per share-diluted	$(0.00)	$0.08			$0.07
Weighted average shares of common stock outstanding-basic	2,077	57,699			66,705
Weighted average shares of common stock outstanding- diluted	2,077	60,701			73,769

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation
On February 8, 2010 Auto Search and Curaxis entered into the Merger Agreement pursuant to which Curaxis will merge with and into Auto Search. Auto Search will be the surviving corporation and will operate under the name Curaxis Pharmaceutical Corporation following the merger. Each outstanding share of Curaxis will be cancelled at the effective time of the merger and, in exchange therefore, Auto Search will issue shares of Auto Search common stock. Following the Merger, Curaxis stockholders will no longer have any interest in Curaxis, but will have an equity stake in Auto Search.  Immediately after the Merger, existing Auto Search stockholders are expected to represent 11% of the potential outstanding shares of Auto Search common stock and the former Curaxis stockholders are expected to own approximately 89% of the Auto Search common stock after giving effect to warrants issued in consideration of the Merger transaction.   The Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code. The Merger is subject to customary closing conditions.

Because Curaxis shareholders will own approximately 89% of the common stock of the combined company upon consummation of the Merger, Curaxis is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Auto Search will be recorded as of the merger closing date at their estimated fair values.

The unaudited pro forma condensed combined financial statements assume that, immediately prior to the effective time of the Merger, all of Curaxis common stock will convert into Auto Search common shares at the ratio of 1 to 1 and subject to further adjustment to account for the occurrence of certain events discussed elsewhere in this proxy statement/prospectus.

2.	Method of Accounting
In December 2007, the FASB amended FASB ASC Topic 805, Business Combinations , (“FASB ASC 805) (formerly FASB Statement No. 141(R), Business Combinations ), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and the goodwill acquired in an acquisition. FASB ASC 805 also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination.

ASC Topic 805 revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date, and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer’s equity instruments will be measured at the acquisition date, rather than an earlier measurement date (i.e. the merger announcement date). Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence costs), or, to the extent applicable, treated as a cost of issuing equity securities.

ASC Topic 805, as amended also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. However, as amended, the scope is broader than that of SFAS 141, which was applied to only business combinations in which control was obtained by transferring consideration. Since the transaction is expected to close after January 1, 2009, the application of ASC Topic 805, as amended, has been considered in arriving at the unaudited pro forma results.

3.	Pro Forma and Purchase Accounting Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to certain significant capital transactions occurring as a direct result of the proposed Merger and the acquisition of Auto Search by Curaxis for accounting purposes.

The pro forma adjustments are as follows:

(A) To reflect the cancelation of 181,285,000 shares of Auto Search common shares, par value $.0001, and consideration paid including $100,000 cash and the issuance of 3,589,460 warrants.  As stated by the Merger Agreement, the surviving Corporation will issue one common share for every one ordinary shares held by Auto Search shareholders for a total of 7,694,700 shares of the surviving corporation common stock.

Immediately following the effective time of the Merger and attributing ownership to warrants issued in consideration of the Merger, Curaxis shareholders will own approximately 89%, and Auto Search’s existing stockholders will own approximately 11%, of the common stock outstanding not giving consideration to dilutive warrants issued in connection with the transaction, of Curaxis, the surviving corporation.

(B) To reflect estimated costs to consummate the Merger and to register the shares issued in the Merger. Adjustment amount includes:

i.
Fees payable for investment banking services, legal, accounting, printing and other consulting services totaling $80 thousand that are not yet reflected in the historical results of Auto Search and Curaxis at March 31, 2010. These costs are not considered recurring costs of the combined corporation and accordingly, are not reflected in the pro forma Statement of Operations.

ii.
The estimated fair value of 179,096 shares of common stock to be issued by Curaxis in exchange for legal services. The fair value of the shares of common stock to be issued is based on $0.20 per share, equivalent to the pricing of the Company’s most recent Bridge round of financing.  The calculated fair value of $36 thousand is reflected in the historical financial statements of Curaxis.   This cost is directly related to the Merger transaction and not considered a recurring cost of the combined corporation. Accordingly, the cost has been excluded from the Pro Forma Statement of Operations.

iii.
The estimated fair value of warrants to be issued by Curaxis for investment advisory services rendered in connection with the Merger transaction. The total number of warrants to be issued by Curaxis is 2,149,148 with an estimated fair value of $428 thousand.   The fair value of the warrants to be issued by Curaxis for investment advisory services rendered was determined using a Black-Scholes valuation model in accordance with ASC 505-50 Equity-Based payments to Non-Employees.  Assumptions used in the underlying calculation included a risk-free interest rate of 2.34%, expected term of 5 years, expected volatility of 100% and expected dividends of 0%.    At December 31, 2009, Curaxis had amortized $246 thousand of the expense associated with the warrants.  In addition, a prepaid balance of $83 thousand was recorded.  During the three month period ended March 31, 2010, the remaining prepaid balance of $83 thousand was amortized; the expense recognized associated with the warrants to be issued through the cumulative period ended March 31, 2010 totaled $329 thousand. The cost associated with the warrants is directly related to the Merger transaction and should not be reflected in the Pro forma Statement of Operations of the combined company.  Accordingly, we have excluded the costs previously recorded on the historical financial statements and reflected the full cost associated with the transaction through  additional paid –in-capital and accumulated deficit.

(C) To reflect the recapitalization of the capital structure as a result of the merger. Upon completion of the Merger, 71,817,370 shares of common stock of the parent corporation, par value of $.0001, will be outstanding. The following table sets forth the calculation of the number of shares outstanding upon completion of the merger.  The table does not reflect the exercise of 29,628 warrants for the purchase of common stock by existing shareholders of Curaxis which occurred subsequent to March 31, 2010 through April 30, 2010.  These transactions occurred within the normal course of business and did not occur as a direct result of the proposed Merger:

	at March 31, 2010
	Auto Search	Curaxis	Pro Forma Adjustments	Pro Forma Combined
	(In thousands)
Shares of common shares outstanding	188,980	63,944		252,924
Cancellation of 181,285,000 shares of Auto Search common shares as disclosed in Note 3	-	-	(181,285)	(181,285)
Common shares to be issued for legal services to be rendered in connection with the Merger transaction	-	-	179	179
	188,980	63,944	(181,106)	71,818

4.	Pro Forma Earnings per Share

In accordance with SFAS No. 128, Earnings per Share (“SFAS No. 128”), codified in ASC 260, basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed similarly to basic net loss per share, except that the denominator is increased to include all potential dilutive common shares, including outstanding options and warrants. Potentially dilutive common shares have been excluded from the diluted loss per common share computation for the three month period ended March 31, 2010 because such securities have an anti dilutive effect on the pro forma combined loss per share due to the net losses reported for Auto Search and Curaxis for the respective period.

The following tables set forth reconciliations of the number of shares used in the pro forma basic and diluted EPS computation for the year ended December 31, 2009 and the three months ended March 31, 2010. All warrants and shares issued in connection with the transaction are considered issued and outstanding at January 1, 2009:

	at March 31, 2010
	Auto Search	Curaxis	Pro Forma Adjustments	Pro Forma Combined
	(In thousands)
Weighted average common shares outstanding	188,980	63,650		252,630
Cancellation of 181,285,000 shares of Auto Search common shares as disclosed in Note 3	-	-	(181,285)	(181,285)
Common shares to be issued for legal services to be rendered in connection with the Merger transaction	-	-	179	179
Weighted average shares of common stock outstanding-basic	188,980	63,650	(181,106)	71,524

	at December 31, 2009
	Auto Search	Curaxis	Pro Forma Adjustments	Pro Forma Combined
	(In thousands)
Weighted average common shares outstanding	2,077	57,699		59,776
91 to 1 forward share split of the common stock of Auto Search, $.0001 par value per share, effective January 12, 2010	-	-	186,903	186,903
Cancellation of 181,285,000 shares of Auto Search common shares as disclosed in Note 3	-	-	(181,285)	(181,285)
Additional shares of common stock of Curaxis issued subsequent to December 31, 2009 as part the Bridge Financing initiated by Curaxis in 2009		1,132		1,132
Common shares to be issued for legal services to be rendered in connection with the Merger transaction	-	-	179	179
Weighted average shares of common stock outstanding-basic	2,077	58,831	5,797	66,705
Dilutive securities Options and warrants	-	3,002		3002
Dilutive warrants to be issued in consideration for the cancellation of 181,285,000 shares of Auto Search common shares	-	-	3,572	3,572
Dilutive warrants to be issued in consideration for the investment advisory services rendered in connection with the transaction	-	-	490	490
	2,077	61,833	9,859	73,769

Auto Search Cars, Inc.

63,964,202 Shares of Common Stock

PROSPECTUS

July 21, 2010